Exhibit 10.1
EXECUTION COPY
PURCHASE AND SALE AGREEMENT
Dated February 27, 2009
BETWEEN
TEXTRON INC., AS U.S. SELLER
TEXTRON LIMITED, AS U.K. SELLER
WOODWARD GOVERNOR COMPANY, AS U.S. PURCHASER
AND
WOODWARD (U.K.) LIMITED, AS U.K. PURCHASER
THIS PURCHASE AND SALE AGREEMENT IS SUBJECT TO REVISION BY THE SELLER AT ANY TIME AND MUST BE KEPT CONFIDENTIAL IN ACCORDANCE WITH THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BETWEEN THE RECIPIENT OF THIS AGREEMENT AND THE SELLER

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LIST OF EXHIBITS

Exhibit 1.2(e)	Assignment of U.K. Leases
Exhibit 2.2(a)(vi)	Form of Release
Exhibit 2.2(a)(viii)	Transition Agreement
Exhibit 8.6	Covenant and Environmental Restriction on Santa Clarita Real Property
Exhibit 9.6	Claims Management Agreement

LIST OF SCHEDULES

Schedule 1	Business of Company
Schedule 1.4	GAAP Consistently Applied
Schedule 2.2(a)(i)	Resigning Directors
Schedule 3.3(b)	Actions of Company and Conduct of Business
Schedule 3.3(c)	Capital Expenditures Budget
Schedule 3.4(a)	Guarantees
Schedule 3.4(b)	Specified Leases
Schedule 3.11	Hiring of Company’s and U.K. Seller’s Employees
Schedule 4.5	Corporate Action and Authority; No Conflict
Schedule 4.6(a)	Financial Statements
Schedule 4.7(a)	Owned Real Property
Schedule 4.7(b)	Other Encumbrances on Real Property
Schedule 4.7(c)	Leased Real Property
Schedule 4.7(d)	Encumbrances on Leased Real Property
Schedule 4.9(a), Part 1	Material Contracts
Schedule 4.9(a), Part 2	Affiliate Contracts
Schedule 4.9(a), Part 3	Third Party Contracts
Schedule 4.9(a), Part 4	Assumed Contracts
Schedule 4.9(b)	Certain Contracts
Schedule 4.9(c)	Contract Breaches and Defaults
Schedule 4.9(d)	Renegotiated and Prospective Contracts
Schedule 4.9(e)	U.K. Seller Performance of Assumed Contracts
Schedule 4.9(g)	Affiliate Contracts
Schedule 4.10(a)	Litigation
Schedule 4.10(b)	Orders
Schedule 4.10(c)	Termination Claims
Schedule 4.11(a)	Compliance with Law
Schedule 4.12	Employee Benefit Plans
Schedule 4.13	Intellectual Property Rights
Schedule 4.15(b)	Compliance with Environmental and Safety Requirements and Permits
Schedule 4.15(c)	Actions Related to Environmental and Safety Requirements
Schedule 4.15(d)	Governmental Notices or Approval Requirements Related to Permits
Schedule 4.16(a)	Tax Returns and Payments
Schedule 4.17	Labor Matters
Schedule 4.18	Assets of the Business; Intercompany Services
Schedule 4.19	Undisclosed Liabilities; Selling Expenses

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Schedule 4.21	Product Warranties
Schedule 4.22	Product Liability
Schedule 4.23	Absence of Certain Changes and Events
Schedule 4.24	Government Contracts and Bids
Schedule 6.8	Consents
Schedule 9.1	U.K. Employees
Schedule 9.3(a)(v)	Actuarial Assumptions and Methods
Schedule 9.3(a)(v)	Schedule of Participants
Schedule 9.9	Retention
Schedule 10.5	Additional Covenants
Schedule 14.1	Indemnification
Schedule 15.1	Tax Sharing
Schedule 15.12(a)	Section 338 Election
Schedule 15.12(b)	Tax Detriment

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DEFINITIONS
Definitions. The following terms which appear in this Agreement are defined in the following Sections:

Term	Section

AAA	Section 1.5(b)
Accounting Arbitrator	Section 1.5(b)
Accounts Receivable	Section 1.2(a)(iv)
Acquired Entity	Section 10.3(a)(ii)
Actuary Arbitrator	Section 9.3(c)
Affiliate	Section 1.1
Agreement	Preamble
Allocation Arbitrator	Section 15.12(a)
Antitrust Division	Section 3.2(b)
Arbitration Rules	Section 1.5(b)
Assumed Contracts	Section 1.2(a)(v)
Assumed Liabilities	Section 1.2(c)
Assumption Notice	Section 14.3(a)(ii)
Business	Recitals
CGTI	Section 4.24(a)(ii)
Claim	Section 14.3(a)(i)
Claim Notice	Section 14.3(a)(i)
Claim Response	Section 14.3(a)(ii)
Claim Threshold Amount	Section 14.4(a)
Claims Management Agreement	Section 9.6
Closing	Section 2.1
Closing Date	Section 2.1
Closing Net Indebtedness	Section 1.5(a)(i)
Closing Net Working Capital	Section 1.5(a)(i)
Closing Statement of Indebtedness	Section 1.5(a)(i)
Closing Statement of Working Capital	Section 1.5(a)(i)
Closing Statements	Section 1.5(a)(ii)
COBRA Coverage	Section 9.10
Code	Section 4.12(c)
Common Stock	Section 4.2
Company	Recitals
Confidentiality Agreement	Section 3.1
Contemplated Transactions	Section 3.2(a)
Controversy	Section 16.8
currently realizable	Section 14.3(c)
Damages	Section 14.1
Defense Costs	Section 14.3(a)(iii)
Dispute Notice	Section 1.5(b)
DOL	Section 4.12(d)

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Term	Section

Domain Names	Section 4.13(b)
E&Y	Section 1.5(a)(i)
Employee Benefit Plans	Section 4.12(a)
Employees	Section 9.1
Employment Liabilities	Section 9.13
Encumbrances	Section 4.7(a)
Environmental and Safety Requirements	Section 4.15(b)
Environmental Damages	Section 8.1(a)
Environmental Response Actions	Section 8.4
ERISA	Section 4.12(a)
Estimated Net Indebtedness	Section 1.4(a)
Estimated Net Working Capital	Section 1.4(a)
Estimated Statement	Section 1.4(a)
Final Form 8883	Section 15.12(a)
Former Employees	Section 9.1
FSA Transition Date	Section 9.8
FTC	Section 3.2(b)
GAAP	Section 1.4(b)(i)
GAAP Consistently Applied	Section 1.4(b)(i)
Global Business	Recitals
Global Cap	Section 14.4(a)
Global Deductible	Section 14.4(a)
Government Bid	Section 4.24(a)(i)
Government Contract	Section 4.24(a)(ii)
Governmental Body	Section 4.24(a)(iii)
Gross Proceeds	Section 1.1
Guaranteed Obligation	Section 3.4
Guarantees	Section 3.4
Hazardous Substances	Section 4.15(a)
HMRC	Section 1.6
HSR Act	Section 3.2(a)
including	Section 16.10
including, but not limited to	Section 16.10
including without limitation	Section 16.10
Income Tax	Section 15.13(a)
Indebtedness	Section 1.4(b)(ii)
Indemnified Party	Section 14.3(a)(i)
Indemnifying Party	Section 14.3(a)(i)
Indemnity Claim	Section 14.3(c)
Independent Actuary Firm	Section 9.3(c)
Injured Party	Section 16.14
Injuring Party	Section 16.14
Intellectual Property Rights	Section 4.13(a)
Intercompany Claims	Section 14.4(d)
Interest Rate	Section 1.5(f)(i)
IRS	Section 4.12(d)

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Term	Section

Law	Section 4.11(a)
Leased Real Property	Section 4.7(c)
Leases	Section 4.7(c)
Material Adverse Effect	Section 4.1(b)
Material Contracts	Section 4.9(a)(iv)
Matters	Section 3.10
Net Indebtedness	Section 1.4(b)(iii)
Net Working Capital	Section 1.4(b)(iv)
New Information Assumption Notice	Section 14.3(a)(ii)(E)
New Information Notice	Section 14.3(a)(ii)(C)(6)
New Matter	Section 3.10
Non-Purchased Affiliate	Section 1.5(d)
Notice	Section 16.8
Notice of Dispute	Section 15.14
Order	Section 4.10(b)
Outside Date	Section 6.1
Owned Real Property	Section 4.7(a)
PBGC	Section 4.12(d)
Permits	Section 4.15(b)
Permitted Encumbrances	Section 4.7(a)
Pre-Closing Tax Periods	Section 15.2(a)
Pre-Existing Matter	Section 3.10
Pro Forma Financial Statements	Section 4.6(a)
Purchase Price	Section 1.1
Purchased Assets	Section 1.2(a)
Purchaser Covenantee	Schedule 10.5
Purchaser FSAs	Section 9.8
Purchaser’s Companion Defined Contribution Plan	Section 9.3(a)(ii)
Purchaser’s Hourly Pension Plan	Section 9.3(a)(iii)
Purchaser’s Salaried Pension Plan	Section 9.3(a)(i)
Purchaser’s Trustee	Section 9.3(a)(iv)
Purchasers	Preamble
Real Property	Section 4.7(e)
Reference Balance Sheet	Section 4.6(a)
Reference Statement of Working Capital	Section 4.6(a)
Related Documents	Section 4.5
Release	Section 2.2(a)(vi)
Representatives	Section 3.1
Required Regulatory Approvals	Section 3.2(a)
Reservation Notice	Section 14.3(a)(ii)(C)
Reserved Claim	Section 14.3(a)(ii)(C)
Response	Section 16.8
Response Period	Section 14.3(a)(ii)
Restricted Business	Section 10.3(a)
Restricted Portion	Section 10.3(a)(ii)
Retained Assets	Section 1.2(b)

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Term	Section

Retained Liabilities	Section 1.2(d)
Retention Payment	Section 9.9
Return	Section 15.13(b)
Santa Clarita Real Property	Section 8.1(b)(ii)
Schedule 14.1 Damages	Schedule 14.1
Schedule Update	Section 3.10
Schedules	Article IV
Seller FSAs	Section 9.8
Seller Fundamental Representations	Section 14.4(a)
Seller Names	Section 10.2
Seller’s Acquisition	Section 10.3(a)(ii)
Seller’s Companion Defined Contribution Plan	Section 9.3(a)(ii)
Seller’s FAS 87 Audit Disclosure	Section 9.3(a)(v)
Seller’s Hourly Master Pension Benefit Plan	Section 9.3(a)(iii)
Seller’s Pension Plans	Section 9.3(a)(iii)
Seller’s Salaried Pension Benefit Plan	Section 9.3(a)(i)
Seller’s Trustee	Section 9.3(a)(iv)
Sellers	Preamble
Sellers’ Group	Section 15.13(e)
Selling Expenses	Section 4.19(b)
Share Encumbrances	Section 4.3(a)
Shares	Section 4.2
Specified Leases	Section 3.4
Specified Real Property Leases	Section 3.4
Target Net Working Capital	Section 1.4(b)(v)
Tax	Section 15.13(c)
Tax Benefit	Section 14.3(c)
Tax Detriment	Section 15.12(b)
Tax Dispute Accountant	Section 15.14
Termination Claims	Section 4.10(c)
to Sellers’ Knowledge	Section 16.12
Trade Materials	Section 10.2
Transfer Taxes	Section 15.13(d)
Transition Agreement	Section 2.2(a)(viii)
TUPE	Section 4.9(f)
TUPE Information Schedule	Section 4.17(b)(i)
Twenty Day Period	Section 15.12(a)
U.K. Business	Recitals
U.K. Employees	Section 9.1
U.K. Properties	Section 1.2(e)
U.K. Purchaser	Preamble
U.K. Seller	Preamble
U.S. Purchaser	Preamble
U.S. Seller	Preamble
Unassignable Contracts	Section 3.5
VAT	Section 1.6
VAT Order	Section 1.6
WARN Act	Section 4.17(a)

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PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT, is entered into as of February 27, 2009 (“Agreement”), by and among TEXTRON INC., a Delaware corporation having its principal place of business at 40 Westminster Street, Providence, Rhode Island (“U.S. Seller”), TEXTRON LIMITED, a company incorporated and registered in England and Wales with company number 02657253, whose registered office is at 23 Bedford Row, London, England WC1R 4EB (“U.K. Seller” and, together with U.S. Seller, the “Sellers” ), Woodward Governor Company, a Delaware corporation having its principal place of business at 1000 East Drake Road, Fort Collins, Colorado (“U.S. Purchaser”), and Woodward (U.K.) Limited, a company registered in England and Wales with company number 6829573 and whose registered office is at 19D Brighouse Court, Barnwood, Gloucester, England (“U.K. Purchaser” and together with U.S. Purchaser, the “Purchasers”).
RECITALS
A. U.S. Seller owns all of the issued and outstanding Shares, as hereinafter defined, of HR TEXTRON INC., a Delaware corporation (“Company”).
B. The Company’s business (the “Business”) is comprised of the following product lines, products and related services, including in each case the design, manufacture, sale (including aftermarket sales) and support services of such products: (1) Weapons and Space Controls - electromechanical flight control actuators for the defense and space industries; (2) Aircraft Controls — electrohydraulic actuators, hydromechanical actuators and electromechanical actuators for the military and commercial aircraft and general aviation industries; (3) Servo Controls - servovalves for flight controls, engine fuel and landing gear systems for the military and commercial aircraft industries; (4) Turret Controls — hydraulic turret control systems, including software, for the military aircraft and armored vehicle industries; and (5) Fuel and Pneumatics - valves, actuators and reservoirs incorporated into OEM systems for the military and commercial aircraft industries.
C. U.K. Seller’s HR Textron division is involved in the business of assembling, repairing, maintaining and selling servovalves for use in commercial and military aircraft controls, anti-submarine and anti-surface ship warfare and turret controls (the “U.K. Business,” and together with the Business, the “Global Business”).
D. U.S. Purchaser desires to purchase and U.S. Seller desires to sell the Shares, on the terms and conditions set forth herein.
E. U.K. Purchaser desires to purchase the Purchased Assets and assume the Assumed Liabilities, and U.K. Seller desires to sell the Purchased Assets and assign the Assumed Liabilities on the terms and conditions set forth herein.

AGREEMENT
In consideration of the premises and of the mutual agreements hereinafter set forth, the parties hereto agree as follows:
ARTICLE I
Purchase and Sale
1.1. Purchase of Shares from U.S. Seller. On the terms and subject to the conditions set forth in this Agreement, at the Closing, U.S. Seller shall sell, transfer, convey, assign and deliver to U.S. Purchaser or Affiliates of U.S. Purchaser (such Affiliates to be designated by U.S. Purchaser at least five (5) business days prior to the Closing Date), free and clear of all Share Encumbrances, as hereinafter defined, and U.S. Purchaser or such Affiliates shall purchase, acquire and accept from U.S. Seller, all of the rights, title and interest of U.S. Seller in and to the Shares. At the Closing, U.S. Seller shall deliver to U.S. Purchaser a certificate evidencing the Shares duly endorsed for transfer and with all transfer stamps attached and such other instruments as may be reasonably requested by U.S. Purchaser to transfer full legal and beneficial ownership of the Shares to U.S. Purchaser, free and clear of all Share Encumbrances. The term “Affiliate”, as to any person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such person.
1.2. Purchase of Assets and Assumption of Liabilities from U.K. Seller.
(a) Assets to be Transferred. On the terms and subject to the conditions set forth in this Agreement, at the Closing U.K. Seller shall sell, transfer, convey, assign and deliver with full title guarantee (as defined in the U.K. Law of Property (Miscellaneous Provisions) Act of 1994) to U.K. Purchaser or Affiliates of U.K. Purchaser (such Affiliates to be designated at least five (5) business days prior to the Closing Date by U.K. Purchaser), free and clear of all Encumbrances other than Permitted Encumbrances, and U.K. Purchaser or such Affiliates shall purchase, acquire and accept from U.K. Seller, all of the rights, title and interest of U.K. Seller in and to the U.K. Business and all of the properties, assets, claims, interests and rights of every nature, kind and description, tangible and intangible (including, without limitation, goodwill), whether real, personal or mixed (other than the Retained Assets) to the extent relating to, used by or held primarily for the benefit of the U.K. Business (collectively, the “Purchased Assets”), with a view to carrying on the U.K. Business as a going concern, including the following assets:
(i) all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than inventories) of every kind owned or leased by U.K. Seller (wherever located and whether or not carried on U.K. Seller’s books) to the extent primarily used, or intended to be primarily used, in connection with the U.K. Business as at the Closing Date, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof, and all maintenance records and other documents relating thereto;
(ii) all inventories of U.K. Seller to the extent related primarily to the U.K. Business as at the Closing Date;
(iii) all of the intellectual property owned by U.K. Seller to the extent used primarily in connection with the U.K. Business, excluding all intellectual property rights in the trade mark and trade name “Textron” whether used alone or in conjunction with “HR”;

(iv) (A) all trade accounts receivable and other rights to payment to the extent related primarily to the U.K. Business as at the Closing Date, and the full benefit of all security for such accounts or rights to payment, (B) all other accounts or notes receivable of U.K. Seller as at the Closing Date to the extent generated or obtained in connection with the U.K. Business and the full benefit of all security for such accounts or notes, and (C) any claim, remedy or other right related to any of the foregoing (collectively, the “Accounts Receivable”);
(v) all of the contracts, engagements, licenses, leases, guarantees and other commitments relating exclusively to and forming part of the U.K. Business as at the Closing Date and all outstanding offers or solicitations made by or to U.K. Seller as at the Closing Date to enter into any of the foregoing but not contracts of employment or offers of employment in respect of the U.K. Business, which shall be dealt with in accordance with Sections 9.5(b) and 9.13 (the “Assumed Contracts”);
(vi) to the extent transferable, all approvals, consents, ratifications, waivers and other authorizations, licenses, registrations or permits issued, granted, given or otherwise made available by or under the authority of any governmental body or pursuant to any legal requirement to the extent related primarily to the U.K. Business as at the Closing Date, and all pending applications or renewals with respect to each of the foregoing;
(vii) the books, accounts and records relating exclusively to the U.K. Employees, lists of customers and suppliers, and all the other documents, papers and records relating exclusively to the U.K. Business or any of the Purchased Assets, save for those (including in relation to VAT) which U.K. Seller is required to retain by law;
(viii) the goodwill in connection with the U.K. Business, together with the exclusive right for the U.K. Purchaser to carry on the U.K. Business and to represent itself as carrying on the U.K. Business in succession to U.K. Seller;
(ix) all claims of U.K. Seller as at the Closing Date against third parties to the extent relating to the Purchased Assets or Assumed Liabilities;
(x) all rights of U.K. Seller as at the Closing Date relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof to the extent related primarily to the U.K. Business;
(xi) all insurance claims of U.K. Seller to the extent relating primarily to the Purchased Assets or Assumed Liabilities as of the Closing Date; and
(xii) all of U.K. Seller’s telephone numbers, facsimile numbers and email addresses and listings used exclusively in connection with the U.K. Business as at the Closing Date; provided, however, that all email addresses containing any form of the name “Textron” alone or in combination with other characters shall not constitute Purchased Assets and shall be governed by the provisions of Section 10.2.

(b) Retained Assets. Notwithstanding anything in this Agreement to the contrary, U.K. Seller shall retain all the assets and rights other than the Purchased Assets (collectively, the “Retained Assets”), including the following assets, and the U.K. Purchaser shall in no way be construed to have purchased or acquired (or to be obligated to purchase or to acquire) any interest whatsoever in any of the Retained Assets:
(i) all assets of U.K. Seller to the extent not relating to, used by or held primarily for the benefit of the U.K. Business;
(ii) all cash and cash equivalents (including marketable securities) of U.K. Seller;
(iii) U.K. Seller’s rights in the trade mark and trade name “Textron” whether used alone or in combination with “HR”;
(iv) any rights of U.K. Seller with respect to any Tax refunds or credits;
(v) U.K. Seller’s Tax Returns;
(vi) U.K. Seller’s minute books and related records (including VAT records) of U.K. Seller that it is required to retain pursuant to any applicable Law or for record keeping purposes; provided that U.K. Seller shall permit U.K. Purchaser access to such books and records as provided in Section 10.1; and
(vii) the employment records related to any employee of U.K. Seller who is not employed by U.K. Purchaser after the Closing Date.
(c) Assumed Liabilities. Concurrently with the Closing, U.K. Purchaser shall assume and become responsible for, and shall thereafter pay, perform and discharge as and when due only the following liabilities of U.K. Seller (collectively, the “Assumed Liabilities”):
(i) all accounts payable and accrued expenses of U.K. Seller to the extent reflected on the Reference Balance Sheet (excluding Indebtedness of U.K. Seller, Selling Expenses and Taxes) and all accounts payable and accrued expenses (excluding any Indebtedness of U.K. Seller, Selling Expenses and Taxes) of U.K. Seller incurred since the date of the Reference Balance Sheet in connection with the U.K. Business and arising in the ordinary course of business;
(ii) subject to Section 3.6, all liabilities and obligations of U.K. Seller arising under or related to the Assumed Contracts; and
(iii) all product liability claims relating to finished goods inventory and work-in-process, whether or not in actual use by the purchaser or present owner, but limited to claims with an occurrence date on or after Closing.
(d) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by U.K. Seller and are not assumed by U.K. Purchaser. “Retained Liabilities” shall mean every liability of U.K. Seller other than the Assumed Liabilities.

(e) Assignment of U.K. Leases. The provisions of Exhibit 1.2(e) shall apply to the transfer of the U.K. Leases and in the event of any conflict between the provisions of Exhibit 1.2(e) and the remainder of this Agreement, Exhibit 1.2(e) shall take precedence.
1.3. Purchase Price. In full consideration for the transfer of the Shares, the U.K. Business and the Purchased Assets, Purchasers shall pay Sellers U.S.$365,000,000 (the “Gross Proceeds”) subject to adjustment pursuant to Sections 1.4 and 1.5 (such adjusted amount, the “Purchase Price”) and U.K. Purchaser shall assume the Assumed Liabilities. At the Closing, Purchasers shall transfer to a bank account or bank accounts designated by Sellers, an amount equal to the Gross Proceeds plus or minus the adjustment set forth in Section 1.4(c), minus the aggregate amount of Estimated Net Indebtedness as set forth on the Estimated Statement.
1.4. Estimated Adjustments.
(a) Estimated Statement. Within five (5), but no fewer than three (3), business days before the Closing Date, U.S. Seller will prepare, or cause to be prepared, and deliver to U.S. Purchaser a statement (the “Estimated Statement”) setting forth a good faith estimate, as of the Closing Date, of (i) the Net Working Capital (such estimate, the “Estimated Net Working Capital”) prepared in accordance with GAAP Consistently Applied and (ii) the aggregate amount of Net Indebtedness (the “Estimated Net Indebtedness”). The Estimated Statement will be subject to U.S. Purchaser’s approval, which will not be unreasonably withheld, conditioned or delayed. If U.S. Purchaser and U.S. Seller cannot agree on the Estimated Net Working Capital or the Estimated Net Indebtedness, then U.S. Seller’s estimated values of such items, proposed in good faith, will be the estimated values of such items used only for purposes of calculating the closing payment described in Section 1.3 of this Agreement and will be subject to post-closing adjustments as set forth in Section 1.5 of this Agreement. U.S. Seller will promptly provide U.S. Purchaser with such documents and information as U.S. Purchaser reasonably requests in connection with its review of the Estimated Statement.
(b) Definitions. As used in this Agreement, the following terms will have the following meanings:
(i) “GAAP Consistently Applied” means United States generally accepted accounting principles (“GAAP”), except as set forth on Schedule 1.4, as consistently applied by U.S. Seller.
(ii) “Indebtedness” means, without duplication, the Global Business’s (A) obligations, including principal and interest, with respect to borrowed money outstanding as of the time indicated, together with all prepayment premiums or penalties and other amounts becoming due as a result of the Contemplated Transactions, (B) payment obligations evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) which are not evidencing trade payables, (C) payment obligations of money relating to leases that U.S. Seller or U.K. Seller have classified as a capitalized lease obligation in accordance with GAAP Consistently Applied, (D) payment obligations for the deferred purchase price for purchases of property outside the ordinary course of business arising in connection with transactions occurring prior to the Closing which are not evidencing trade payables, (E) unfunded obligations under any employee retirement benefit plan,

(F) off-balance sheet financing in existence immediately before the Closing, determined in accordance with Financial Accounting Standards Board Financial Interpretation No. 46R, Consolidation of Variable Interest Entities, and (G) indebtedness of the type referred to in clauses (A) through (F) above of any person other than the Global Business in existence at the time indicated which is either guaranteed by, or secured by a security interest upon any property owned by, the Global Business. For purposes of this Agreement, Indebtedness includes (x) any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any indebtedness of the Global Business, (y) bank account overdrafts of the Global Business and (z) any and all amounts owed by the Global Business to its Affiliates. For the avoidance of doubt, Indebtedness shall not include (i) trade or similar accounts payable incurred in the ordinary course of business (including, without limitation, trade or other accounts payable from or to the Global Business, on the one hand, and U.S. Seller or U.K. Seller or a Non-Purchased Affiliate, on the other hand), (ii) all “cut” but uncashed checks issued by the Global Business, (iii) accrued liabilities which are not interest bearing obligations, except as specifically set forth in clauses (A) through (E) above, (iv) all liabilities required to be recognized in financial statements under Financial Accounting Statement No. 106 in excess of $1,440,000 and (v) letters of credit or any obligation secured by a letter of credit.
(iii) “Net Indebtedness” means, as of the time in question, all Indebtedness minus all cash and cash equivalents.
(iv) “Net Working Capital” shall mean, as of a date, an amount equal to: (a) the combined total current assets of the Global Business less (b) the combined total current liabilities of the Global Business, excluding Transfer Taxes and liabilities under retention agreements, as shown on the Reference Statement of Working Capital, in the Estimated Net Working Capital portion of the Estimated Statement, or the Closing Statement of Working Capital, as applicable; provided, however, that “Net Working Capital” shall be calculated in accordance with GAAP Consistently Applied.
(v) “Target Net Working Capital” means $75,300,000.
(c) Estimated Net Working Capital Adjustment. If the Estimated Net Working Capital is less than the Target Net Working Capital, then the payment to Sellers provided in Section 1.3 will be reduced by the amount of such shortfall, subject to further adjustment as provided in Section 1.5. If the Estimated Net Working Capital is greater than the Target Net Working Capital, then the payment to Sellers provided in Section 1.3 will be increased by the amount of such excess, subject to further adjustment as provided in Section 1.5.

1.5. Post-Closing Adjustments.
(a) Closing Statements.
(i) As soon as practicable, but in any event not more than ninety (90) days after the Closing Date, unless otherwise extended by the mutual agreement of U.S. Seller and U.S. Purchaser, U.S. Seller will cause to be prepared and delivered to U.S. Purchaser (A) a statement (the “Closing Statement of Working Capital”), setting forth, as of the Closing Date, the Net Working Capital (the “Closing Net Working Capital”); and (B) a statement (the “Closing Statement of Indebtedness”) setting forth, as of the Closing Date, the aggregate amount of the Net Indebtedness (the “Closing Net Indebtedness”); together with an audit report of Ernst & Young, LLP, independent accountants of Seller and Company (“E&Y”), to the effect that the Closing Net Working Capital and the Closing Net Indebtedness have been calculated in accordance with this Agreement and the Closing Statement of Working Capital has been prepared in accordance with GAAP Consistently Applied.
(ii) For purposes of U.S. Seller’s preparation of the Closing Statement of Working Capital and the Closing Statement of Indebtedness (collectively, the “Closing Statements”), U.S. Purchaser (A) shall cause the Vice President of Finance (or comparable officer) of Company to provide or cause to be provided to U.S. Seller, within ten (10) days after the Closing Date, a balance sheet as of the Closing Date, along with a copy of all data and supporting documentation reasonably necessary for preparation of the Closing Statements, including financial information normally submitted by Company to U.S. Seller using its Hyperion Financial Management System; and (B) shall not prevent the appropriate members of management of Company from providing (and shall request that they provide), within five (5) days after the request of U.S. Seller therefor, customary management representation letters to E&Y for purposes of E&Y’s audit report on the Closing Statement of Working Capital. All costs and expenses incurred by U.S. Seller in connection with the preparation, delivery and audit of the Closing Statements shall be borne by Sellers. Purchasers shall make available all reasonable books, records and personnel for U.S. Seller to prepare the Closing Statements.
(b) Acceptance or Dispute; Resolution. U.S. Purchaser may dispute any amount reflected on the Closing Statement of Working Capital or the Closing Statement of Indebtedness; provided, however, that any dispute of any amounts reflected on the Closing Statement of Working Capital must involve a proposed adjustment (i) of $100,000 or more with respect to any single item or series of items arising from the same or substantially the same facts and (ii) of $1,000,000 or more in the aggregate (not taking into account those single items or series of items arising from the same or substantially the same facts determined to be less than $100,000); provided, further, that U.S. Purchaser shall notify U.S. Seller in writing (the “Dispute Notice”) of each disputed item within forty-five (45) days of U.S. Purchaser’s receipt of the Closing Statements, specifying the amount thereof in dispute and setting forth, in reasonable detail, the following: (i) (A) with respect to each disputed item in the Closing Statement of Working Capital, why U.S. Purchaser believes such amount was not prepared on a basis consistent with GAAP Consistently Applied and (B) with respect to each item disputed in the Closing Statement of Indebtedness, why U.S. Purchaser believes the amount of Net Indebtedness reflected therein was not prepared on a basis consistent with this Agreement, and (ii) the amount of each such disputed item as determined by the U.S. Purchaser. U.S. Purchaser shall submit only one (1) Dispute Notice with respect to the Closing Statements containing all disputed items with respect thereto. If U.S. Purchaser does not deliver a Dispute Notice within forty-five (45) days after the date of receipt by U.S. Purchaser of the Closing Statements, the Closing Statements delivered by U.S. Seller to U.S. Purchaser shall be deemed to be final, conclusive and binding on the parties. In the event U.S. Purchaser delivers to U.S. Seller a Dispute Notice within the required time, U.S. Purchaser and U.S. Seller shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If U.S.

Purchaser and U.S. Seller are unable to reach a resolution with such effect within fifteen (15) days of the receipt by U.S. Seller of the Dispute Notice, on the written demand of U.S. Purchaser or U.S. Seller, the items remaining in dispute shall be submitted for resolution to a senior partner of PricewaterhouseCoopers agreed to by U.S. Seller and U.S. Purchaser (the “Accounting Arbitrator”) who shall arbitrate any such disputes. The Accounting Arbitrator shall determine whether, with respect to the disputed items, the Closing Statements were prepared (I) with regard to the Closing Statement of Working Capital, on a basis consistent with GAAP Consistently Applied, and (II) with regard to the Closing Statement of Net Indebtedness, on a basis consistent with this Agreement. Within sixty (60) days after his or her appointment, the Accounting Arbitrator shall make a final written determination and award, upon such remaining disputed items (provided, however, that the Accounting Arbitrator shall not make an award that includes an adjustment for a disputed item in an amount in excess of the amount actually claimed by U.S. Purchaser in respect of such item in the Dispute Notice or that is inconsistent with this Section 1.5), and such determination and award shall be final, binding and conclusive on the parties hereto, and may be entered and enforced in any court having jurisdiction. All fees and expenses of the Accounting Arbitrator in resolving the dispute shall be allocated between U.S. Purchaser and U.S. Seller such that the amount paid by U.S. Purchaser bears the same proportion that the aggregate dollar amount unsuccessfully disputed by U.S. Purchaser bears to the total dollar amount of the disputed items that were submitted for resolution to the Accounting Arbitrator, and U.S. Seller shall pay the balance. The arbitration shall be held in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Arbitration Rules”), except as modified herein. If U.S. Seller and U.S. Purchaser fail to agree on an Accounting Arbitrator within fifteen (15) days of receipt by either party of a demand for arbitration under this Section 1.5(b), on the request of either party, such arbitration shall be submitted to the AAA, which shall appoint an Accounting Arbitrator in accordance with the following: (i) if PricewaterhouseCoopers is not the auditor of U.S. Seller, U.K. Seller, U.S. Purchaser, U.K. Purchaser or Company, the AAA shall select a senior partner of PricewaterhouseCoopers resident in the New York or Chicago offices of PricewaterhouseCoopers as the Accounting Arbitrator; and (ii) if PricewaterhouseCoopers is the auditor of U.S. Seller, U.K. Seller, U.S. Purchaser, U.K. Purchaser or Company, the AAA shall select the Accounting Arbitrator using the listing, striking and ranking method in the Arbitration Rules; provided, however, that the AAA may only select the Accounting Arbitrator from its New York City and Chicago rosters. Any time period contained in this section or in the Arbitration Rules may be extended by mutual agreement of the parties or by the Accounting Arbitrator for good cause shown. The arbitration shall be held, and the award shall be issued, in New York City, New York.
(c) Items Not in Dispute. Notwithstanding any dispute pursuant to Section 1.5(b) of any amounts payable pursuant to Section 1.5, the applicable party shall pay that portion of the amounts payable by it pursuant to this Section 1.5 that are not subject at the time of such payment to any dispute immediately upon the delivery of a Dispute Notice. Any amount payable following resolution of a matter specified in a Dispute Notice shall be paid, together with interest thereon as provided in Section 1.5(f), within ten (10) business days following the resolution thereof by wire transfer of immediately available funds to an account designated in writing by recipient party.

(d) Access. For purposes of complying with the terms set forth in this Section 1.5, each party will cooperate with and make available to the other party and its respective Representatives, during normal business hours and without undue disruption to their day-to-day business, all non-privileged information, records, data and working papers, and will permit access during normal business hours and upon reasonable advance notice to its facilities and personnel as may be reasonably required in connection with the preparation and analysis of the Closing Statements and the resolution of any disputes thereunder; provided, however, that with respect to consolidated, combined, unitary, affiliated or similar Tax Returns which include U.S. Seller and any of its Affiliates other than the Company (a “Non-Purchased Affiliate”), U.S. Purchaser shall only have access to portions of such Tax Returns relevant to Company.
(e) Adjustment. The Purchase Price will be:
(i) adjusted downward by the amount, if any, by which the Estimated Net Working Capital exceeds the Closing Net Working Capital, as agreed to by the parties or determined pursuant to this Section 1.5;
(ii) adjusted upward by the amount, if any, by which the Estimated Net Working Capital is less than the Closing Net Working Capital, as agreed to by the parties or determined pursuant to this Section 1.5;
(iii) adjusted downward by the amount, if any, by which Closing Net Indebtedness, as agreed to by the parties or determined pursuant to this Section 1.5, exceeds the Estimated Net Indebtedness; and
(iv) adjusted upward by the amount, if any, by which Closing Net Indebtedness, as agreed to by the parties or determined pursuant to this Section 1.5, is less than the Estimated Net Indebtedness.
No adjustment to the Purchase Price shall be made pursuant to this Section 1.5(e) in respect of a successfully disputed item on the Closing Statement of Working Capital unless the aggregate amount of successfully disputed items (excluding claims for any single item or series of items arising from the same or substantially the same facts determined to be less than $100,000) is determined to exceed $1,000,000, in which case all such amounts shall be payable.
(f) Payment.
(i) Net Decrease; Payment by Seller. If there is a net decrease in the Purchase Price pursuant to Section 1.5(e), then within five (5) business days of the date when the Closing Statements become final under Section 1.5(b), Sellers will pay to Purchasers an amount of cash equal to the amount of such reduction, together with interest thereon from the Closing Date until paid at the Interest Rate, by wire transfer of immediately available funds to an account designated in writing by Purchasers. “Interest Rate” shall mean the Bloomberg Prime Rate on the Closing Date as quoted by the Bloomberg Terminal screen PRIMBB INDEX, calculated on the basis of a 365 day year and charged for the actual number of days elapsed.
(ii) Net Increase; Payment by Purchaser. If there is a net increase in the Purchase Price pursuant to Section 1.5(e), then within five (5) business days of the date when the Closing Statements become final under Section 1.5(b), Purchasers will pay an amount in cash equal to such increase to Sellers, together with interest thereon from the Closing Date until paid at the Interest Rate by wire transfer of immediately available funds to an account designated in writing by Sellers.

1.6. U.K. Value Added Tax (“VAT”).. The U.K. Seller and the U.K. Purchaser consider that the sale by the U.K. Seller of the Purchased Assets to the U.K. Purchaser with a view to the U.K. Purchaser carrying on the U.K. Business is one to which the provisions of paragraph 5 of the Value Added Tax (Special Provisions) Order 1995 (the “VAT Order”) applies, and accordingly:
(a) the U.K. Seller and the U.K. Purchaser will each use its reasonable endeavours to ensure that the transfer to the U.K. Purchaser of the Purchased Assets under this Agreement is treated as neither a supply of goods nor a supply of services for the purposes of VAT;
(b) no amount in respect of VAT will be paid by the U.S. Purchaser or the U.K. Purchaser upon payment of the Purchase Price for the Purchased Assets, but if the U.K. Seller is notified by H.M. Revenue & Customs or any other relevant UK taxation authority (“HMRC”) that it considers that paragraph 5 of the VAT Order does not apply, the U.K. Seller will (on being indemnified against all costs reasonably and properly incurred) take such reasonable action as the U.K. Purchaser may request to ensure that HMRC agrees that the sale is one to which paragraph 5 of the VAT Order applies. If HMRC determines that VAT is chargeable on the sale of the Purchased Assets under this Agreement or the U.K. Purchaser decides not to protest any demand by HMRC for VAT, then the Purchaser shall pay, in addition to the Purchase Price, VAT (including any interest and/or penalties for late payment, save to the extent that such interest and/or penalties arise as a result of the breach by the Sellers of the representations and warranties provided under this Agreement) on the sale of the Purchased Assets against the delivery by the U.K. Seller to the U.K. Purchaser of a valid VAT invoice in respect thereof, by payment to the U.K. Seller within five (5) days of the receipt of such invoice; and
(c) unless HMRC has otherwise directed, for a period of not less than six (6) years from the Closing the U.K. Seller will preserve the VAT Records as required by law. On being given reasonable notice by the U.K. Purchaser, the U.K. Seller will make those VAT Records available to the U.K. Purchaser or its agents for inspection and copying as required by law.
1.7. Allocation of Purchase Price. The parties will allocate the Purchase Price and the Assumed Liabilities among the Shares and Purchased Assets in accordance with the principles set forth on Schedule 15.12(a) — (Allocation). Sellers and Purchasers shall: (a) prepare and file, and cause their respective Affiliates to prepare and file, their Tax returns on a basis consistent with such allocation schedule and (b) not take any position, or cause or permit their respective Affiliates to take any position for tax purposes inconsistent with such allocation schedule.

ARTICLE II
Closing Matters
2.1. The Closing. The purchase and sale (the “Closing”) contemplated under this Agreement shall take place at the offices of Nixon Peabody LLP, located at 100 Summer Street, Boston, Massachusetts, or at such other place as the parties shall mutually agree upon, on the later of (a) April 2, 2009 and (b) the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions to the parties’ respective obligations to close set forth in Articles VI and VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date the Closing takes place is herein referred to as the “Closing Date.” For purposes of allocation of expenses, adjustments and other financial effects of the transactions contemplated hereby, the Closing shall be deemed to have occurred at 12:01 a.m. Pacific Time on the Closing Date, except as provided in Article XV. For all other purposes, including passage of title and risk of loss, the effective time shall be at the Closing except as provided in Article XV, unless otherwise agreed by the parties in writing.
2.2. Closing Deliveries.
(a) In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing, U.S. Seller will deliver or cause to be delivered to U.S. Purchaser:
(i) letters of resignation, effective as of the Closing Date, executed by those members of the board of directors and officers of Company set forth on Schedule 2.2(a)(i);
(ii) all of the consents listed on Schedule 6.8 to the extent obtained;
(iii) the original books of account, corporate records, stock record books and ledgers of Company;
(iv) a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code and Treasury Regulation Section 1.1445-2(b), executed by U.S. Seller and reasonably satisfactory to U.S. Purchaser;
(v) a good standing certificate (or equivalent document) dated within five (5) business days of the Closing for Company issued by the Secretary of State of the State of Delaware and in each state in which Company is qualified to do business as a foreign corporation;
(vi) a release in the form attached as Exhibit 2.2(a)(vi) executed by U.S. Seller (the “Release”);
(vii) certificates of an officer of U.S. Seller certifying, as complete and accurate as of the Closing, attached copies of U.S. Seller’s organizational documents, certifying and attaching requisite resolutions or actions of the board of directors of U.S. Seller approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying the incumbency and signatures of the officers or representatives of U.S. Seller executing this Agreement and the Release;

(viii) a duly executed Transition Agreement substantially in the form attached hereto as Exhibit 2.2(a)(viii) (the “Transition Agreement”);
(ix) a duly executed Claims Management Agreement;
(x) a duly executed Form 8023, as required by Section 15.12(a); and
(xi) such other documents and instruments as U.S. Purchaser shall reasonably request to consummate the Contemplated Transactions.
(b) In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing, U.K. Seller will deliver or cause to be delivered to U.K. Purchaser all deeds, bills of sale, assignments, novations, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by the U.K. Purchaser and as may be necessary to vest in the U.K. Purchaser title to the Purchased Assets, each in form and substance reasonably satisfactory to the U.K. Purchaser and executed by the U.K. Seller, including:
(i) assignments and novations in respect of the Assumed Contracts duly executed by the U.K. Seller and each relevant third party (to the extent the same have been received from the relevant third party prior to Closing);
(ii) all property agreed to be transferred under this Agreement which is capable of transfer by delivery (which delivery shall, unless otherwise agreed, take place at the U.K. Properties (as defined in Exhibit 1.2(e));
(iii) a copy of the minutes of the meeting of the directors of the U.K. Seller approving the execution by the U.K. Seller of this Agreement (and all other documents ancillary to it) and the consummation of the Contemplated Transactions; and
(iv) such other duly executed documents in the form agreed between the U.K. Seller and the U.K. Purchaser as are reasonably required by the U.K. Purchaser to complete the sale and purchase of the other Purchased Assets and to vest title thereto in the U.K. Purchaser (to the extent that the U.K. Seller is able (acting reasonably) to provide the same).
(c) In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing, Purchasers will deliver or cause to be delivered to Sellers:
(i) a certificate of U.S. Purchaser certifying, as complete and accurate as of the Closing, U.S. Purchaser’s organizational documents, attaching all requisite resolutions or actions of U.S. Purchaser’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying the incumbency and signatures of the officers executing this Agreement;

(ii) a copy of the minutes of the meeting of the directors of the U.K. Purchaser approving the execution by the U.K. Purchaser of this Agreement (and all other documents ancillary to it) and the consummation of the Contemplated Transactions;
(iii) the letters of credit, if any, required by Sections 3.4 and/or 3.6;
(iv) a duly executed Claims Management Agreement;
(v) a duly executed Transition Agreement;
(vi) such other documents and instruments as Sellers shall reasonably request to consummate the Contemplated Transactions;
(vii) a duly executed Form 8023, as required by Section 15.12(a); and
(viii) the payments provided in Sections 1.3 and 15.12(b) by wire transfer of immediately available funds to one or more accounts designated by Sellers in writing to Purchasers (such accounts to be designated at least five (5) business days prior to the Closing Date).
2.3. Apportionment. All rents, rates and other periodic outgoings and charges in respect of the U.K. Business including without limitation those in relation to:
(a) the U.K. Properties (as defined in Exhibit 1.2(e)), including all rents, rates, gas, water, electricity and telephone charges and other outgoings relating to or payable in respect of such properties;
(b) the U.K. Employees, including all wages, salaries, PAYE liabilities, tax deductions and National Insurance contributions, payment of fees and all other periodic outgoings and other normal employment costs in respect of the U.K. Employees including accrued holiday remuneration and bonuses (deferred or otherwise), compensation for overtime and contributions to retirement benefits;
(c) the Purchased Assets and the Assumed Contracts (including, but without limitation, rebates and discounts falling due after the Closing to customers of the U.K. Business in respect of the supply of goods or services by the U.K. Seller to customers on or before the Closing);
(d) all pre-payments made by or to the U.K. Seller under the Assumed Contracts and all deposits received;
(e) all rents, royalties and other periodical payments receivable in respect of the U.K. Business; and
(f) all insurance premiums or proceeds in respect of the Purchased Assets or U.K. Business;

shall for periods of time before the Closing (save to the extent that the same are Assumed Liabilities) be borne by the U.K. Seller and for periods of time on and after the Closing be borne by the U.K. Purchaser and all periodic payments receivable in respect of the foregoing for periods of time before the Closing shall belong to and be payable to the U.K. Seller and for periods of time on and after the Closing shall belong to and be payable to the U.K. Purchaser. Such outgoings payable and payments receivable in respect of periods starting before the Closing and ending on or after it shall be apportioned accordingly, provided that any such outgoings or payments receivable which are referable to the extent of the use of any asset or right shall as far as practicable be apportioned according to the extent of such use.
2.4. Payment of Apportioned Amounts. Where any amounts are to be apportioned under Section 2.3 the U.K. Seller or the U.K. Purchaser (as the case may be) shall provide the other with full details of the apportionments together with supporting vouchers or similar documentation and in the absence of dispute the appropriate payment shall be made by the relevant party within seven (7) days of demand. Any amount payable under this Section 2.4 shall carry interest from the date seven (7) days after the date of demand or, if the amount of any demand is disputed and the amount agreed is different from the amount demanded, from the date seven (7) days after such agreement, until the date of actual payment, at the Interest Rate.
2.5. Verification of Apportionments. Each of the U.K. Seller and the U.K. Purchaser shall keep accounting records sufficient to enable verification of the apportionments and shall allow the other, its auditors or other duly authorized representatives access to such accounting records at any time during normal business hours on reasonable notice to examine and take copies, notes or extracts from such records for the purpose of such verification.
ARTICLE III
Actions Prior to Closing
3.1. Examinations and Investigations. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement, Sellers, upon reasonable advance notice, shall provide and shall cause the Global Business to provide Purchasers, their employees, consultants and representatives, including, its attorneys, accountants and financial advisors, reasonable access to the facilities of the Global Business to make such investigations of the property and plant and such examination of the books (including Tax returns filed and those in preparation, but not Tax returns of Sellers’ Group or U.K. Seller), personnel and additional financial and operating data and other information relating to the Global Business (including, all documents, or copies thereof, listed in the schedules, and all files, records and papers of any and all proceedings and matters listed in the schedules) as Purchasers may reasonably request, and cause their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with Purchasers and their respective Representatives in connection with such review and examination; provided that: (a) such access shall be during normal business hours and shall not unreasonably interfere with or be unduly disruptive to the operations of the Global Business; (b) in the reasonable opinion of each of the Sellers, the furnishing of such information shall not cause such Seller to be in violation of any Law or regulation or breach or violation of any contract or, in such Seller’s good faith judgment, any ability to successfully assert a claim of privilege; (c) Purchasers shall treat all information so obtained in accordance with the terms of the Confidentiality Agreement, dated as of December 19, 2008, between U.S. Seller and U.S. Purchaser (the “Confidentiality Agreement”) and (d) with respect to consolidated, combined, unitary, affiliated or similar Tax Returns which include U.S. Seller and any of its Affiliates other than Company, Purchasers shall only have access to portions of such Tax Returns relevant to the Global Business. Notwithstanding anything to the contrary set forth in this Agreement, neither Sellers nor any of their respective Affiliates, shall be required to disclose to Purchasers or their authorized agents and representatives (the authorized agents and representatives of either Seller or Purchaser herein referred to as the “Representatives”) any (i) information relating to any sale or divestiture process conducted by Sellers or any of its Affiliates with respect to the Global Business (or any portion thereof), (ii) information relating to any evaluation of the Global Business (or any portion thereof) prepared in connection with any such sale or divestiture process, or (iii) investigative or internal memoranda or reports prepared in connection with any dispute between Sellers and Purchasers. Purchasers agree that they will, and will cause their Representatives to, use any information obtained pursuant to this Section 3.1 only in connection with the evaluation of the Contemplated Transactions.
3.2. Required Approvals.
(a) Prior to the Closing Date, each party shall and shall cause its Affiliates to cooperate with the other to make all filings required by Law to be made by them to consummate the transactions contemplated by this Agreement (the “Required Regulatory Approvals”) and the Related Documents, as hereinafter defined (the “Contemplated Transactions”) (including all filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”)). Prior to the Closing Date, Sellers shall, and Sellers shall cause Company and their respective Affiliates to: (i) cooperate with Purchasers with respect to all filings that Purchasers are required by Law to make in connection with the transactions contemplated by this Agreement; and (ii) cooperate with Purchasers in obtaining all third party consents identified on Schedule 4.5.
(b) U.S. Seller and U.S. Purchaser shall, as promptly as practicable but in any event not more than one (1) business day after the date hereof, file, or cause to be filed all required notification and report forms under the HSR Act with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) in connection with the Contemplated Transactions, and will use their respective commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date.
(c) U.S. Seller and U.S. Purchaser shall as promptly as practicable but in any event not more than one (1) business day after the date hereof, file, or cause to be filed all necessary Directorate of Defense Trade Controls of the United States Department of State notifications required in connection with the Global Business, and will use their respective commercially reasonable efforts to respond as promptly as practicable to all inquiries relating thereto and make such additional filings as may be required promptly upon Closing.
(d) The parties shall promptly furnish to each other copies of all filings and correspondence relating to the Contemplated Transactions with any governmental authority specified in this Section 3.2.

3.3. Actions of Company and Conduct of Business.
(a) Sellers shall use commercially reasonable efforts to perform and satisfy all conditions to Closing to be performed or satisfied by Sellers under this Agreement by the Closing Date and to preserve intact in all material respects the Global Business’ current operations, physical facilities, working conditions, and relationships with lessors, lessees, licensors, licensees, suppliers, customers and employees.
(b) From the date hereof through the Closing Date, unless otherwise agreed in writing (which shall include electronic mail) by U.S. Purchaser, and except as otherwise contemplated by the Transition Agreement, Sellers shall not, and U.S. Seller shall not permit Company, except as required or expressly permitted pursuant to the terms hereof or as otherwise set forth on Schedule 3.3(b), to: (i) make any material change in the conduct of its portion of the Global Business; or (ii) enter into any material transaction, in either case other than in the ordinary course of business; and U.K. Seller shall, and U.S. Seller shall cause Company to, continue to conduct its portion of the Global Business in the ordinary course of business. Prior to the Closing, U.S. Seller shall cause Company to, and U.K. Seller shall, confer with U.S. Purchaser, to the extent legally permissible, on a regular basis as U.S. Purchaser may request (upon reasonable prior notice), and report on significant operational matters and material decisions affecting the Global Business; provided, however, that nothing contained in this sentence shall require U.S. Seller, U.K. Seller or Company to confer with U.S. Purchaser (1) other than during normal business hours or (2) in a manner that is unduly disruptive to the operations of the Global Business.
(c) Without limiting the generality of the foregoing, from the date hereof through the Closing Date, unless otherwise agreed in writing by U.S. Purchaser, U.S. Seller shall neither cause nor permit Company to, and (with respect only to the U.K. Business or the Purchased Assets, as applicable) U.K. Seller shall not:
(i) make any general wage or salary increases or any increases in any bonus, insurance, pension, retirement or other employee benefit plan or change any other material terms and conditions affecting employees of Company or the U.K. Employees generally except as is consistent with past practice or as required by a collective bargaining agreement as in effect on the date hereof;
(ii) except as set forth on Schedule 3.3(c) and except as is consistent with past practice and in the ordinary course of business, employ or engage employees or contract employees of the Company or the U.K. Seller as at the date hereof or transfer any such person out of or away from performing services to the Global Business;
(iii) mortgage, pledge or subject any of its assets (other than the Retained Assets), tangible or intangible to any Encumbrance other than Permitted Encumbrances;
(iv) except in the ordinary course of business, sell or transfer any of its material fixed assets (other than the Retained Assets) or sell, transfer, or grant any license with respect to any Intellectual Property Rights (other than the Retained Assets);

(v) enter into any agreements or contracts which require the delivery by it of a performance bond in an amount material to the Global Business except in the ordinary course of business;
(vi) make or commit to make any capital expenditures relating to the Global Business in excess of $500,000 relating to a single project or $1,000,000 in the aggregate, except as set forth in the capital budget set forth on Schedule 3.3(c);
(vii) except in the ordinary course of business, enter into any contract or agreement which, if in existence on the date hereof, would be required to be listed on Schedule 4.9(a), Part 1 or Schedule 4.9(a), Part 2 hereto (other than a purchase order or a sale order) or amend, modify or terminate, or waive any material right with respect to, any such contract or agreement;
(viii) take any action, engage in any practice or enter into any transactions of the type described in Section 4.23 except as required by a collective bargaining agreement as in effect on the date hereof; or
(ix) authorize or agree or otherwise become committed to do any of the foregoing.
(d) From the date hereof through the Closing Date, Company and U.K. Seller may follow their customary practices and procedures with respect to cash management, including the utilization of payroll accounts, concentration accounts, lockbox accounts, controlled disbursement accounts, electronic receipt accounts and any other miscellaneous bank accounts that Company or U.K. Seller may have.
(e) Notwithstanding anything to the contrary contained in this Agreement, (i) nothing in this Agreement shall prohibit or restrict U.S. Seller, U.K. Seller or Company, in their sole discretion, from complying in all respects with the terms of any applicable Order; (ii) Company and/ or U.K. Seller may at any time declare or pay any dividend or distribute or otherwise transfer cash and cash equivalents out of the Global Business; and (iii) Company shall transfer all of its right, title and interest in and to the Termination Claims to U.S. Seller prior to the Closing.
3.4. Guarantees and Leases. The parties shall use all commercially reasonable efforts (a) to terminate the guarantees, letters of credit, indemnity or contribution agreements, support agreements, insurance surety bonds or other similar agreements identified on Schedule 3.4(a) entered into by one or more of U.S. Seller, U.K. Seller or a Non-Purchased Affiliate in favor of any third party guaranteeing or assuring such third party the payment of any actual or potential liability or the performance of any actual or potential obligation of Company or (to the extent relating to the U.K. Business) of U.K. Seller (the “Guarantees”), (b) to cause U.S. Seller or U.K. Seller, as applicable, and any of the Non-Purchased Affiliates to be released from all liability under or in respect of the leases of Real Property identified on Schedule 3.4(b) (the “Specified Real Property Leases”) and the personal property leases specified on Schedule 3.4(b) (together with the Specified Real Property Leases, the “Specified

Leases”), and (c) to arrange for U.S. Purchaser or its Affiliates to assume the obligations of U.S. Seller and U.K. Seller and any of the Non-Purchased Affiliates under the Guarantees and Specified Leases as of the Closing Date. If any obligation of U.S. Seller, (with respect to the U.K. Business) U.K. Seller or any of the Non-Purchased Affiliates under any Guarantee relating to indebtedness has not been terminated as of the Closing Date, U.S. Purchaser shall, concurrently with the Closing, pay or cause to be paid all such indebtedness or other obligations covered by such Guarantee in a manner which will permit U.S. Seller, U.K. Seller or such Non-Purchased Affiliate, as applicable, to promptly thereafter terminate such Guarantee. If any other Guarantee or the obligations of U.S. Seller, U.K. Seller or any of the Non-Purchased Affiliates under or in respect of any Specified Lease shall not be released by Closing, U.S. Purchaser (i) shall obtain and deliver to U.S. Seller, U.K. Seller or a Non-Purchased Affiliate, as applicable, at the Closing letters of credit in favor of U.S. Seller, U.K. Seller or such Non-Purchased Affiliate, as applicable, on terms and conditions and from financial institutions, which in each case are reasonably satisfactory to U.S. Seller, U.K. Seller or such Non-Purchased Affiliate, as applicable, with respect to the obligations of U.S. Seller, U.K. Seller or such Non-Purchased Affiliate, as applicable, under each such Guarantee and Specified Lease, (ii) shall pay or cause to be paid all amounts covered by such Guarantee or due under such Specified Lease as the same shall become due and payable, and shall indemnify, defend and hold U.S. Seller, U.K. Seller or such Non-Purchased Affiliate harmless with respect to any payments made or losses incurred on or after the Closing Date by U.S. Seller, U.K. Seller or such Non-Purchased Affiliate under or in respect of such Guarantee or Specified Lease and (iii) shall not, and shall cause its Affiliates (including Company) not to, amend, modify or assign, or extend or renew the term of, such Specified Lease or of any actual or potential liability or obligation that is the subject of such Guarantee (a “Guaranteed Obligation”), or permit such Guaranteed Obligation or Specified Lease to be modified, amended or assigned or the term of any such Guaranteed Obligation or Specified Lease to be extended or renewed, unless Sellers and their Non-Purchased Affiliates have been prior to such time, or concurrently therewith are, expressly released from any and all further obligation in respect thereof.
3.5. Contracts Requiring Novation. U.S. Seller covenants that, prior to Closing, it will cause the Company to use commercially reasonable efforts to seek novation in accordance with 48 C.F.R. Subpart 42.12 of any and all of the Company’s Government Contracts that require such novation.
3.6. Assumed Contracts and Third Party Consents.
(a) Subject to Section 3.6(b), the U.K. Purchaser undertakes to the U.K. Seller that it shall from Closing carry out, perform and discharge all the obligations and liabilities created by or arising under the Assumed Contracts.
(b) If any consent or approval of any third party is required for the transfer to the U.K. Purchaser of the benefit of any of the Assumed Contracts pursuant to this Agreement and any such consent or approval has not been received on or before the Closing, then:
(i) this Agreement will not constitute an assignment or attempted assignment of any such Assumed Contracts whose terms would be breached by an assignment or attempted assignment;

(ii) the assignment of each Assumed Contract will be conditional upon such consent being obtained and the U.K. Seller will use all reasonable endeavours to obtain such consent as soon as reasonably possible after the Closing;
(iii) until such time as such consent or approval is received (A) the U.K. Seller will be deemed to hold such Assumed Contracts in trust for the benefit of the U.K. Purchaser and will use all reasonable endeavours to make available to the U.K. Purchaser as soon as reasonably practicable after receipt the benefits accruing or arising thereunder; (B) the U.K. Purchaser shall perform, in place of the U.K. Seller, any such Assumed Contract as subcontractor, licensee or sublicensee (as appropriate) of the U.K. Seller to the extent that such performance is permitted by such Assumed Contract and to the extent subcontracting or sublicensing is not permissible, the U.K. Purchaser shall perform the obligations under any Assumed Contract as agent for the U.K. Seller; and (C) the U.K. Seller will (so far as it lawfully may do) act under the reasonable direction of the U.K. Purchaser and give all such assistance as the U.K. Purchaser may reasonably require in all matters relating to the Assumed Contracts for so long as the U.K. Seller is required and authorised so to do by the U.K. Purchaser and will not without the U.K. Purchaser’s express prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) make or effect any compromise, release or waiver or settlement of or otherwise take any action in relation to any such Assumed Contracts or any other rights arising under the same; and
(iv) in any case where (A) the consent of a third party is required in connection with the novation or assignment of an Assumed Contract and such consent is not forthcoming or is refused, or (B) under the terms of any particular Assumed Contract, the U.K. Purchaser is not permitted to perform the U.K. Seller’s obligations as subcontractor, licensee or sublicensee (as appropriate) or agent, the U.K. Seller and the U.K. Purchaser shall use all reasonable endeavours to make such arrangements as may be reasonably acceptable to the U.K. Purchaser and the U.K. Seller for assuring to the U.K. Purchaser the benefit and the associated obligations of such Assumed Contract including with the consent of both parties, by terminating such Assumed Contract (provided that liability for any payment made or loss suffered or incurred by the U.K. Seller or the U.K. Purchaser for such purpose shall be borne in equal shares by the U.K. Seller and the U.K. Purchaser).
(c) Notwithstanding anything to the contrary contained herein, such cooperation shall not include any requirement on the part of U.K. Seller to expend money, commence or participate in any litigation or offer or grant any accommodations (financial or otherwise) to any third party. In the event that U.S. Seller or U.K. Seller is required to guarantee, or otherwise remain liable for, the performance by U.K. Purchaser or Company of any such Assumed Contract following the Closing, (i) U.K. Purchaser agrees to perform, at no cost to such Sellers, the obligations of such Seller under or in connection with any such guarantee or Assumed Contract; (ii) on or before the Closing Date, Sellers shall deliver to Purchasers a list of such Assumed Contracts to the extent then known by either Seller; (iii) U.K. Purchaser shall, if reasonably requested by the U.S. Seller, obtain and deliver to U.S. Seller or U.K. Seller, as applicable, at the Closing, letters of credit in favor of such Seller, on terms and conditions and from financial institutions which in each case are satisfactory to such Seller, with respect to the obligations of such Seller under or in connection with any such guarantee or Assumed Contract; (iv) the Purchasers shall jointly and severally indemnify, defend and hold harmless Sellers from and against and in respect of any and all Damages incurred by Sellers to the extent relating to or arising out of any such guarantee or Assumed Contract and (v) U.K. Purchaser shall not and shall not permit its Affiliates to amend, modify or assign, or extend or renew the term of, any such Assumed Contract, or permit any such Assumed Contract to be modified, amended or assigned or the term of any such Assumed Contract to be extended or renewed, unless concurrently therewith Sellers are expressly released from any and all further obligation in respect of such guarantee or Assumed Contract.

3.7. Notification. Without affecting any party’s rights under this Agreement, between the date of this Agreement and the Closing Date, each party shall promptly notify each other party in writing if such party becomes aware of any fact or condition that causes any of such party’s representations and warranties to be inaccurate in any material respect or in the case of any Seller Fundamental Representation, in any respect, as of the date of this Agreement, or if such party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause any such representation or warranty to be inaccurate in any material respect or in the case of any Seller Fundamental Representation, in any respect.
3.8. Exclusivity. U.S. Seller shall not and shall cause Company not to, and U.K. Seller shall not: (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Global Business or Company (including any acquisition structured as a merger, consolidation, or share exchange); or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.
3.9. Intercompany Transactions. Except for those expenses of the Global Business which will be paid by U.S. Seller or any of its Affiliates (including U.K. Seller) on behalf of the Global Business and billed to Purchasers in accordance with the Transition Agreement, intercompany accounts which represent trade payables or trade receivables, or as otherwise provided herein or in the Transition Agreement, intercompany accounts outstanding immediately prior to the Closing shall be treated as follows:
(a) Outstanding non-operating (non-trade) intercompany accounts which represent funds owed by Company or U.K. Business to U.S. Seller, U.K. Seller or a Non- Purchased Affiliate will be capitalized or otherwise satisfied in full as of the Closing.
(b) Outstanding non-operating (non-trade) intercompany accounts which represent funds owed by U.S. Seller, U.K. Seller or a Non-Purchased Affiliate to the Company or U.K. Business shall be distributed, transferred or otherwise satisfied in full as of the Closing.

3.10. Update of Schedules. Sellers will from time to time prior to the Closing Date, by notice in accordance with this Agreement, supplement or amend the Schedules hereto (each a “Schedule Update”) in respect of any event, occurrence, fact, condition or development which had occurred or arisen prior to the execution of this Agreement (each a “Pre-Existing Matter”) or shall occur or arise after the execution of this Agreement (each a “New Matter” and sometimes together with Pre-Existing Matters, “Matters”), that constitutes a breach of any representation or warranty contained herein; provided, however, that (a) any Schedule Update with respect to a Pre-Existing Matter will be disregarded for purposes of determining whether the Sellers’ representations and warranties are true and correct (or materially true and correct, as the case may be); (b) any Schedule Update with respect to a New Matter will be disregarded for purposes of determining whether the Sellers’ representations and warranties are true and correct (or materially true and correct, as the case may be) for purposes of Section 6.2; and (c) Sections 14.5(a) and 14.5(b) shall apply to the Sellers’ indemnification obligations for Matters disclosed in any Schedule Update.
3.11. Hiring of Company’s and U.K. Seller’s Employees. Except as set forth on Schedule 3.11, prior to the Closing, neither U.S. Seller nor U.K. Seller will, and U.S. Seller and U.K. Seller will cause their respective Affiliates and Representatives not to, directly or indirectly, (a) hire or attempt to hire any director, officer or employee of the Company or the U.K. Seller who holds such position as of the date hereof, or (b) encourage any such person to leave the employment of the Company or the U.K. Seller, as applicable.
ARTICLE IV
Representations and Warranties of Sellers
Sellers hereby jointly and severally represent and warrant to Purchasers, subject to the exceptions set forth in the disclosure schedules hereto (the “Schedules”) (it being understood and agreed that each such exception shall be deemed to be disclosed only under the Section of this Article IV to which such Schedule specifically refers and where applicability of such exception to other Sections of this Article IV is reasonably apparent from such disclosure), as follows:
4.1. Organization; Qualification.
(a) Each of U.S. Seller and Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. U.K. Seller is a private company limited by shares duly incorporated and validly existing under the laws of England and Wales.
(b) Company and U.K. Seller have all requisite power and authority to own, lease and operate their respective properties and to conduct the portion of the Global Business currently being conducted by such entity. Company and U.K. Seller are duly qualified to transact business and in the case of the Company, in good standing in each jurisdiction in which the character of the properties owned or leased by each such entity or the nature of the business conducted by each such entity makes such qualification necessary, except where any failure to be so qualified or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. “Material Adverse Effect” shall mean any adverse change in the business, financial condition or results of operations of the Global Business, which is material to the Global Business, taken as a whole; provided, however, that Material Adverse Effect shall not include the following, nor shall any of the following, be taken into account in determining whether there has been a Material Adverse Effect: any effect, change or development attributable to or resulting from (i) the announcement of this Agreement or the Contemplated Transactions or the pendency or consummation of the Contemplated Transactions, (ii) any change in relationship with any employee, customer, supplier, joint venture partner, third party service provider or other contract counterparty that is attributable primarily to Purchasers, this Agreement or the transactions contemplated hereby, including any failure to obtain the consent of any such person to the transactions contemplated hereby, or losses of employees, (iii) any act or omission of U.S. Seller or U.K. Seller or any of their Affiliates carried out (or omitted to be carried out) in accordance with this Agreement or with the prior written consent of Purchasers, or taken at the specific written request of Purchasers, (iv) actions or omissions of U.S. Purchaser or U.K. Purchaser, (v) the conditions of any financial, banking or securities markets generally (including any disruption thereof and any decline in the price of any security or any market index) that do not disproportionately affect the Global Business relative to similarly situated companies in the industries in which the Global Business participates, (vi) any adverse change in general business or economic conditions or in conditions affecting the aerospace, industrial manufacturing and defense industries generally that does not disproportionately affect the Global Business relative to similarly situated companies in such industries, (vii) acts of God, engagement in hostilities, or the occurrence of any military or terrorist attack, or (viii) any change in Law, rule, regulation or GAAP or interpretations thereof by any governmental authority.
(c) This Agreement and the Related Documents have been duly and validly executed and delivered by U.S. Seller and U.K. Seller and this Agreement is, and each of the Related Documents when executed and delivered by U.S. Seller and U.K. Seller in accordance with their respective terms shall be, the valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms.
4.2. Capitalization. The authorized capital stock of Company consists of one thousand (1,000) authorized shares of common stock, par value $1.00 per share (“Common Stock”), of which one thousand (1,000) shares are issued and outstanding on the date hereof. The issued and outstanding shares of Common Stock are referred to herein as the “Shares.” The Shares have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights. No securities of Company are held in treasury. Except for this Agreement, there are not, and on the Closing Date there shall not be, outstanding any: (a) options, warrants or other rights with respect to the capital stock of Company; (b) any securities convertible into or exchangeable for shares of such capital stock or any other debt or equity security of Company; or (c) any other contracts or commitments of any kind for the issuance of additional shares of capital stock or other debt or equity security of Company or options, warrants or other rights with respect to such securities. There are no contracts or agreements related to the issuance, voting, sale or transfer of Company’s securities and no person or entity has the right to acquire any of Company’s securities. No legend or other reference to any purported Encumbrance appears on any certificate representing the Shares or in any share or other private or public registry of or with respect to Company except legends relating to federal and state securities laws. U.K. Seller is an indirect, wholly-owned subsidiary of U.S. Seller.

4.3. Ownership of Shares and Purchased Assets.
(a) The Shares are owned beneficially and of record by U.S. Seller free and clear of any mortgages, liens, security interests or other encumbrances, charges, voting trusts, voting agreements, other agreements, rights, covenants, conditions, options, warrants or restrictions of any kind, nature or description (“Share Encumbrances”), and at the Closing U.S. Seller shall have, and shall deliver to U.S. Purchaser, good and marketable title to the Shares, free and clear of any Share Encumbrances.
(b) U.S. Seller has the corporate power and authority to assign, transfer and deliver the Shares.
(c) U.K. Seller has good and marketable title to the Purchased Assets, free and clear of any Encumbrances other than Permitted Encumbrances. U.K. Seller has the full and absolute right, power and authority to sell the Purchased Assets on the terms of this Agreement.
4.4. Subsidiaries. Company does not have any subsidiaries. U.K. Seller does not have any subsidiaries involved in the Global Business.
4.5. Corporate Action and Authority; No Conflict. The execution and delivery by U.S. Seller and U.K. Seller of this Agreement and all other agreements, instruments and documents to be delivered by U.S. Seller and U.K. Seller hereunder (the “Related Documents”) and U.S. Seller and U.K. Seller’s performance of the Contemplated Transactions have been duly authorized by all requisite corporate action of such Seller. U.S. Seller and U.K. Seller have all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents and to perform the obligations to be performed by it hereunder and thereunder, and to consummate the Contemplated Transactions. Except as set forth on Schedule 4.5, none of the execution, delivery or performance by U.S. Seller or U.K. Seller of this Agreement or any of the Related Documents, the consummation by U.S. Seller or U.K. Seller of the transactions contemplated hereby or thereby, or compliance by U.S. Seller or U.K. Seller with any provision hereof or thereof shall:
(a) conflict with or result in a breach of any provision of the charter or by-laws (or other constitutional documents) of such Seller or Company or with any resolution of the stockholders or board of such Seller or Company;
(b) subject to obtaining the Required Regulatory Approvals, violate in any material respect any provision of law, statute, rule, regulation, or permit of any court or other governmental or regulatory authority or of any Order;
(c) conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice or consent under or result in the imposition of a security interest under, any Material Contract;
(d) contravene or give any government body the right to revoke, withdraw, suspend or cancel any material permit or license used in the Global Business; or
(e) result in the imposition or creation of any Encumbrance in any material respect upon or with respect to any of the material assets owned, used or held for use by the Global Business.

4.6. Financial Statements; Books & Records.
(a) Set forth on Schedule 4.6(a) is a true and complete copy of each of (i) the pro forma balance sheet of the Global Business as at December 29, 2007, January 3, 2009, and the period ending September 27, 2008 (the “Reference Balance Sheet”) and (ii) the pro forma income statement of the Global Business for the years ended December 30, 2006, December 29, 2007 and January 3, 2009. Such financial statements are collectively referred to herein as the “Pro Forma Financial Statements.” The Pro Forma Financial Statements have been derived from the internal books and records of the Global Business. Except as set forth in the notes to the Pro Forma Financial Statements, the Pro Forma Financial Statements have been prepared in conformity with GAAP Consistently Applied and present fairly in all material respects the combined financial position of the Global Business and the results of operations of the Global Business. Also set forth on Schedule 4.6(a) is an audited statement of the Net Working Capital of the Global Business as at September 27, 2008 (the “Reference Statement of Working Capital”), which has been derived from the Reference Balance Sheet and which has been prepared in accordance with GAAP Consistently Applied.
(b) Company’s minute books contain in all material respects accurate and complete records of all meetings held and corporate action, other than independent actions taken by directors, or taken on behalf of Company by Company’s equityholders, directors and directors’ committees (or, in each case, the equivalent). At the time of the Closing, all of the foregoing minute books and records will be in the possession of Company.
4.7. Real Property.
(a) Schedule 4.7(a) lists all the real properties owned by Company (the “Owned Real Property”). U.K. Seller owns no real property that is used in the U.K. Business. Company has good and marketable title to the Owned Real Property, free and clear of Encumbrances other than Permitted Encumbrances, each as hereinafter defined. As used in this Agreement, the term “Encumbrances” means, collectively, all easements, pledges, options, rights of first refusal, security interests, judgments, liens, mortgages, and encumbrances. As used in this Agreement, the term “Permitted Encumbrances” means, collectively: (i) any mechanics or materialmen’s liens or similar Encumbrances arising or incurred in the ordinary course of business if the underlying obligations are not delinquent or which are being contested in good faith by appropriate proceedings for which collection or enforcement against the Owned Real Property is stayed; (ii) Encumbrances for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings for which collection or enforcement against the Owned Real Property is stayed; (iii) imperfections of title and zoning, building and other similar restrictions which, individually or in the aggregate, would not materially affect the marketability or value of such property or materially interfere with the operations of the Global Business; (iv) easements, licenses, covenants, rights of way and similar non-monetary Encumbrances which, individually or in the aggregate, would not have a material adverse effect on the marketability or value of such property or materially interfere with the operations of the Global Business; (v) any state of facts that an accurate survey would disclose, which, individually or in the aggregate, would not have a material adverse effect on the marketability or value of such property or materially interfere with the operations of the Global Business; (vi) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements if the underlying obligations are not delinquent or are included on the Closing Statement of Working Capital; (vii) with respect to tangible personal property, liens in respect of consignment arrangements securing the consigned inventory and any proceeds therefrom; (viii) with respect to tangible personal property, purchase money liens; and (ix) the Encumbrances set forth on Schedule 4.7(a).

(b) Except as listed on Schedule 4.7(b):
(i) there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property;
(ii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein;
(iii) there are no pending, or to Sellers’ Knowledge, threatened condemnation proceedings, lawsuits, or administrative actions relating to any parcel of Owned Real Property or other matters affecting materially and adversely the current use, occupancy or value thereof; and
(iv) Company has the unrestricted right to sell, convey or otherwise transfer its interest in the Owned Real Property.
(c) Schedule 4.7(c) lists all real property leased, licensed, subleased (the “Leased Real Property”) (i) to Company or (ii) otherwise used in connection with the Global Business. Sellers have delivered to Purchasers correct and complete copies of all leases, subleases, licenses or other occupancy agreements (collectively, the “Leases”) relating to the Leased Real Property. To Sellers’ Knowledge, each such lease is legal, valid, binding and enforceable and in full force and effect except where the illegality, invalidity, nonbinding nature, unenforceability or ineffectiveness would not have a Material Adverse Effect. Neither Company or U.K. Seller, on the one hand, nor, to Sellers’ Knowledge, the other party to each such lease, on the other hand, is in default or breach thereunder in any material respect, and no event has occurred that with notice or the lapse of time or both would constitute a material default by Company or U.K. Seller, on the one hand, or to Sellers’ Knowledge, the other party thereto, on the other hand, or which would give any party the right to terminate, accelerate or modify any Lease.
(d) Except as listed on Schedule 4.7(d):
(i) there are no subleases, licenses, concessions or other agreements granting to any party or parties the right of use or occupancy of any portion of the Leased Real Property, and there are no parties who are in possession of space in the Leased Real Property to which they are not entitled;
(ii) to Sellers’ Knowledge, there are no outstanding options or rights of first refusal to purchase the Leased Real Property or any portion thereof or interest therein;

(iii) to Sellers’ Knowledge, there are no pending or threatened condemnation proceedings, lawsuits, or administrative actions relating to any parcel of Leased Real Property; and
(iv) no Affiliate of Company or U.S. Seller or U.K. Seller is the owner or lessor of any Leased Real Property.
(e) The Owned Real Property and the Leased Real Property are referred to collectively herein as the “Real Property”.
4.8. Assets, Properties and Rights.
(a) Company has good, valid and marketable title to all of its assets and properties (other than Owned Real Properties), free and clear of all Encumbrances other than Permitted Encumbrances. All of the Purchased Assets are in the sole legal and beneficial ownership of, and in the exclusive possession and control of, U.K. Seller and U.K. Seller has good, valid and marketable title to all of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.
(b) The Purchased Assets and Company’s assets and properties which are material to the conduct of the Global Business are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair, subject to normal wear and tear, and are reasonably suitable for the purposes for which they are presently used.
4.9. Contracts.
(a) Except as listed on Schedule 4.9(a), Part 1, there are no contracts or agreements, including loan facilities, guarantees of payment or performance, license agreements, leases of personal property, conditional sales contracts, letters of credit, powers of attorney (other than Tax powers of attorney required by the consolidated return regulations under the Code or customs powers of attorney) and confidentiality agreements to which Company or U.K. Seller (with respect to the U.K. Business only) are party or pursuant to which the assets of the Global Business are subject or bound, and which extend beyond the Closing Date, other than:
(i) purchase orders entered into in the ordinary course of business which, in each case, involve purchases having a remaining value of less than $1,000,000;
(ii) sales contracts entered into in the ordinary course of business under which the value of remaining shipments is less than $1,000,000;
(iii) contracts which by their terms terminate or are unconditionally terminable by Company or U.K. Seller without penalty within one (1) year after the date hereof and which individually involve an original commitment of less than $1,000,000; and
(iv) any other contracts which involve the remaining expenditure of less than $500,000 or the provision of goods and services with a remaining value of less than $500,000, except for the leases relating to the Leased Real Property. (The contracts required to be listed on Schedule 4.9(a), Part 1 and the intellectual property agreements identified on Schedule 4.9(a), Part 1 as the “IP Agreements” are collectively referred to as the “Material Contracts”).

Schedule 4.9(a), Part 2 lists all contracts by and between Company or U.K. Seller (with respect to the U.K. Business only) and any of their respective Affiliates (other than the Company and (solely with respect to the U.K. Business) the U.K. Seller) involving the expenditure of $100,000 or more, or involving the provision of goods, services or rights worth $100,000 or more.
Schedule 4.9(a), Part 3 lists all contracts between U.S. Seller or any Affiliate of U.S. Seller (other than Company or U.K. Seller) and any third party involving the provision to Global Business of goods, services or rights (except contracts with respect to employee benefits required to be set forth on Schedule 4.12 and contracts relating to or covering the types of goods, services or rights contemplated by the Transition Agreement) worth $100,000 or more to or for the Global Business during the year ended January 3, 2009.
Schedule 4.9(a), Part 4 lists all Assumed Contracts which, by their terms or under applicable law, require that the consent or approval of a third party is obtained before the benefit of such Assumed Contract can be transferred to the U.K. Purchaser under this Agreement.
(b) (i) Except as listed on Schedule 4.9(b)(i), and other than contracts which by their terms terminate or are unconditionally terminable by Company or U.K. Seller without penalty within one (1) year after the date hereof, there are no contracts containing (A) warranties outside the ordinary course of business, (B) joint venture agreements, (C) strategic alliance agreements, (D) employment contracts, (E) nonsolicitation agreements (other than nonsolicitation agreements relating to solicitation of potential employees) or (F) noncompetition agreements to which Company or U.K. Seller (with respect to the U.K. Business only) is a party.
(ii) Except as listed on Schedule 4.9(b)(ii) and other than contracts which by their terms terminate or are unconditionally terminable by Company or U.K. Seller without penalty within one (1) year after the date hereof, there are no contracts to which Company or (with respect to the U.K. Business only) U.K. Seller is a party and that impose or purport to impose any obligation on affiliates of the Company or of the U.K. Seller and that (A) to Sellers’ Knowledge, contain nonsolicitation agreements relating to solicitation of potential employees or (B) contain most favored nations provisions.
(c) Except as listed on Schedule 4.9(c): (i) Company, U.K. Seller and their respective Affiliates have in all material respects performed all the material obligations required to be performed by such party to date under each Material Contract; (ii) neither Company nor any of its Affiliates, on the one hand, nor to Sellers’ Knowledge, any counterparty to any Material Contract, on the other hand, is in material breach or default of any Material Contract; (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) can reasonably be expected to contravene, conflict with, or result in a violation or breach of, or give any person the right to declare a default or exercise of any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract; and (iv) Company or U.K. Seller has provided U.S. Purchaser and U.K. Purchaser with accurate and complete copies of all Material Contracts.

(d) Schedule 4.9(d) lists (i) each existing Material Contract being renegotiated by Company or U.K. Seller as of the date hereof; and (ii) each prospective contract and agreement which if in effect as of the date hereof would have been listed as a Material Contract and which is being negotiated by Company as of the date hereof.
(e) U.K. Seller has in all material respects performed all material obligations required to be performed by it to date under each Assumed Contract.
(f) To Sellers’ Knowledge, none of Company’s or U.K. Seller’s officers or directors or key managers who are employed in the U.K. Business and whose employment will transfer to the U.K. Purchaser pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended or replaced) (“TUPE”) or clause 9.5(b) are subject to any contract or agreement which prohibits them from engaging in any business or which assigns to a third party the rights to any invention or intellectual property asset for which they were responsible, in whole or in part, for developing.
(g) The contracts set forth on Schedule 4.9(g) will provide pricing and other material terms and conditions that are, in the aggregate, substantially similar to the pricing and other material terms and conditions of the business relationship of the parties thereto as of the date of the Reference Balance Sheet.
4.10. Litigation.
(a) Except as set forth on Schedule 4.10(a),
(i) there are no claims, actions, suits, proceedings or investigations pending against Company or U.S. Seller or U.K. Seller with respect to the Global Business or with respect to the transactions contemplated by this Agreement, at law or in equity or before or by any court or other governmental agency or instrumentality, domestic or foreign, or any arbitral or tribunal body; and
(ii) to Sellers’ Knowledge, there are no material claims, actions, suits, proceedings or investigations threatened against Company or U.S. Seller or U.K. Seller with respect to the Global Business or with respect to the transactions contemplated by this Agreement, at law or in equity or before or by any court or other governmental agency or instrumentality, domestic or foreign, or any arbitral or tribunal body.
(b) (i) there is no Order to which Company or (in relation to the U.K. Business) U.K. Seller or any of the assets owned or used by the Global Business (including for the avoidance of doubt the Purchased Assets) is subject; and (ii) each of Company and (in relation to the U.K. Business or the Purchased Assets) U.K. Seller is and has been in material compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it in relation to the Global Business), is or has been subject. “Order” means any award, decision, injunction, writ, decree, judgment, order, ruling, subpoena, or verdict (with the exception of permits and other routine regulatory actions) entered, issued, made or rendered by any court, administrative agency, government body or arbitrator.

(c) Set forth on Schedule 4.10(c) are certain claims of Company (the “Termination Claims”) relating to the cancellation of certain Government Contracts.
4.11. Compliance with Law. Except as listed on Schedule 4.11(a) or as disclosed on Schedule 4.10 or elsewhere in this Agreement and the Schedules hereto:
(a) neither U.S. Seller nor U.K. Seller has received notice that either Company or (in relation to the U.K. Business) U.K. Seller is or may be in violation of any applicable foreign, federal, state or local law, statute, regulation, Order or government permit (collectively, “Law”) that has not otherwise been resolved;
(b) except with respect to Environmental and Safety Requirements, which are subject to Section 4.15, each of Company and (in relation to the U.K. Business only) U.K. Seller is, and at all times since January 1, 2008 has been, in material compliance with all Laws and Permits; and
(c) no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by Company or U.K. Seller of, or a failure on the part of Company or U.K. Seller to comply with, any Law which violation or failure is likely to have a Material Adverse Effect.
4.12. Employee Benefit Plans.
(a) With respect to any Employee or Former Employee, except as set forth on Schedule 4.12, neither U.S. Seller nor U.K. Seller nor Company nor any Affiliate of U.S. Seller or Company is a party to any “employee welfare benefit plan”, as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, any occupational or personal pension scheme as defined in Section 1(l) of the Pension Schemes Act 1993 or any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, cafeteria, flexible benefit, medical expense reimbursement, dependant care, stock option, stock purchase, stock appreciation rights, savings, deferred compensation, consulting, severance pay or termination pay, vacation pay, welfare or other employee benefit or fringe benefit plan, program or arrangement, and the Company does not contribute to or have any liability under or in respect of any “multiemployer plan,” as defined in Section 3(37) of ERISA. These plans are referred to collectively herein as the “Employee Benefit Plans.”
(b) With respect to any Employee or Former Employee, each Employee Benefit Plan has been established, maintained and administered in all material respects in compliance with its terms and all applicable laws or regulations.
(c) With respect to any Employee or Former Employee, Company, U.S. Seller or the applicable plan administrator has provided, or shall have provided, to individuals entitled thereto required notices within the applicable time periods and required coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to any “qualifying event” (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, and no material Tax payable on account of Section 4980B of the Code has been incurred.

(d) With respect to each Employee Benefit Plan: (i) neither any such Employee Benefit Plan nor any of U.S. Seller, Company or any fiduciary of such Employee Benefit Plan has engaged in a material “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Code; (ii) all material filings and reports as to each Employee Benefit Plan required to have been made on or before the Closing Date to the Internal Revenue Service (the “IRS”), the Pension Benefit Guaranty Corporation (“PBGC”), the United States Securities and Exchange Commission or the United States Department of Labor (the “DOL”) have been or shall be made on a timely basis on or before such date; (iii) with respect to Employees or Former Employees, except as disclosed on Schedule 4.12, there is no material litigation, governmental proceeding or investigation pending or to Sellers’ Knowledge threatened with respect to any such Employee Benefit Plan, its related trusts, insurance contracts or other funding arrangements, or any fiduciary, administrator or sponsor of any such Employee Benefit Plan in said capacity; and there has not been any (A) termination, or determination of the Secretary of the Treasury of partial termination, of any such Employee Benefit Plan, (B) commencement of any proceeding to terminate any such Employee Benefit Plan pursuant to ERISA, or (C) written notice given to U.S. Seller, or to Company of the intention to commence or seek the commencement of any such proceeding with respect to any such Employee Benefit Plan, which, under subparagraph (A), resulted or, under subparagraph (B) or (C), would result in an insufficiency of plan assets necessary to satisfy benefits guaranteed under Section 4022 of ERISA.
(e) With respect to each Employee Benefit Plan which is subject to Section 401(a) of the Code: (i) U.S. Seller or Company has received a favorable determination or prototype opinion letter as to qualification of each such Employee Benefit Plan under Code Section 401(a) and each such Employee Benefit Plan meets in all material respects the requirements of a “qualified plan” under Section 401(a) of the Code; (ii) each such Employee Benefit Plan has been funded in all material respects in accordance with its governing documents, ERISA and the Code, there has been no accumulated funding deficiency or failure to meet the minimum funding standard to any material degree, whether or not waived, at any time; (iii) there has been no “reportable event” within the meaning of Section 4043 of ERISA which was required to have been reported under that section but was not reported; and (iv) all material filings, premium payments, reports and notices as to each such Employee Benefit Plan required to have been made on or before the Closing Date to the PBGC have been or shall be duly made on a timely basis on or before that date.
(f) No liability under Title IV of ERISA has been incurred by Company that has not been satisfied in full and no condition exists that could result in Company incurring a material amount of such liability, other than liability for premiums due the PBGC (which premiums have been paid when due).
(g) Except as set forth on Schedule 4.12, with respect to any Employee or Former Employee of the Company, neither U.S. Seller nor Company presently maintains, contributes to or has any liability under any funded or unfunded medical, health or life insurance plan or arrangement for present or future retirees or present or future terminated employees except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(h) No amount payable to any Employee or Former Employee as a result of or in connection with the transaction contemplated by this agreement will be an “excess parachute payment” which is non-deductible under Section 280G of the Code.
(i) No event has occurred with respect to which Company could be liable to a material extent for a Tax imposed by any of Sections 4971, 4972, 4976, 4977, 4979, 4980, 4980B, 4980D or 4980F of the Code, for a civil penalty or other liability under Section 502(c) or Section 502(1) of ERISA or a breach of fiduciary liability damages under Section 409 of ERISA.
(j) Except as set forth on Schedule 4.23, with respect to any Employee or Former Employee, none of U.S. Seller, U.K. Seller nor Company has promised, announced, or has any commitment to make any benefit increases or improvements under any Employee Benefit Plan, any amendments or restatements of any Employee Benefit Plan, or any new Employee Benefit Plan, program or arrangement, and none of U.S. Seller, U.K. Seller nor Company is aware of or involved in (or will, prior to Closing, permit) any amendment or modification of an Employee Benefit Plan, or any exercise of discretion, which may materially affect the interests of participants and beneficiaries in such Employee Benefit Plan.
(k) With respect to each of the Employee Benefit Plans, Sellers have delivered to Purchaser true and complete copies of (where applicable): (i) the plan documents, including any related trust agreements, insurance contracts or other funding arrangements, or a written summary of the terms and conditions of the plan if there is no written plan document; (ii) the most recent determination letter received from the IRS; (iii) the most recent IRS Form 5500; (iv) the most recent actuarial valuation; (v) the most recent financial statement; and (vi) the most recent summary plan description.
(l) With respect to any Employee or Former Employee, and Employee Benefit Plan which could be deemed a “nonqualified deferred compensation plan” under Section 409A of the Code, is in compliance with such section and applicable regulations or governmental guidance or is exempt from the requirements of such sections.
4.13. Intellectual Property Rights.
(a) Schedule 4.13(a) contains an accurate and complete list of: (i) all patents, trademarks, trade names, assumed names, domain names, copyrights, and all applications for the foregoing, owned, used or filed by Company or U.K. Seller and used in or necessary for the conduct of the Global Business; (ii) all licenses, permissions and other agreements relating to the items listed in clause (i); and (iii) all agreements relating to technology, know-how, software or processes (other than software generally commercially licensable for less than $15,000 per copy) used in or necessary for the conduct of the Global Business which Company or U.K. Seller is licensed or authorized to use by others (collectively, the “Intellectual Property Rights”). The intellectual property listed on Schedule 4.13(a) constitutes all the intellectual property necessary for the continued operation of the Global Business after Closing in substantially the same manner as before Closing.

(b) Except as set forth on Schedule 4.13(b), (i) the patents, trademarks, trade names, assumed names, domain names and copyrights and any applications therefor listed on Schedule 4.13(a) and owned by the Company or U.K. Seller are duly recorded in the name of Company or U.K. Seller (domain names listed on Schedule 4.13(a) under the heading “Transferred Domain Names” are defined herein as the “Domain Names”), (ii) to Sellers’ Knowledge, all patents, trademarks, trade names, assumed names, Domain Names and copyrights listed on Schedule 4.13(a) are valid, subsisting and enforceable, and (iii) to Sellers’ Knowledge, Company or U.K. Seller has the right (but not necessarily the exclusive right), free from any Encumbrances, to use the patents, trademarks, trade names, assumed names, Domain Names and copyrights and applications therefor listed on Schedule 4.13(a), and has good title to and the absolute (but not necessarily exclusive) right to use the technology, know-how and processes and all trade secrets and proprietary information (whether patentable or not) required for or incident to the conduct of the Global Business, in the jurisdictions in which it conducts the Global Business or where the products of the Global Business are distributed, or services rendered; and the consummation of the transactions contemplated hereby will not alter or impair any such rights.
(c) Except as set forth on Schedule 4.13(c), since January 1, 2006, no claims have been asserted in writing or, to Sellers’ Knowledge, threatened by any person with respect to the ownership, validity, enforceability or use of any such patents, trademarks, trade names, assumed names, Domain Names, copyrights, applications therefor, or any technology, know-how, processes, trade secrets or proprietary information owned or used by Company or U.K. Seller in the Global Business or challenging or questioning the validity or effectiveness of any such intellectual property.
(d) To Sellers’ Knowledge, neither the operation of the Global Business nor the sale of Company’s or (with respect to the U.K. Business) U.K. Seller’s products infringe, misappropriate or dilute the intellectual property rights of any other person.
(e) Except as disclosed on Schedule 4.13(e), to Sellers’ Knowledge, no other person is infringing, misappropriating or diluting the rights of Company or U.K. Seller with respect to patents, trademarks, trade names, assumed names, copyrights, applications therefor, or with respect to any technology, know-how, processes, trade secrets or proprietary information owned or used in the Global Business.
(f) Except as disclosed on Schedule 4.13(f), neither Company nor U.K. Seller has received written notice from a third party that the operation of the Global Business or any product or service manufactured, marketed, distributed, provided or sold or proposed to be manufactured, marketed, distributed, provided or sold by the Global Business violates or will violate any license or infringes or misappropriates or will infringe or misappropriate any rights of any other person.
(g) Except as disclosed on Schedule 4.13(g), all of the patents, patent applications, trademarks, trademark applications and Domain Names listed on Schedule 4.13(a) are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees).

(h) Company’s policy is that all employees execute written agreements that assign to Company all rights to any inventions, improvements, discoveries, or information relating to the Business and that contain provisions regarding and restricting the use and disclosure of confidential information relating to the Business; and, to Sellers’ Knowledge, all current Employees of the Company have executed such an agreement.
(i) Company and U.K. Seller have taken reasonable precautions to protect the secrecy, confidentiality and value of all trade secret and/or confidential, proprietary information used in or necessary for the conduct of the Global Business.
(j) Each of Company and U.K. Seller has in its possession engineering drawings, process flow documents, manufacturing procedures, bills of materials and routing sheets used exclusively in the operation of the Global Business.
(k) Except as set forth on Schedule 4.13(k), to Sellers’ Knowledge, there are no actions (including the payment of maintenance fees) that must be taken by Company or U.K. Seller within 60 days after the Closing that, if not taken, will result in the loss of any registered intellectual property listed on Schedule 4.13(a).
4.14. No Material Adverse Change. Since the date of the Reference Balance Sheet, there has not occurred any Material Adverse Effect and, to Sellers’ Knowledge, the Global Business has not experienced any event or failed to take any action which reasonably could be expected to result in a Material Adverse Effect.
4.15. Environmental Matters.
(a) For purposes of this Agreement, the term “Hazardous Substances” means:
(i) hazardous materials, hazardous substances, extremely hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conversation and Recovery Act, 42 U.S.C. §6901 et seq., or by any other Environmental and Safety Requirements;
(ii) petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute);
(iii) any radioactive material, including, any source, special nuclear, or by-product material as defined in 42 U.S.C. §2011 et seq.;
(iv) asbestos in any form or condition; and
(v) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental and Safety Requirements.

(b) Except as set forth on Schedule 4.15(b), each of Company and (in relation to the U.K. Business) U.K. Seller is in compliance with all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to public health and safety, and pollution and protection of the environment, all as amended as of the Closing Date (“Environmental and Safety Requirements”) and the Company and (in relation to the U.K. Business) U.K. Seller possess all required permits, licenses and certificates, and have filed all notices or applications required thereby pursuant to applicable Environmental and Safety Requirements (the “Permits”). Except as set forth on Schedule 4.15(b), there are no governmental notices or approval requirements related to the Permits arising as a result of the transactions contemplated by this Agreement.
(c) Except as set forth on Schedule 4.15(c), to Sellers’ Knowledge, neither U.K. Seller (in relation to U.K. Business) nor Company has been subject to, or received any written notice of any private, administrative or judicial action, or any written notice of any intended private, administrative, or judicial action relating to the presence or alleged presence of Hazardous Substances relating to Company, the Global Business, or the Real Property, or any written request for information or notice of potential liability related to the presence of Hazardous Substances at the Real Property or any other location, and there are no pending or threatened actions or proceedings (or notices of potential actions or proceedings) from any governmental agency or any other entity regarding any matter relating to Environmental and Safety Requirements.
(d) Except as set forth on Schedule 4.15(d), to Sellers’ Knowledge, there are no underground storage tanks located on the Real Property.
(e) To Sellers’ Knowledge, Sellers have made available to Purchasers a copy of all material reports, studies, assessments or audits in the possession, custody or control of Seller, U.K. Seller or Company relating to the environmental condition of the Real Property or the compliance of Company and U.K. Seller with Environmental and Safety Requirements.
(f) Each of Company and (with respect to the U.K. Business only) U.K. Seller is, and at all times since January 1, 2008, has been, in material compliance with all Permits.
(g) Notwithstanding any other provision in this Agreement, this Section 4.15 set forth the sole representations and warranties in this Agreement regarding Hazardous Substances or Environmental and Safety Requirements.

4.16. Tax Returns and Payments. Except as set forth on Schedule 4.16(a) or as reflected or reserved against in the Pro-Forma Financial Statements: (a) Sellers’ Group has timely filed or caused to be timely filed all Returns that are required to have been filed on or before the date hereof (i) in the case of the Company, for each taxable period during which Company was a member of Sellers’ Group and (ii) in the case of the U.K. Seller (with respect to the U.K. Business), at all times prior to the Closing Date, and all such Returns are accurate and complete in all material respects, (b) all material federal, state, foreign and other Income Taxes and all other material Taxes due and payable on or before the date hereof, relating to the business or assets of Company or (with respect to the U.K. Business) the U.K. Seller, have been paid, (c) the statute of limitations has expired with respect to all Income Tax Returns and all other Returns, and neither Company nor Sellers’ Group (or any member thereof) has consented to extend the time in which any Tax may be assessed or collected by the IRS or any other taxing authority, (d) no claim for assessment or collection of Taxes relating to the business or assets of the Company or (with respect to the U.K. Business) the U.K. Seller has been asserted in writing by the IRS or any other taxing authority (including HMRC) for taxable periods of the Company or the U.K. Seller (as appropriate) as to which the applicable statutes of limitations have not expired, (e) neither Company nor Sellers’ Group (or any member thereof) has extended the time with respect to the date on which any Return was or is to be filed, (f) Company has no liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any other person other than by reason of being a member of Sellers’ Group, (g) neither Company nor (with respect to the U.K. Business) U.K. Seller is a party to or bound by any tax-indemnity, tax-sharing, tax-allocation, or similar agreements, (h) neither Company nor U.K. Seller has, nor has had, within the last five (5) years, a permanent establishment (as defined by applicable tax treaty) in any foreign country, (i) neither U.K. Seller nor Company is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for Tax purposes, (j) neither Company nor (with respect to the U.K. Business) U.K. Seller has granted any powers of attorney with respect to matters relating to Tax, other than those required by the consolidated return regulations under the Code, (k) there is no closing agreement, compromise, or settlement with the IRS or any other taxing authority (including HMRC) that is binding on Company or (with respect to the U.K. Business) U.K. Seller for any taxable period ending after the Closing Date, (l) there are no requests for rulings or determinations relating to Company or (with respect to the U.K. Business) U.K. Seller pending with the IRS or any other taxing authority (including HMRC), (m) U.S. Seller has made available to U.S. Purchaser for inspection true, correct, and complete copies of Tax Returns filed other than those Tax Returns where the Company files as part of a consolidated or combined group with U.S. Seller, and statements of deficiency assessed against or agreed to by Company (or any other entity or person on behalf of Company), for the most recent two taxable periods of Company, (n) the Company has not engaged in any “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b) or any analogous provision of foreign, state or local law, (o) U.S. Seller will file a consolidated federal Income Tax Return with the Company for the taxable year immediately preceding the current taxable year, (p) all material Taxes that the Company and (with respect to the U.K. Business) U.K. Seller were required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Body, (q) Company has never been a member of an affiliated group within the meaning of Section 1504 of the Code or a member of a consolidated, combined or unitary group other than a group of which the U.S. Seller was the parent, (r) Company or U.K. Seller (solely with respect to the U.K. Business) has not received, within the last five (5) years, written notice of any claim by a Governmental Body in a jurisdiction where Returns have not been filed that Company or (solely with respect to the U.K. Business) U.K. Seller is or may be subject to taxation by such jurisdiction, and (s) no Return is currently under audit or examination and there is no proceeding now pending or, to Sellers’ Knowledge, threatened against or with respect to the Company or (with respect to the U.K. Business) U.K. Seller in respect of any Tax.

4.17. Labor Matters.
(a) Except as disclosed on Schedule 4.17 or (with respect to the U.K. Business) the TUPE Information Schedule, (i) neither Company nor, with respect to the U.K. Business, U.K. Seller is party to or subject to any collective bargaining agreement with any labor organization with respect to any of its operations, and Company and (with respect to the U.K. Business) U.K. Seller are in material compliance with all collective bargaining agreements with labor organizations representing their respective employees; (ii) there are no agreements with or, to Sellers’ Knowledge, demands for recognition by labor unions, work councils or associations representing employees of the Company or the U.K. Employees; (iii) there are no current strikes, slowdowns, picketing, work stoppages, or other occurrences, events or conditions of a similar character in which any of said employees are participating; (iv) all employees of the Company or the U.K. Employees are legally eligible for employment in the United States or the country in which such employee is employed under Law; (v) Company, U.K. Seller and all of their Affiliates are not delinquent in payments to any current or former Company employee or U.K. Employee for wages, salaries, commissions, taxes, social security contributions, bonuses or other compensation for any services performed by any current or former Company employee or U.K. Employee and no sums are owed either by the Company, U.K. Seller or any of their Affiliates for any other amounts required to be reimbursed by Company, U.K. Seller or any of their Affiliates to any current or former Company employee or U.K. Employee and no loans are outstanding to Company employees or U.K. Employees and all such payments have been paid in accordance in all material respects with applicable labor and employment Laws; (vi) neither Company, U.K. Seller nor any of their Affiliates is party to any agreement pursuant to which they shall be obligated to pay any form of compensation to any Company employee or U.K. Employee as a result of the consummation of the transactions contemplated by this Agreement; and (vii) to Sellers’ Knowledge, no management-level Company employee or management level U.K. Employee has given notice of an intent to terminate his or her employment and no such level of person has accepted an offer of employment or engagement and has yet to commence providing their services to the Global Business. Since January 1, 2003, Company has not taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or, to Sellers’ Knowledge, would otherwise trigger notice requirements or material liability under any applicable state or local closing notice or law, there are currently no employees on layoff with recall rights under any collective bargaining agreement and since January 1, 2008, U.K. Seller has not taken any action which would trigger collective consultation for collective redundancy purposes under Section 188 of the Trade Union and Labour Relations (Consolidation) Act 1992 within the U.K. Business.
(b) In respect of the U.K. Employees:
(i) U.K. Seller has provided a schedule of information in relation to the U.K. Employees (the “TUPE Information Schedule”). The TUPE Information Schedule sets forth in writing all the material terms and conditions (including all material benefits) of employment of all U.K. Employees and these are true, complete and accurate in all material respects;

(ii) there is not in existence any written or unwritten contract of employment relating to a U.K. Employee which cannot be terminated by three (3) months’ notice or less without giving rise to a claim for damages or compensation (other than a UK statutory redundancy payment or statutory compensation for unfair dismissal);
(iii) except in relation to the pension-related measures proposed by the U.K. Purchaser, no proposal, assurance or commitment has been communicated to any person regarding any change to his or her terms of employment or working conditions or regarding the increase or improvement of any benefit or any customary or discretionary arrangement or practice and no negotiations have commenced for any such matter;
(iv) there is no liability to pay compensation for loss of office or employment or a redundancy payment to any person or to make any payment under any provision of the Employment Rights Act 1996 and no such compensation or payment has been paid or made (whether pursuant to a legal obligation or ex gratia) in the 12 months preceding the date of this Agreement; and
(v) they represent all persons employed in the U.K. Business at or immediately before the Closing Date, and all U.K. Employees and former employees employed in the U.K. Business are or were employed by the U.K. Seller within the period of six months prior to the Closing Date.
4.18. Assets of the Business; Intercompany Services.
(a) As of the Closing Date, except as would not reasonably be expected to be material, the tangible and intangible properties:
(i) owned, leased or licensed by Purchasers or Company after giving effect to the consummation of the transactions contemplated by this Agreement and the Related Documents (but excluding tangible and intangible properties owned, leased or licensed by Purchaser prior to the Closing); or
(ii) available to the Purchasers or Company under the Transition Agreement during the term thereof, will constitute the tangible and intangible properties that prior to the Closing Date (a) were owned, leased or licensed by the Company or U.K. Seller and used in the Global Business, other than shared systems and services not included in the Transition Agreement and assets purchased, sold or otherwise received or transferred in the ordinary course of business, and (b) that are necessary to conduct the Global Business immediately after Closing substantially as conducted by the Company and U.K. Seller during the one hundred eighty (180) day period prior to the date hereof. For the avoidance of doubt, no representation or warranty is made in this Section 4.18(a) as to any effect on such tangible or intangible properties that is attributable to Purchasers or any of their Affiliates or to any liability or obligation of, or restriction on, Purchasers or any of their Affiliates.

(b) Except as set forth on Schedule 4.18, (i) there are no contracts or agreements between Company or (in relation to the U.K. Business) U.K. Seller, on the one hand, and U.S. Seller, on the other hand, or Company or (in relation to the U.K. Business) U.K. Seller, on the one hand, and any of their respective Affiliates, on the other hand, and (ii) there is no money owed by Company or U.K. Seller (in relation to the U.K. Business only) to, or intercompany liability or obligation of Company or (in relation to the U.K. Business) U.K. Seller to, U.S. Seller or any of Company’s or U.K. Seller’s respective Affiliates, or by U.S. Seller or any of Company’s or U.K. Seller’s respective Affiliates to Company or, if so owed, such amounts will be settled as set forth in Section 3.9 or set forth on the Estimated Statement or Closing Statement of Working Capital, as applicable.
4.19. Undisclosed Liabilities; Selling Expenses.
(a) (i) Except as set forth on Schedule 4.19 and (ii) except for purchase orders entered into in the ordinary course of business which, in each case, involve purchases having a remaining value of less than $1,000,000, the Global Business has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), which have a value of $100,000 or more individually or $500,000 or more in the aggregate, which are (x) required by GAAP to be recognized on a balance sheet of the Company, or (y) to Sellers’ Knowledge, in excess of such amounts, whether or not required by GAAP to be so recognized, except for liabilities and obligations reflected or reserved against or disclosed in the Reference Balance Sheet or incurred in the ordinary course of business since the date of the Reference Balance Sheet and other non-operating intercompany liabilities and obligations.
(b) The Company is not liable for any fees or expenses in connection with the consummation of the Contemplated Transactions (“Selling Expenses”).
4.20. Notes and Accounts Receivable. All of Global Business’s notes and accounts receivable that are reflected on the Reference Balance Sheet represent valid obligations of the obligor and are receivables recorded in accordance with GAAP.
4.21. Product Warranties. Except as set forth on Schedule 4.21, Global Business has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) with respect to products sold, manufactured, leased or delivered or for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the Reference Balance Sheet (including any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Global Business.
4.22. Product Liability.
(a) Schedule 4.22(a) sets forth Company’s and U.K. Seller’s product liability claim history for the last three (3) years related to the Global Business, including the nature and amounts of all product liability claims, the identity of the claimants, and any amounts paid by Company or U.K. Seller in connection with such claims.

(b) Schedule 4.22(b) sets forth all of the aviation product liability insurance policies under which the Company and the U.K. Seller (solely with respect to the Global Business) are insureds or additional insureds for the period from January 1, 2006 to present (the “Aviation Policies”). All the Aviation Policies provide coverage on an “occurrence” basis, each of the Company and the U.K. Seller (solely with respect to the Global Business) are and have been at all times since the inception of the Aviation Policies insureds or additional insureds under the Aviation Policies, and to Sellers’ Knowledge, the consummation of the transactions contemplated by this Agreement will not cause the Company or the (solely with respect to the Global Business) U.K. Seller to cease to be insureds or additional insureds under any of the Aviation Policies. None of the Aviation Policies has been terminated, extinguished or commuted, and none of the limits of liability under any Aviation Policy have been exhausted by the payment of prior or pending claims of any insured or any additional insured under the Aviation Policies.
4.23. Absence of Certain Changes and Events. Except as set forth on Schedule 4.23 or the other Schedules to this Agreement, since the date of the Reference Balance Sheet, Company and U.K. Seller have conducted the Global Business only in the ordinary course of business, and there has not been any:
(a) change in Company’s authorized or issued capital stock; acquisition by Company of any of its securities; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;
(b) amendment to Company’s charter or bylaws;
(c) entry into any transaction or contract with any Affiliate other than (i) in the ordinary course of business, at arms’ length and for fair value consistent with past practice, or (ii) those transactions or contracts that will terminate prior to Closing (with no further liability of the Global Business);
(d) prepayment or acceleration of the payment of any indebtedness;
(e) payment of any kind not in the ordinary course of business which has an aggregate value of more than $100,000;
(f) adoption or amendment (other than as required by Law) of, or increase in the payments to or benefits or enhancement or acceleration of any rights under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, except as required by a collective bargaining agreement in effect as of the date hereof;
(g) entry into, termination of, or receipt of notice of termination of any contract or transaction outside the ordinary course of business or which involves a total remaining commitment by or to Company or U.K. Seller of at least $500,000;
(h) damage to or destruction or loss of any material asset of the Global Business;
(i) material acceleration or delay in the payment of accounts payable or in the collection of accounts receivable other than in the ordinary course of business;

(j) sale, license, sublicense, covenant not to sue under, abandonment, assignment, transfer, disclose, Encumbrance of or grant of any rights under any intellectual property to any third party;
(k) wage or salary increases or any increases in any bonus, insurance, pension, retirement or other employee benefit plan affecting employees of the Global Business except as is consistent with past practice or entry into any employment, severance or similar contract with any director, officer, or key manager of the Global Business;
(l) damage to or destruction or loss of any asset or property of the Global Business, whether or not covered by insurance, which would have a Material Adverse Effect;
(m) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any material asset or property of the Global Business or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of the Global Business, including the sale, lease, or other disposition of any material intellectual property assets;
(n) cancellation or waiver of any claims or rights with a value to the Global Business in excess of $500,000;
(o) material change in the accounting methods used by the Global Business;
(p) hiring or retention of, or attempt to hire or retain, any current or former director, officer of key manager of U.K. Seller (with respect to the U.K. Business only) or Company by U.S. Seller or any of its Affiliates (other than in connection with the Global Business); or
(q) agreement, whether oral or written, by Company or U.K. Seller to do any of the foregoing.
4.24. Government Contracts and Bids.
(a) For purposes of this Agreement, the following terms shall have the following meanings:
(i) “Government Bid” means any bid, offer, proposal or response to solicitation that, if accepted or awarded, would result in the establishment of a Government Contract.
(ii) “Government Contract” means any contract, agreement, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, grant, cooperative agreement, change order or other commitment or funding vehicle with respect to the Global Business that exists between Company, U.K. Seller or (with respect to contracts transferred to the Company pursuant to the Purchase and Sale Agreement dated as of February 5, 2009 by and between CGTI and the Company) Cadillac Gage Textron Inc. (“CGTI”) and (A) any Governmental Body, (B) any prime contractor to any Governmental Body or (C) any subcontractor with respect to any contract described in clause (A) or (B).

(iii) “ Governmental Body” means any (A) federal, state, local or municipal government, or (B) governmental or quasi-governmental authority of any nature, including, (1) any governmental agency, branch, department, official, or entity, (2) any court, judicial authority or other tribunal and (3) any arbitration body or tribunal.
(b) Schedule 4.24(b) sets forth a current, complete and accurate list of all Government Contracts involving payments in excess of $1,000,000 that are currently active in performance (or have been active in performance during the three (3) years prior to the date hereof but have not been closed after receiving final payment) and to which Company, U.K. Seller or CGTI is a party. Schedule 4.24(b) accurately reports for each such Government Contract the contractor, the customer, the contract number, as well as Sellers’ best estimate of the total value of the Government Contract. Sellers have made available to Purchasers complete and correct copies of all Government Contracts listed on Schedule 4.24(b), including modifications. No Government Contract listed on Schedule 4.24(b) was awarded on the basis of any qualification as a “small business concern,” “small disadvantaged business,” protégé status or other preferential status (including disadvantaged-business, minority-owned business, women-owned business or other business status based on ownership or control, or participation in or qualification under other preferential status programs, such as the Historically Underutilized Business Zone program or participation under Section 8.1(a) of the Small Business Act or similar preferences). Schedule 4.24(b) also sets forth a current, accurate and complete list of each of the unexpired Government Bids involving quotations or bids in excess of $650,000 that Company or (in relation to the U.K. Business) U.K. Seller has submitted to a Governmental Body.
(c) Except as set forth on Schedule 4.24(c), with respect to any and all Government Contracts and Government Bids to which Company, U.K. Seller or CGTI is or has been a party, at all times since January 1, 2003:
(i) Company, U.K. Seller and CGTI are, and have been, in material compliance with all terms and conditions of each Government Contract and Government Bid (including all provisions and requirements incorporated expressly, by reference or by operation of Law) and has performed all obligations required to be performed by it thereunder;
(ii) Company, U.K. Seller and CGTI are, and have been, in compliance in all material respects with all requirements of Law pertaining to each Government Contract and Government Bid and all requirements of Governmental Bodies regarding such Law with respect to each Government Contract and Government Bid;
(iii) no Government Contract has been the subject of a termination for default, and none of Company, U.K. Seller or CGTI has received any written or, to Sellers’ Knowledge, oral demand for cure or show cause or other similar notice regarding performance of a Government Contract or, other than warranty claims made in the ordinary course of business, any written (or, to Sellers’ Knowledge, verbal) notice of or claim for or assertion of a condition of default, a breach of contract, a violation of any Law or a violation of a contract requirement (including all provisions and requirements incorporated expressly, by reference or by operation of law therein) in connection with a Government Contract or Government Bid, whether from a Governmental Body or from any prime contractor, subcontractor, vendor or other third party, and no event, condition or omission has occurred or exists that would constitute grounds for such action;

(iv) other than warranty claims made in the ordinary course of business, no event has occurred which, with the passage of time or the giving of notice or both, would reasonably be expected to result in a condition of default or breach of contract or a material violation of any Law with respect to a Government Contract or Government Bid;
(v) none of Company, U.K. Seller or CGTI has, in any material respect, violated any law or administrative or contractual restrictions concerning the employment of (or discussions concerning possible employment with) current or former officials or employees of a Governmental Body (regardless of the branch of government), including the so-called “revolving door” restrictions set forth at 18 U.S.C. Section 207 or similar provisions under state or local laws;
(vi) the representations, certifications and warranties made by Company, U.K. Seller and CGTI with respect to the Government Contracts and Government Bids were accurate and complied with Law in all material respects as of their effective date, and Company, U.K. Seller and (with respect to the Global Business) each Affiliate of U.S. Seller has complied with all such certifications in all material respects;
(vii) (A) none of Company, U.K. Seller or CGTI has received any written or to Sellers’ Knowledge, oral notification of material cost, schedule, technical or quality problems that could reasonably result in claims against Company, U.K. Seller or (with respect to the Global Business) any Affiliate of U.S. Seller (or successors in interest) by a Governmental Body, a prime contractor or a higher tier subcontractor; (B) to Sellers’ Knowledge, there are no Government Contracts pursuant to which Company, U.K. Seller or CGTI is likely to experience cost, schedule, technical or quality problems that could result in claims against Company, U.K. Seller or CGTI (or successors in interest) by a Governmental Body, a prime contractor or a higher tier subcontractor; (C) to Sellers’ Knowledge, no Government Contract or Government Bid has incurred or is currently projected by Company or U.K. Seller to incur untimely performance or material losses or cost overruns; (D) all of the Government Contracts were legally awarded, are binding on the parties thereto and all material Government Contracts are in full force and effect; (E) the Government Contracts are not currently the subject of bid or award protest proceedings, and (F) none of Company, U.K. Seller or CGTI has any pending and does not presently anticipate any claim or request for equitable adjustment, however styled, in conjunction with a Government Contract;
(viii) with respect to Government Contracts to which Company, U.K. Seller or CGTI is a party, no Governmental Body, prime contractor or higher tier subcontractor under a Government Contract or any other person or entity acting on behalf of the foregoing, has notified Company, U.K. Seller or CGTI, either in writing or, to Sellers’ Knowledge, orally, of any actual or alleged material violation or material breach of any law, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification;

(ix) no money due to Company, U.K. Seller or CGTI pertaining to any Government Contract has been withheld or set-off nor has there been any attempt or written or, to the Sellers’ Knowledge, oral threat to withhold or set off any money due under any Government Contract;
(x) all invoices and claims (including requests for progress payments, payment on public vouchers and provisional costs payments) submitted by Company, U.K. Seller or CGTI under each Government Contract complied with law in all material respects and were current, accurate and complete in all material respects as of their submission date;
(xi) neither the execution, delivery nor performance of this Agreement does or will conflict with, result in a material breach or default under or give any counterparty any right to amend or terminate any Government Contract;
(xii) Company and U.K. Seller and each employee of Company or U.K. Seller who holds security clearances are in material compliance with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M, and any supplements, amendments or revised editions thereof;
(xiii) none of Company, U.K. Seller or CGTI is a party to any actual or threatened litigation, investigation or proceeding involving alleged defective pricing under the Truth In Negotiations Act, civil or criminal fraud, improprieties or misconduct in connection with its Government Contracts and Government Bids; and
(xiv) none of Company, U.K. Seller or CGTI has received any written or oral notice terminating any Government Contract for convenience or written or, to Sellers’ Knowledge, oral notice indicating an intent to terminate any of the Government Contracts for convenience.
(d) None of Company, U.K. Seller or CGTI has engaged in any conduct, by act or omission, which would constitute a violation of, or give rise to liability under, the Truth in Negotiations Act, the False Claims Act, or any other statute, regulation, rule, or provision related to civil or criminal fraud, improprieties, or misconduct in connection with its Government Contracts and Government Bids.
(e) Internal Controls, Audits and Investigations.
(i) Since January 1, 2003 and other than actions, lawsuits and proceedings set forth on Schedule 4.10(a) and other than routine audits and inspections in the ordinary course of business, (A) none of Company, U.K. Seller or CGTI has undergone and is not undergoing any audit, inspection or investigation of records by any Governmental Body relating to any Government Contract or Government Bid; (B) none of Company, U.K. Seller or CGTI has received written or oral notice of any investigation, inspection or audit relating to any Government Contract or Government Bid; and (C) no such audit, inspection, or investigation, of records is threatened, either in writing or, to Sellers’ Knowledge, orally. None of Company, U.K. Seller nor CGTI has been advised in writing by any source, or advised orally by an authorized governmental officer or authorized point of contact of any prime contractor or higher tier subcontractor, that an audit, inspection or investigation pertaining to any of its Government Contracts or Government Bids will take place or is under consideration.

(ii) Except as disclosed on Schedule 4.24(e), since January 1, 2003, none of Company, U.K. Seller or CGTI has been under administrative, civil or criminal indictment or criminal information, or audit by a Governmental Body with respect to any deficient performance, mischarging, misstatement or omission or other alleged impropriety or irregularity, arising under or relating to any Government Contract or Government Bid.
(iii) Since January 1, 2003, Company, U.K. Seller and CGTI have at all times maintained systems of internal controls (including cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and material management systems) that are in material compliance with applicable requirements of the Government Contracts, Government Bids and all Laws.
(iv) Except as disclosed on Schedule 4.24(e), none of Company, U.K. Seller or CGTI has conducted or initiated any internal investigation, or made a voluntary or mandatory disclosure to any U.S. Governmental Body, with respect to any alleged misstatement, omission, or violation arising under or relating to any Government Contract or Bid at any time since January 1, 2003.
(f) Debarment, Suspension and Exclusion.
(i) Since January 1, 2003, neither Company nor U.K. Seller nor their respective Representatives have been the subject of a proposed or actual debarment, suspension or exclusion from participation in programs funded by any Governmental Body or in the award of any Government Contract, nor have any of them been listed on any list of parties excluded from participation in government-funded programs nor, to Sellers’ Knowledge, has any such debarment, suspension or exclusion proceeding or proposed listing been initiated or threatened (whether orally or in writing) in the past six (6) years.
(ii) Since January 1, 2003, neither Company nor U.K. Seller has received any notice, communication or proposal that Company or U.K. Seller is or may become nonresponsible or ineligible for award of a Government Contract.
(iii) No circumstances exist that would reasonably be expected to warrant the institution of debarment, suspension or exclusion proceedings or any finding of nonresponsibility or ineligibility with respect to the Global Business in the future.
(g) Security Clearances. Schedule 4.24(g) contains a complete list of all current United States Department of Defense security clearances of Company and U.K. Seller, and a complete list of all employees and facilities of Company and U.K. Seller which have United States Department of Defense security clearances, identifying for each such employee and facility the level of clearance (confidential, secret or top secret) and the status of such clearance as of the date hereof (interim, active, current or expired).
(h) Government Audits. Schedule 4.24(h) sets forth true and complete copies of all government audits including Department of Defense, Defense Contract Audit Administration and Defense Contract Management Contract reports issued to Company and U.K. Seller for the three (3) year period ending on the date hereof.

4.25. U.K. Taxation.
(a) The U.K. Business constitutes a business capable of separate operation.
(b) U.K. Seller is registered for Value Added Tax.
(c) U.K. Seller has not made an election in respect of any land or buildings located in the United Kingdom and acquired by the U.K. Purchaser pursuant to this Agreement under paragraph 2 of Schedule 10 to the U.K. Value Added Tax Act 1994.
(d) All documents which are required to be stamped and which relate to the Purchased Assets and in the enforcement of which the U.K. Purchaser may be interested, have been duly stamped within the requisite period for stamping.
(e) None of the Purchased Assets are a capital item for the purpose of the U.K. VAT Capital Goods Scheme, the input tax on which could be subject to adjustment in accordance with the provisions of Part XV of the U.K. Value Added Tax Regulations 1995.
ARTICLE V
Representations and Warranties of Purchasers
Purchasers hereby jointly and severally represent and warrant to Sellers as follows:
5.1. Organization and Authority.
(a) U.S. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. U.K. Purchaser is a private company limited by shares duly incorporated and validly existing under the laws of England and Wales.
(b) U.S. Purchaser and U.K. Purchaser have all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their respective business as now being conducted, to execute and deliver this Agreement and the Related Documents and to perform the obligations to be performed by such entity hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.
5.2. Corporate Action; No Conflict. The execution, delivery and performance by Purchasers of this Agreement and the Related Documents to be delivered by Purchasers and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of U.S. Purchaser and U.K. Purchaser, as applicable. This Agreement has been duly and validly executed and delivered by U.S. Purchaser and U.K. Purchaser and is, and each of the Related Documents when executed and delivered by U.S. Purchaser and U.K. Purchaser in accordance with its terms shall be, the valid and binding obligation of such Purchaser. Neither the execution, delivery or performance by Purchasers of this Agreement or any Related Document, nor the consummation by Purchasers of the transactions contemplated hereby or thereby, nor compliance by such Purchasers with any provision hereof or thereof shall (a) conflict with or result in a breach of any provision of the charter or by-laws of such Purchaser or any resolution of its stockholders or board of directors or, (b) violate any provision of law, statute, rule or regulation or any order, writ, injunction, permit, judgment or decree of any court or other governmental or regulatory authority applicable to such Purchaser.

5.3. Investigation by Purchasers. Purchasers have conducted their own independent review and analysis of the Company, its business, operations and prospects and acknowledges that Purchasers have been provided access to the personnel, properties, premises and records of Sellers and the Company relating thereto. In entering into this Agreement, Purchasers have relied solely upon the express representations and warranties of Sellers set forth in Article IV and the covenants of Sellers set forth in this Agreement and Purchasers’ own investigation and analysis. Purchasers acknowledge that, except as set forth in Article IV of this Agreement, none of U.S. Seller, U.K. Seller or any of their Affiliates or any of their respective directors, officers, employees, agents, advisors or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchasers or any of their Representatives. Purchasers acknowledge that, except as expressly set forth in the representations and warranties in Article IV of this Agreement: (a) there are no representations or warranties of any kind, express or implied, made by Sellers or any of Sellers’ directors, officers, employees, Affiliates, controlling persons, advisors or Representatives in connection with the transactions contemplated hereby, and (b) that U.S. Purchaser is purchasing the Shares “where is,” “as is” and “with all faults”.
5.4. Funding of Purchase Price. Purchasers have sufficient cash or other contractually committed sources of financing to consummate the purchase of the Shares, the U.K. Business and the Purchased Assets and shall at Closing have funds available sufficient to pay the Purchase Price.
5.5. Securities Representations.
(a) The Shares will be acquired by U.S. Purchaser for investment for the U.S. Purchaser’s own account, not as a nominee or agent and not with a view to the resale or distribution of any part thereof, and the U.S. Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. Neither U.S. Purchaser nor any of its Affiliates has any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations of such person or to any third person, with respect the Shares.
(b) The U.S. Purchaser acknowledges that it is able to obtain and evaluate all materials necessary in making its investment decisions, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.
(c) The U.S. Purchaser understands that the Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and may not be transferred except pursuant to an effective registration statement or in a transaction exempt from the registration requirements.
5.6. VAT. The U.K. Purchaser is, or shall become before or as a result of the acquisition of the U.K. Business under this Agreement, a taxable person for VAT purposes.

ARTICLE VI
Conditions to Obligations of Purchasers
The obligations of Purchasers to close the Contemplated Transactions are, at their option, subject to the fulfillment, on or before the Closing Date, of each of the following conditions precedent (any of which may be waived by Purchasers in whole or in part):
6.1. Performance of Covenants. Sellers shall have, (a) in all material respects, performed and complied with all covenants and obligations required by this Agreement to be performed or complied with by them on or before the Closing Date and (b) executed and delivered, or caused to be executed and delivered, all Related Documents to be executed and delivered by Sellers, and Purchasers shall have received at the Closing a certificate of an officer of U.S. Seller, dated as of the Closing Date, to such effect; provided, however, that Sellers shall be provided the opportunity to cure any failure to so perform or comply under subsection (a) above (other than a failure to perform or comply with its obligation under Section 3.8), if a cure is possible, on or before the earlier of: (i) the tenth day after receiving written notice of such failure from U.S. Purchaser or (ii) April 27, 2009 (the “Outside Date”).
6.2. Accuracy of Representations.
(a) Each of the Sellers’ representations and warranties contained in Article IV of this Agreement shall be true and correct in all material respects, on the date of this Agreement and on the Closing Date with the same effect as though made on and as of the Closing Date (except that representations and warranties which speak as of a specified date or period of time shall be true and correct only as of such date or period of time); provided, however, that for purposes of determining whether such representations and warranties are true and correct in all material respects, any Schedule Update will be disregarded.
(b) Each of the Sellers’ representations and warranties containing materiality or Material Adverse Effect qualifiers and each of the Seller Fundamental Representations will be true and correct in all respects, in each case on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties which speak as of a specified date or period of time are required to be true and correct only as of such date or period of time); provided, however, that for purposes of determining whether such representations and warranties are true and correct, any Schedule Update will be disregarded.
(c) The Purchasers shall have received at the Closing a certificate of an officer of U.S. Seller, dated as of the Closing Date, confirming that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.
6.3. HSR Act. All applicable waiting periods (including any extensions thereof) required under the HSR Act shall have expired or been terminated.

6.4. No Proceedings. There shall not be pending or threatened any claim, suit, action or other proceeding brought by any governmental agency before any court, tribunal or governmental agency, prohibiting or restraining the transactions contemplated by this Agreement, seeking material damages in connection therewith, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering to a material degree with any of the transactions contemplated by this Agreement, and there shall not be in effect any claim, suit, action or other proceeding brought by any third party (other than a governmental agency) before any court, tribunal or governmental agency, seeking to prohibit or otherwise restrain to a material degree the transactions contemplated by this Agreement, seeking material damages in connection therewith, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering to a material degree with any of the transactions contemplated by this Agreement; provided, however, that Purchasers may not invoke this Section 6.4 if either has directly or indirectly solicited or encouraged such claim, suit, action or other proceeding.
6.5. Authorization. All action necessary to authorize the execution, delivery and performance by Sellers of this Agreement and each of the Related Documents and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by Sellers, and Sellers shall have full power and right to consummate the transactions contemplated hereby and thereby.
6.6. Secretary’s Certificate. Sellers shall have delivered to Purchasers certificates of the Secretary or Assistant Secretary of each of U.S. Seller and U.K. Seller and Company as to the charter, by-laws, corporate resolutions and incumbency of officers of U.S. Seller, U.K. Seller and Company in form and substance reasonably satisfactory to Purchasers.
6.7. Resignations. Purchasers shall have received duly signed resignations, effective immediately after the Closing, of all directors and officers of Company other than those whom Purchasers shall have specified in writing at least five (5) business days prior to the Closing.
6.8. Consents. Each third party consent identified on Schedule 6.8 shall have been obtained and be in full force and effect.
6.9. Material Adverse Effect. Since the date of this Agreement, there shall not exist any fact, event or circumstance that could reasonably be expected to give rise to a Material Adverse Effect.
6.10. Delivery of Financial Statements. Sellers shall have delivered to U.S. Purchaser an audited balance sheet of the Global Business as of January 3, 2009, and the related audited, consolidated statements of income, shareholder’s equity and cash flow, in each case (a) including the notes thereon, together with the reports thereon of E&Y, and (b) prepared in accordance with GAAP; provided, however, that (x) Purchasers shall use their best efforts to obtain the necessary approval from its lenders to enable Purchasers to waive the condition precedent set forth in this Section 6.10 and (y) if such approval shall have been obtained, Purchasers will waive this condition.
6.11. Information and Consultation of U.K. Employees. The outcome and completion of the consultation process with affected U.K. Employees in accordance with Regulation 13 of TUPE.

ARTICLE VII
Conditions to Obligations of Sellers
The obligations of Sellers to close the Contemplated Transactions are, at their option, subject to the fulfillment, on or before the Closing Date, of each of the following conditions precedent (any of which may be waived by Sellers in whole or in part):
7.1. Performance of Covenants. Purchasers shall have, (a) in all material respects, performed and complied with all covenants and obligations required by this Agreement to be performed or complied with by it on or before the Closing Date, and (b) executed and delivered, or caused to be executed and delivered, all Related Documents to be executed and delivered by Purchasers, and Sellers shall have received at the Closing a certificate of an officer of U.S. Purchaser, dated as of the Closing Date, to such effect; provided, however, that Purchasers shall be provided the opportunity to cure any failure to perform or comply under subsection (a), if a cure is possible, on or before the earlier of: (i) the tenth day after receiving written notice of such failure from Sellers or (ii) the Outside Date.
7.2. Representations and Warranties. Each of the representations and warranties of Purchasers contained in Article V of this Agreement shall be true and correct in all material respects on the date of this Agreement and on the Closing Date with the same effect as though made on and as of the Closing Date (except that representations and warranties which speak as of a specified date or period of time shall be true and correct only as of such date or period of time), and Sellers shall have received at the Closing a certificate of an officer of U.S. Purchaser, dated as of the Closing Date, to such effect.
7.3. HSR Act. All applicable waiting periods (including any extensions thereof) required under the HSR Act shall have expired or been terminated.
7.4. No Proceedings. There shall not be in effect any claim, suit, action or other proceeding brought by any governmental agency before any court, tribunal or governmental agency, prohibiting or restraining the transactions contemplated by this Agreement, or seeking material damages in connection therewith; provided, however, that Sellers may not invoke this Section 7.4 if U.S. Seller or U.K. Seller directly or indirectly solicited or encouraged such claim, suit, action or other proceeding.
7.5. Authorization. All action necessary to authorize the execution, delivery and performance of this Agreement and each of the Related Documents, and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by Purchasers, and Purchasers shall have full power and right to consummate the transactions contemplated hereby and thereby.

7.6. Secretary’s Certificate. Purchasers shall have delivered to Sellers a certificate of the Secretary or Assistant Secretary of each of U.S. Purchaser and U.K. Purchaser as to the charter, by-laws, corporate resolutions applicable to this Agreement and the Related Documents and the transactions contemplated hereby and thereby, and incumbency of officers of U.S. Purchaser and U.K. Purchaser in form and substance reasonably satisfactory to Sellers.
7.7. Information and Consultation of U.K. Employees. The outcome and completion of the consultation process with affected U.K. Employees in accordance with Regulation 13 of TUPE.
ARTICLE VIII
Environmental Matters
8.1. Environmental Indemnification.
(a) Subject to the provisions in this Article, from and after the Closing Date, Sellers shall jointly and severally indemnify and hold harmless Purchasers, Company and their respective Affiliates for any Damages incurred or sustained by Purchasers, Company and their respective Affiliates in connection with or resulting from any investigation, reporting to a Governmental Body, remediation or cleanup with respect to Hazardous Substances to the extent released into the environment at the Real Property prior to the Closing Date and for which either Sellers or the Company, prior to the Closing Date, are or were responsible under Environmental and Safety Requirements (the “Environmental Damages”).
(b) Notwithstanding anything in this Agreement to the contrary, with respect to Sellers’ indemnification obligations for Environmental Damages:
(i) (A) Sellers shall have no liability for the amount of reserves reflected on the Reference Balance Sheet in respect of Environmental Damages, all of which shall be borne by Purchasers;
(B) thereafter, Sellers shall be liable for any additional Environmental Damages until the aggregate Environmental Damages equal two times the amount reflected on the Reference Balance Sheet; and
(C) once Environmental Damages exceed two times the amount reflected on the Reference Balance Sheet in the aggregate, Sellers shall be responsible for 90% of such excess and Purchasers shall be responsible for 10% of such excess;
(ii) Sellers shall have no responsibility for remediation of the Owned Real Property located in Santa Clarita, California (the “Santa Clarita Real Property”) beyond the standards applicable to industrial property; and
(iii) Sellers shall have no liability to Purchasers for any legal, consulting or other expenses incurred by Purchasers, Company or their respective Affiliates in connection with Sellers’ performance of their obligations hereunder or for any loss of property value or loss with respect to any real estate transaction pertaining to the Real Property or any responsibility or obligation related to the management, testing, transportation or disposal of Hazardous Substances disturbed by, or on the behalf, of Purchasers in connection with the repair, maintenance, replacement, demolition, or expansion of any facility at the Real Property or any violations of use restrictions by or on the behalf of Purchasers.

(c) Except as otherwise provided in Section 8.1(b), the right of Purchasers, Company and their respective Affiliates to indemnification under this Article VIII shall be unlimited, provided that Purchasers must assert any indemnification claims under this Article VIII within seven (7) years after the Closing Date.
(d) With respect to those Environmental Damages that are Purchasers’ responsibility pursuant to Section 8.1(b)(i) and for which Sellers elect to perform the Environmental Response Actions, Purchasers shall make payment within 30 days of receiving any invoice for the costs relating to such Environmental Damages.
8.2. Other Clean Up Liability. Sellers shall, after Closing, forever assume all liabilities and obligations relating to, and shall indemnify and hold harmless Purchasers, the Company and their respective Affiliates from any Damages incurred or sustained by Purchasers, the Company and their respective Affiliates in connection with or arising from any actual or alleged arrangement by the Company or U.K. Seller for disposal or treatment of Hazardous Substances prior to the Closing Date at locations other than the Real Property.
8.3. Cooperation by Purchasers. Purchasers will, and will cause Company to, provide reasonable cooperation to Sellers in performing their obligations hereunder, including: (a) giving Sellers prompt written notice of any claim, demand, or other notice with respect to which indemnity may be sought under this Article VIII; (b) providing Sellers and Sellers’ agents, contractors and consultants, and relevant government officials, with reasonable access (at no charge) to the Real Property to conduct any necessary investigation or remedial action, including sampling, monitoring, treatment, installation of equipment, construction of facilities, removal and disposal, subject to reasonable regulation of access to Company’s property (such as the requirement of proof of insurance); provided that Purchasers shall not be required to provide access for any Environmental Response Actions that require Purchasers, the Company or their respective Affiliates to halt or suspend any material operations on the Real Property for a period longer than 1 hour; (c) executing any orders, permits, applications or agreements to effectuate Sellers’ obligations hereunder; (d) providing Sellers and their agents, contractors and consultants with any records, documents and other data in its possession and requested by Sellers relevant to indemnification obligations, provided that such records, documents and other data are not attorney-client privileged or attorney work-product; (e) executing and permitting to be recorded such additional documents as any governmental authority may require with respect to the Santa Clarita Real Property to effectuate the restrictions provided in the environmental restriction on property referenced in Section 8.6 (and such reasonable similar restrictions to effectuate Sellers’ obligations hereunder with respect to the Pacoima Real Property should U.S. Purchaser or Company or their affiliates ever purchase the Pacoima Real Property); (f) avoiding unreasonable interference with Sellers’ Environmental Response Actions, including with respect to equipment installed by Sellers in connection therewith, so long as such installation does not materially or unduly interfere with the operations of the Business; (g) allowing Sellers use of sewer connections and utilities (provided that Sellers reimburse Purchasers any additional changes associated with such use); and (h) otherwise providing such assistance reasonably necessary to enable Sellers to comply with their obligations hereunder; provided, however, that such cooperation must only be provided upon during normal business hours, upon advance notice and in a manner that is not unduly disruptive to the Global Business.

8.4. Environmental Response Action. Sellers, at their sole option, shall have the right to control the manner and method of any investigation and remediation of any Real Property that is subject to a claim for indemnification under Section 8.1 (the “Environmental Response Actions”), including selection of consultants and contractors (subject to Purchasers’ approval of such consultants and contractors, which approval shall not be unreasonably withheld) and any communications with government authorities (provided that Purchasers are provided with advance copies (to the extent commercially practicable) and an opportunity to comment on such communications with governmental authorities and provided further, that while Sellers shall consider Purchasers’ comments in good faith, Sellers’ decision as to the communication shall be final), so long as such Environmental Response Action is conducted in accordance with applicable Law and Environmental and Safety Requirements and in a manner so as to avoid interference with Purchasers’, Company’s and their respective Affiliates’ use of the Real Property (including access to or egress therefrom) to the extent commercially practicable. If Sellers control the Environmental Response Actions, then Sellers shall (a) obtain all licenses, permits, approvals and authorizations required by Law in connection with the Environmental Response Actions, (b) promptly repair any damage to the Real Property resulting from the Environmental Response Actions or, if such damage cannot be repaired, restore the Real Property as near as commercially practicable to the condition that existed before the damage occurred, (c) assume liability for the management, treatment, storage and disposal of any Hazardous Substances handled in connection with the Environmental Response Actions (subject to Section 8.1(b)(i)) and (d) comply with the relevant terms of any lease, mortgage or other document applicable to the Real Property where the Environmental Response Actions are conducted to the extent Sellers have actual notice of such documents.
8.5. Subsurface Sampling.
(a) Neither U.S. Purchaser, U.K. Purchaser nor Company shall undertake any investigation that would involve subsurface sampling or excavation unless such investigation is (i) the result of a demand (including the assertion of legal right to perform such investigation) or claim by a governmental authority or other third party other than an Affiliate of U.S. Purchaser, U.K. Purchaser or Company, or (ii) necessary to comply with the requirements of applicable Environmental and Safety Requirements for industrial real property.
(b) Notwithstanding anything to the contrary in Section 8.5(a), U.S. Purchaser, U.K. Purchaser or Company may conduct subsurface sampling or excavation (i) necessary for normal maintenance of structures and improvements at the Real Property or for the expansion of structures or construction of new structures on the Real Property; or (ii) required by a Subsequent Purchaser of the Real Property or by a third party in contemplation of providing financing secured by the Real Property.
(c) Sellers shall not have any responsibility for Damages under Section 8.1 that result from acts of Purchasers, Company or their respective Affiliates that are prohibited by Section 8.5(a).

8.6. Santa Clarita Real Property. U.S. Purchaser acknowledges that with respect to the Santa Clarita Real Property, U.S. Seller will record in the land records pertaining to such property prior to the Closing a covenant and environmental restriction on property in form and substance as attached hereto as Exhibit 8.6.
8.7. Exclusive Remedy. Any claim for indemnification by Purchasers that may be asserted under Sections 8.1 or 8.2 shall not be eligible for indemnification pursuant to Section 14.1 of this Agreement. The indemnities set forth in Articles VIII and XIV of this Agreement constitute the sole and exclusive obligation of Sellers with respect to environmental matters, and, with respect to the environmental condition of the Real Property, Purchasers and Sellers mutually covenant not to bring suit against each other or the Company with respect to Environmental and Safety Requirements (a) under any state, federal or local statute, rule or regulation, including the Comprehensive Environmental Response, Compensation, and Liability Act or (b) at common law or equity except to enforce the provisions of such indemnities.
ARTICLE IX
Employee Matters
9.1. Scope of Article. This Article IX contains the covenants and agreements of the parties with respect to (a) the employees of the Global Business whose employment with the Global Business has not ended as of the Closing (the “Employees”), (b) former employees of the Global Business whose employment with the Global Business terminated before the Closing (whether by retirement or otherwise) and who were employed by the Global Business immediately before such termination of employment (the “Former Employees”) and (c) Employee Benefit Plans. As used in this Agreement, “U.K. Employees” means the persons employed by the U.K. Seller at or immediately before the Closing Date in the U.K. Business as listed in the TUPE Information Schedule and “U.K. Employee” means any one of them.
9.2. Benefits and Compensation. Purchasers shall provide, effective as of the Closing Date, employee compensation and benefit plans, programs, policies and arrangements (including fringe benefits and severance pay) that, in the aggregate, will provide benefits and compensation to Employees of the Company that are for a period of at least one (1) year after the Closing Date, in the aggregate not less than those provided by the Company to its Employees immediately prior to the Closing Date. For the avoidance of doubt, this obligation does not apply in respect of pension or other benefits provided by U.K. Seller to U.K. Employees under any occupational pension scheme as defined in section 1(1) of the Pension Schemes Act 1993. Notwithstanding the foregoing, Purchasers shall provide all compensation and benefits and otherwise perform all obligations under any collective bargaining agreements to which the Company is a party, which agreements are listed on Schedule 4.17, and in accordance with applicable Law including, without limitation, TUPE in respect of the U.K. Employees.

9.3. Pension Plans.
(a) Transfer of U.S. Qualified Defined Benefit Pension Plan and Related Defined Contribution Benefit Plan Assets and Liabilities.
(i) Salaried Pension Plan. U.S. Purchaser or an Affiliate of U.S. Purchaser shall establish, or amend an existing pension plan, as of the Closing Date, or as soon as practicable after the Closing Date, to include, a tax-qualified defined benefit plan (a “Purchaser’s Salaried Pension Plan”) providing benefits substantially identical to those provided for salaried Employees participating in the Textron Master Retirement Plan Addendum A (“Seller’s Salaried Pension Benefit Plan”); provided, however, that the foregoing shall not be construed to limit the ability of U.S. Purchaser or such Affiliate to amend or terminate Purchaser’s Salaried Pension Plan or the benefits provided thereunder at any time or from time to time following the Closing in any manner, subject to compliance with applicable Law and Section 9.2. Subject to the transfer of assets described in Section 9.3(a)(iv), Purchaser’s Salaried Pension Plan shall assume the liabilities as of the Closing Date for the benefits of all Employees (and their eligible beneficiaries) participating in the Seller’s Salaried Pension Benefit Plan.
(ii) Retirement Account Plan. With respect to the Textron, Inc. Retirement Account Plan (“Seller’s Companion Defined Contribution Plan”), a tax-qualified defined contribution plan of U.S. Seller linked to Seller’s Salaried Pension Benefit Plan, U.S. Purchaser shall establish or designate a tax-qualified defined contribution plan (“Purchaser’s Companion Defined Contribution Plan”) providing benefits substantially identical to those provided for salaried Employees participating in Seller’s Companion Defined Contribution Plan, which plan shall be linked to Purchaser’s Salaried Pension Plan in the same manner as Seller’s Companion Defined Contribution Plan is linked to Seller’s Salaried Pension Benefit Plan; provided, however, that the foregoing shall not be construed to limit the ability of U.S. Purchaser or such Affiliate to amend or terminate Purchaser’s Companion Defined Contribution Plan or the benefits provided thereunder at any time or from time to time following the Closing in any manner, subject to compliance with applicable Law and Section 9.2. Following the Closing, on or about the time that the asset transfer described in Section 9.3(a)(iv) takes place, U.S. Seller shall also cause the trustee under Seller’s Companion Defined Contribution Plan to transfer to the trustee of Purchaser’s Companion Defined Contribution Plan assets (in cash) in an amount equal to the account balances (whether or not vested), valued as of the day before the actual asset transfer date, of each salaried Employee then participating in Seller’s Companion Defined Contribution Plan. Upon such transfer of assets, Purchaser’s Companion Defined Contribution Plan shall assume all liabilities for benefits accrued as of the date of such transfer under Seller’s Companion Defined Contribution Plan in respect of such individuals and Seller’s Companion Defined Contribution Plan shall be relieved of all such liabilities.
(iii) Hourly Pension Plan. U.S. Purchaser or an Affiliate of U.S. Purchaser shall establish, or amend an existing pension plan, as of the Closing Date, or as soon as practicable after the Closing Date, to include, a tax-qualified defined benefit plan (“Purchaser’s Hourly Pension Plan”) providing benefits substantially identical to those provided for hourly Employees participating in the Textron Master Retirement Plan Addendum V (“Seller’s Hourly Master Pension Benefit Plan”, and together with Seller’s Salaried Pension Benefit Plan, “Seller’s Pension Plans”); provided, however, that the foregoing shall not be construed to limit the ability of U.S. Purchaser or such Affiliate to amend or terminate Purchaser’s Hourly Pension Plan or the benefits provided thereunder at any time or from time to time following the Closing in any manner, subject to compliance with applicable Law or collective bargaining agreements and Section 9.2. Subject to the transfer of assets described in Section 9.3(a)(iv), Purchaser’s Hourly Pension Plan shall assume the liabilities as of the Closing Date for the benefits of all Employees (and their eligible beneficiaries) participating in Seller’s Hourly Master Pension Benefit Plan.

(iv) Transfer of Pension Assets. On a day which is within ninety (90) days after the latest of (A) the date upon which U.S. Purchaser delivers to U.S. Seller notice that U.S. Purchaser’s actuaries, pursuant to Section 9.3(a) of this Agreement, have reviewed the calculations of U.S. Seller’s actuaries and are satisfied that such calculations are in accordance with this Agreement, or (B) the day upon which U.S. Purchaser delivers to U.S. Seller a copy of a favorable IRS determination letter or an opinion, reasonably satisfactory to U.S. Seller’s counsel, of U.S. Purchaser’s counsel, in either case, to the effect that the terms of Purchaser’s Salaried Pension Plan and Purchaser’s Hourly Pension Plan and their related trusts qualify, as to form, under Section 401(a) and Section 501(a) of the Code, or (C) the day upon which U.S. Seller delivers to Purchaser a copy of a favorable IRS determination letter or an opinion, reasonably satisfactory to U.S. Purchaser’s counsel, of U.S. Seller’s counsel, in either case, to the effect that the terms of the Textron Master Retirement Plan and related trust (as each has been amended to date) qualify, as to form, under Section 401(a) and Section 501(a) of the Code, U.S. Seller shall cause the trustee under Seller’s Salaried Pension Benefit Plan and the Seller’s Hourly Master Pension Benefit Plan trust (“Seller’s Trustee”) to transfer to the trustee of Purchaser’s Salaried Pension Plan and Purchaser’s Hourly Pension Plan (“Purchaser’s Trustee”), respectively, assets in an amount equal to the amount in respect of the applicable plan computed pursuant to Section 9.3(a)(v), but not less than the amount necessary to satisfy the applicable requirements of Sections 414(1) and 401(a)(12) of the Code, which amount will be calculated using the actuarial assumptions and methodologies set forth in Section 9.3(a)(v).
(v) Calculation of Transferred Amount of Asset Transfer. The assets to be transferred from Seller’s Trustee to Purchaser’s Trustee shall be cash only and, subject to Section 9.3(b), shall equal the present value as of the Closing Date of the accumulated benefit obligation as of the Closing Date of the Employees participating in Seller’s Salaried Pension Benefit Plan and Seller’s Hourly Master Pension Benefit Plan. The calculation of the present value of the accumulated benefit obligation will be calculated using the schedule of participants in such plans set forth on Schedule 9.3(a)(v) (as updated by Seller through the Closing Date) and by applying (A) a discount rate determined by (x) taking the discount rate of 6.25% utilized in U.S. Seller’s January 3, 2009 audited disclosure prepared for purpose of Statement of Financial Accounting Standards Number 87 published by the Financial Accounting Standards Board (“Seller’s FAS 87 Audit Disclosure”), (y) adjusting such rate up or down to reflect the difference in the Citigroup Pension Liability Index from December 31, 2008 to the end of the month coincident with or immediately preceding the Closing Date and (z) rounding such rate up, if necessary, to the next basis point evenly divisible by five and (B) other actuarial assumptions, methods and methodologies utilized in such Seller’s FAS 87 Audit Disclosure and as set forth in Schedule 9.3(a)(iv).
(b) The amounts so determined in Section 9.3(a)(v) shall be adjusted for investment earnings at the actual investment return (net of investment management fees) of the Textron Master Retirement Plan Trust for the period between the Closing Date and the date on which assets are transferred from the Textron Master Retirement Plan Trust to a trust established by U.S. Purchaser to fund Purchaser’s Pension Plans, as described in Section 9.3(a)(iv), and reduced by the amount of any benefit payments to Employees and their beneficiaries during such period and a proportionate share, based on asset value, of administrative expenses (including actual expenses of any paying agent) for such period if such administrative expenses are charged to Seller’s Pension Plans.

(c) The assets caused to be transferred pursuant to Section 9.3(a)(iv) shall be calculated by U.S. Seller’s actuary, and shall be subject to review by U.S. Purchaser’s actuary for the purpose of confirming that the calculation was made in accordance with (1) the actuarial assumptions and methods set forth in Section 9.3(a)(v), or Section 9.3(a)(iv) if necessary, and on Schedule 9.3(a)(iv) and (2) generally accepted actuarial practice. As soon as practicable after the Closing Date, U.S. Seller shall provide U.S. Purchaser with a detailed summary of the calculations described in Section 9.3(a)(v), or Section 9.3(a)(iv) if necessary, and any back-up data reasonably requested by U.S. Purchaser. If U.S. Purchaser or U.S. Purchaser’s actuary does not notify U.S. Seller to the contrary within sixty (60) days after the delivery to U.S. Purchaser of such detailed summary and data, the calculations of U.S. Seller’s actuary pursuant to Section 9.3(a)(v), or Section 9.3(a)(iv) if necessary, shall be deemed to be final, conclusive and binding on the parties. If, however, U.S. Purchaser notifies U.S. Seller in writing within such period that it and its actuaries believe that the calculations were not prepared in accordance with the requirements of Section 9.3(a)(v), or Section 9.3(a)(iv) if necessary, and such notice specifies (i) the precise items of the calculations challenged, (ii) the basis of the challenge and (iii) the amount of the adjustment they propose with respect to each such item, the parties will then attempt to resolve their differences with respect thereto. U.S. Purchaser shall only be entitled to dispute any individual item that involves a proposed adjustment of more than twenty-five thousand dollars ($25,000) and only to the extent that all disputed items exceeding twenty-five thousand dollars ($25,000) exceed, in the aggregate, one hundred thousand dollars ($100,000). If the parties are unable to resolve their dispute within ninety (90) days after the date U.S. Purchaser notifies U.S. Seller of the disputed items, the disputed items shall be submitted for resolution to a partner or senior executive of an Independent Actuary Firm (the “Actuary Arbitrator”) who shall arbitrate any such dispute. The term “Independent Actuary Firm” shall mean an internationally recognized benefits consulting firm which shall have no direct interest in either of U.S. Seller or U.S. Purchaser or the outcome of the dispute and shall not have been retained by U.S. Seller or U.S. Purchaser for a period of at least five (5) years, or such other benefits consulting firm mutually acceptable to U.S. Purchaser and U.S. Seller. The Actuary Arbitrator shall be asked to resolve such disputes and report his or her final determination thereupon in writing to U.S. Seller and U.S. Purchaser within sixty (60) days after such referral. The written determination of the Actuary Arbitrator shall be final, conclusive and binding on the parties hereto, and may be entered and enforced in any court having jurisdiction. The fees and expenses of the Actuary Arbitrator in resolving the dispute shall be borne equally by the parties. The arbitration shall be held in accordance with the Arbitration Rules, except as modified herein. If U.S. Seller and U.S. Purchaser fail to agree on an Actuary Arbitrator within fifteen (15) days of receipt by either party of a demand for arbitration under this Section 9.3(c), on the request of any party, such arbitration shall be submitted to the AAA, which shall appoint an Actuary Arbitrator using the listing, striking and ranking method in the Arbitration Rules; provided, however, that the AAA may only select the Actuary Arbitrator from its New York and Chicago rosters. Any time period contained herein or in the Arbitration Rules may be extended by mutual agreement of the parties or by the Actuary Arbitrator for good cause shown. The arbitration shall be held, and the award shall be issued in New York City, New York.
9.4. Defined Contribution Plan. The accounts under the Textron Savings Plan of all Employees shall be nonforfeitable on the Closing Date, and shall be distributable in accordance with the terms of that plan. To the extent necessary, U.S. Seller shall amend the Textron Savings Plan to permit any Employee with an outstanding loan under such plan as of the Closing Date to continue to repay such loan after the Closing Date for the duration of its term. U.S. Purchaser shall not assume any liability or have responsibility with respect to the Textron Savings Plan.

9.5. Severance and Other Liability.
(a) Sellers shall retain and be solely liable for and shall indemnify and hold Purchasers harmless from and against all obligations, costs or expenses related to the Employee Benefit Plans or any other employee benefit plan or arrangement maintained or contributed to by U.K. Seller or by U.S. Seller or its Affiliates or other entity treated as single employer with U.S. Seller or any Affiliate under Section 414(a), (c), (m) or (o) of the Code or under which Sellers or their affiliates have any liability, except with respect to any liabilities under the Employee Benefit Plans expressly assumed by Purchasers under this Agreement. Purchasers shall assume, discharge, pay and be solely liable for and shall indemnify and hold Sellers harmless from and against all obligation, cost or expense for (i) any earned vacation or holiday pay relating to Employees and Former Employees to the extent reflected on the Closing Statement of Working Capital or arising after the Closing Date; (ii) any other fringe benefits relating to Employees and Former Employees whether or not on the Closing Statement of Working Capital; (iii) any health, disability or life insurance coverage and any medical and dental benefits (including retiree medical and life insurance coverage) payable at any time to Employees and Former Employees; (iv) severance pay, termination indemnity pay, salary continuation, special bonuses or like compensation under Sellers’ Employee Benefit Plans, or under applicable Law, relating to Employees and Former Employees to the extent such liability is reflected on the Closing Statement of Working Capital or arises after Closing Date. Purchasers shall continue to employ immediately following the Closing all of the Employees. The provisions of this Section 9.5 shall not be construed to limit the ability of Purchasers to terminate any Employee at any time following the Closing for any reason, subject to compliance with applicable Laws and contracts, including, but not limited to TUPE, the WARN Act and similar state and local Laws. Where there is any conflict in respect of the U.K. Employees between the provisions of this Section 9.5(a) and the provisions of Section 9.5(b) and 9.13, the provisions of Section 9.5(b) and 9.13 (as applicable) shall prevail.
(b) The U.K. Seller and the U.K. Purchaser acknowledge and agree that this Agreement and the purchase of the Purchased Assets constitutes a relevant transfer for the purposes of TUPE and that the contracts of employment of each of the U.K. Employees will have effect from the Closing Date as if originally made between the U.K. Purchaser and the U.K. Employees.
(c) Subject to applicable privacy Laws, U.S. Seller and its Affiliates shall use their commercially reasonable efforts to cooperate with U.S. Purchaser in its acquisition of stop-loss insurance covering health benefits to be provided during any transition period under the Transition Agreement following Closing by providing information required by insurance carriers relating to health benefits provided to Employees and Former Employees, the cost of providing any such information to be borne by U.S. Purchaser.

9.6. Workers’ Compensation and Employer’s Liability. From and after the Closing, U.S. Purchaser shall assume, discharge, pay and be solely liable for all liabilities in respect of any suits, claims, proceedings and actions pending as of or commenced after the Closing Date resulting from actual or alleged harm or injury under applicable Workers’ Compensation Laws to Employees of Company or Former Employees of Company regardless of when the incident or accident giving rise to such liability occurred or occurs. U.S. Purchaser shall make all necessary arrangements to assume all worker’s compensation claim files, whether open or closed, as of the Closing Date, and will make the necessary arrangements for assuming the continued management of such liabilities, including through entering into a Claims Management Agreement with U.S. Seller substantially in the form attached hereto as Exhibit 9.6 (the “Claims Management Agreement”).
9.7. Prior Service Credit. Following the Closing Date, with respect to each Employee, for purposes of determining eligibility to participate, vesting and entitlement to benefits under any employee benefit plan or arrangement of Purchasers or their Affiliates, including severance benefits, paid time-off and vacation entitlement (but not accrual of pension benefits), service prior to the Closing with the U.S. Seller, U.K. Seller or any Affiliate of either Seller (or predecessor employers to the extent the U.S. Seller, U.K. Seller or any Affiliate of either Seller provided past service credit) shall be treated as service with Purchasers or the applicable Affiliate of Purchasers; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service shall also apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any pre-existing condition limitations, provided in the case of any insured benefit to the extent not prohibited by the insurer. Each such plan shall waive pre-existing condition limitations to the same extent waived or inapplicable under the corresponding Global Business plan, provided in the case of any insured benefit to the extent not prohibited by the insurer. To the extent they provide such information to Purchasers or their Affiliates or their applicable plans, Employees shall be given credit under the applicable plan of Purchasers or any Affiliate thereof for amounts paid under a corresponding Sellers’ plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the successor or replacement plan.
9.8. Flexible Spending Accounts. With respect to the year in which Closing occurs, or, if later (and to the extent applicable), the date on which U.S. Seller’s provision of transition services under the Transition Agreement with respect to flexible spending accounts for medical and dependent care expenses ends (the later of such dates being referred to herein as the “FSA Transition Date”), U.S. Purchaser or an Affiliate of U.S. Purchaser shall establish flexible spending accounts for medical and dependent care expenses under a new or existing plan established or maintained under Section 125 or Section 129 of the Code, as applicable (“Purchaser FSAs”), effective as of the FSA Transition Date, for each Employee who as of the FSA Transition Date, is a participant in a flexible spending account for medical or dependent care expenses under an Employee Benefit Plan pursuant to Section 125 or Section 129 of the Code (“Seller FSAs”). Within sixty (60) days after the FSA Transition Date, U.S. Seller shall provide an accounting to U.S. Purchaser of each applicable Employee’s account balance in Seller FSAs, in each case as of the FSA Transition Date. Upon receipt of such accounting, U.S. Purchaser shall cause each participating Employee’s account under the Purchaser FSAs to be credited or debited, as applicable, effective on the day after the FSA Transition Date, in an amount equal to the applicable account balance of such Employee under the corresponding Seller FSA as of the FSA Transition Date. As soon as administratively practicable after the delivery of the accounting described above, U.S. Seller shall transfer to U.S.

Purchaser an amount equal to the total contributions made to Seller FSAs by Employees in respect of the plan year in which the FSA Transition Date occurs, reduced by an amount equal to the total claims already paid to Employees under such plans in respect of such plan year; if, however, such amount is a negative number, U.S. Purchaser shall transfer to U.S. Seller, within five (5) business days of U.S. Seller’s request, an amount equal to the aggregate deficit balance in such accounts. The Purchaser FSAs shall continue to provide reimbursements to such Employees for the remainder of the year in which the FSA Transition Date occurs in accordance with terms not less favorable than the terms of the corresponding Seller FSAs. U.S. Purchaser and U.S. Seller intend that the actions to be taken pursuant to this Section 9.8 be treated as an assumption by U.S. Purchaser of the portion of Seller FSAs and the elections made thereunder attributable to the participating Employees.
9.9. Retention Payment Allocation. U.S. Purchaser shall take all necessary and appropriate actions so that U.S. Purchaser (or an Affiliate of U.S. Purchaser following Closing) shall pay to each applicable Employee the portion of any Retention Payment (and any employer payroll taxes imposed on U.S. Purchaser or its Affiliates in connection with such payment) that becomes payable because such Employee remains employed on a 2nd Retention Date (as defined in the applicable agreement identified on Schedule 4.23(k)) occurring after the Closing Date, equal to the total amount of such Retention Payment multiplied by a fraction, the numerator of which is the number of days between the Closing Date and the 2nd Retention Date and the denominator of which is the total number of days from the date of the agreement providing for such Retention Payment and the 2nd Retention Date. U.S. Seller shall pay (or cause an Affiliate of U.S. Seller to pay) the balance of each such Retention Payment and taxes and, for the avoidance of doubt, all Retention Payments that become payable because such Employee remains employed on a 1st Retention Date (as defined in the applicable agreement) or a 2nd Retention Date (as defined in such agreement) that occurs on or prior to the Closing Date. The term “Retention Payment” shall mean any retention payment provided in any agreement identified on Schedule 4.23(k). The provisions of this Section 9.9 shall not be construed to relieve a party of any contractual obligation to pay any Retention Payment and U.S. Seller and U.S. Purchaser hereby agree to coordinate in the making of such payments and to make or cause such payment to be made in accordance with the agreement providing for such payment; provided, however, that if U.S. Seller or U.S. Purchaser (or an Affiliate of either party following the Closing) pays a portion of any Retention Payment and such taxes allocated to the other party under this Section 9.9, the paying party shall be entitled to reimbursement of such portion of the Retention Payment and such taxes within ten (10) business days of notifying the other party of the making of such payment.
9.10. COBRA Coverage. U.S. Purchaser shall, commencing on the Closing Date, provide group health plan continuation coverage described in Section 4980B of the Code and Sections 601 through 609 of ERISA (together with the regulations promulgated thereunder “COBRA Coverage”) to (a) each Employee of the Company (and such employee’s eligible dependents) who becomes eligible for COBRA Coverage following the Closing and (b) to each Former Employee of the Company (and such employee’s eligible dependents) who is receiving or timely elects COBRA Coverage as of or following the Closing with respect to such employee’s service with the Global Business prior to the Closing.

9.11. Pensions Act 2004. The U.K. Purchaser agrees to comply with Sections 257 and 258 of the Pensions Act 2004 in respect of the U.K. Employees.
9.12. Post-Closing Payments. Sellers and Purchasers hereby acknowledge that Sellers following the Closing will have ongoing obligations to make payments to their respective Employees, including but not limited to Retention Payments. Purchasers shall cooperate with Sellers in facilitating the making of these payments and shall, upon the written request of a Seller, pay or shall cause an Affiliate of Purchasers to pay to Employees any amounts requested by either of Sellers (including providing for applicable withholding taxes). Sellers shall, within ten (10) days of notice from U.S. Purchaser or U.K. Purchaser of the making of any such payment, reimburse such Purchaser in full for the gross amount of any such payment and cost incurred by a Purchaser or an Affiliate of Purchasers, including any employer payroll taxes imposed on each Purchaser or an Affiliate of Purchaser, in connection with such payment and shall otherwise hold Purchasers and their Affiliates harmless with respect to liabilities associated with any such payment.
9.13. U.K. Obligations.
(a) U.K. Seller’s Obligations. The U.K. Seller shall perform and discharge all its obligations in respect of all the U.K. Employees for its own account up to and including the Closing Date. The U.K. Seller shall indemnify the U.K. Purchaser against all claims, proceedings, amounts, payments (including those made by way of settlement), losses damages, costs (including reasonable legal costs), demands, awards, liabilities, interest or expenses (“Employment Liabilities”) arising from:
(i) the U.K. Seller’s failure to perform and discharge any such obligation;
(ii) the employment or dismissal of any U.K. Employee or any act or omission by the U.K. Seller in either case on or before the Closing Date;
(iii) a claim made by or in respect of any person employed or formerly employed by the U.K. Seller other than a U.K. Employee for which it may be alleged the U.K. Purchaser is liable by virtue of the operation of this Agreement and/or TUPE;
(iv) except as set forth in this Section 9.13(a)(iv), a complaint of failure to comply with any requirement of Regulations 11, 13 and 14 of TUPE or in respect of an award of compensation under Regulations 12 and 15 of TUPE, provided that this indemnity shall not apply in relation to any complaint or award which arises from or relates to a failure to commence information or consultation, or both of them, prior to the signing of this Agreement; and
(v) provided that the U.K. Purchaser has received no later than 14 days before the Closing Date (i) copies of terms and conditions of employment relating to the U.K. Employees, and (ii) details of all benefits, incentive (including share/share options) and bonus schemes, in which the U.K. Employees participate, the U.K. Seller shall not be liable for an award of compensation under Regulation 12 and 15 of TUPE to the extent that such complaint or award arises from or relates to the U.K. Purchaser’s failure to comply with its obligations under Regulation 13(4) of TUPE.

(b) U.K. Purchaser’s Obligations.
(i) The U.K. Purchaser shall assume responsibility as the employer of the U.K. Employees for its own account from the day following the Closing Date and the U.K. Purchaser shall indemnify the U.K. Seller against all Employment Liabilities arising from the employment (or any dismissal) of the U.K. Employees or any act or omission in respect of the U.K. Employees after the Closing Date except for Employment Liabilities which are the U.K. Seller’s responsibility as set out in this Section 9.13; and
(ii) Subject to the U.K. Purchaser receiving no later than 14 days before the Closing Date (A) copies of all terms and conditions of employment relating to the U.K. Employees, and (B) details of all benefits, incentive (including share/share options) and bonus schemes, in which the U.K. Employees participate, the U.K. Purchaser shall provide the U.K. Seller with such information as is required of the U.K. Purchaser by Regulation 13(4) of TUPE and shall indemnify and keep indemnified the U.K. Seller against any Employment Liability to the extent that it arises from any breach of this obligation by U.K. Purchaser or any of its Affiliates.
(c) Additional U.K. Employees. If any contract of employment relating to a person employed or formerly employed by the U.K. Seller other than a U.K. Employee, or any collective agreement not disclosed to the U.K. Purchaser, has effect as if originally made between the U.K. Purchaser and that person, or between the U.K. Purchaser and the relevant party to the collective agreement, the U.K. Purchaser may terminate the contract or collective agreement and the U.K. Seller shall indemnify the U.K. Purchaser against any Employment Liabilities arising out of such termination and against any sum payable to or in respect of that person in respect of his employment following the Closing Date and any Employment Liabilities incurred to or on behalf of the relevant party to the collective agreement, provided, however, that the U.K. Purchaser shall notify the U.K. Seller within 21 days of becoming aware of that contract or collective agreement and that the U.K. Purchaser shall not terminate any such contract before (i) providing the U.K. Seller with 7 days’ opportunity to offer that employee a new contract of employment and (ii) undertaking a statutory dismissal procedure (to the extent applicable) in relation to that employee.
(d) Employment Records. The U.K. Seller will on the Closing Date, deliver to the U.K. Purchaser all employment records and associated documents relating to the U.K. Employees which the U.K. Purchaser may reasonably require.
ARTICLE X
Obligations After Closing
10.1. Access. In connection with any financial audit of U.S. Seller or U.K. Seller or any Tax audit or other governmental investigation of U.S. Seller or U.K. Seller for any matter relating to the Global Business for any period prior to the Closing, or for any other reasonable and lawful purpose, Purchasers shall cause Company, upon request, to permit Sellers and their representatives to have access to and to copy, at reasonable times during normal business hours and in a manner which is not unduly disruptive to the operations of Company or the U.K. Business, as applicable, the work papers, books and records of

Company and the U.K. Business relating the conduct of its business prior to the Closing which shall have been in possession of Company as of the Closing and which remain in the possession of Company. Purchasers shall cause Company not to dispose of such work papers, books and records during the six (6) year period beginning with the Closing without Sellers’ consent. Following the expiration of such six (6) year period, Company may dispose of such work papers, books and records at any time upon giving ninety (90) days’ prior written notice to Sellers, unless Sellers agree to take possession of such work papers, books and records within such ninety (90) days at no expense to Purchasers.
10.2. Textron Name. Neither Purchasers nor their Affiliates shall use, and Purchasers shall cause Company to cease using, the name, “Textron,” as all or part of a trade name or otherwise in connection with the Global Business operations as soon as practicably possible after the Closing Date. Within three (3) business days after the Closing Date, U.S. Purchaser shall cause Company to file an amendment to its Articles of Incorporation whereby “Textron” shall be deleted from its name. Purchasers shall cause the Global Business to cease, no later than (a) ninety (90) days after the Closing Date, to distribute any trade literature, brochures, bulletins, labels, or stationery or other similar materials (collectively, “Trade Materials”) or products which have the name, “Textron,” thereon without first overprinting or stickering or otherwise modifying the same to show U.S. Purchaser or U.K. Purchaser as the owner and source thereof and (b) within one hundred eighty (180) days after the Closing Date, the use of any mold or die used by the Global Business in which the name “Textron” is embedded therein. Notwithstanding anything in this Agreement, the Global Business shall not be required to overprint, sticker or otherwise modify any references to the name “Textron” that appear in the books or records or other internal corporate documents of the Global Business so long as the same remain under the complete dominion and control of the U.S. Purchaser or the U.K. Purchaser or their respective Affiliates or successors. Within one hundred eighty (180) business days after the Closing Date, Purchasers shall cause the Global Business to reprogram its programmable laser parts marker so that the name, “Textron,” is not imprinted in this manner on Global Business’ products; provided, however, that if customer approval is required for such change, the Global Business may continue to imprint the parts in this manner until such approval is obtained. Purchasers shall cause the Global Business diligently to pursue such approval. Purchasers may until not later than two hundred seventy (270) days following the Closing Date, permit the Global Business to continue to sell products from the Global Business’s inventory which have been inscribed with Sellers’ name prior to the Closing and after the Closing pursuant to this Section 10.2. Except as provided above, all use of the name, “Textron” by U.S. Purchaser, U.K. Purchaser or Company shall cease not later than ninety (90) days after the Closing Date, and Purchasers shall cause the Global Business to destroy all Trade Materials bearing the name “Textron” or change such Trade Materials to delete such identification before such date. Purchasers agree that from and after the Closing Date, (a) the name and mark “Textron” and all similar related names and marks (all such names and marks referred to as the “Seller Names”) shall be owned by Sellers or a Non-Purchased Affiliate, (b) Purchasers may only use the Seller Names in the identical way such Seller Names were used by the Company or the U.K. Business prior to the Closing, as otherwise set forth herein, or as is otherwise approved in writing by U.S. Seller, (c) neither Purchasers nor the Company shall have any rights in, and shall not after the 90th day after the Closing Date use, any Seller Name, except as specifically provided above, (d) neither Purchasers nor the Company shall contest the ownership or validity of any rights of Sellers or any Non-Purchased Affiliate in or to the Seller Names, and (e) Sellers shall have no responsibility for claims by third parties arising out of or relating to, the use by

U.S. Purchaser, U.K. Purchaser or any Affiliate thereof of any Seller Names after the Closing Date, and Purchasers agree, jointly and severally, to indemnify and hold harmless Sellers and the Non-Purchased Affiliates from any and all liability that may arise out of the use thereof by Purchasers or any Affiliate (including the Company) thereof. Notwithstanding anything in this Agreement to the contrary, (i) nothing shall prevent Purchasers from using the name and mark “HRT” as all or part of a tradename or trade mark or otherwise in connection with the Global Business and (ii) maintenance or use of historical records of the Global Business shall not be a violation of this Section 10.2.
10.3. Covenant Not to Compete.
(a) During the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, Sellers shall not, and shall cause all Non-Purchased Affiliates not to, directly or indirectly conduct or engage in the business of designing, manufacturing or selling products or services competitive with those products or services manufactured, produced or supplied by the Global Business as of the Closing as set forth on Schedule 1 (the “Restricted Business”) anywhere in the world.
(i) Notwithstanding the foregoing, neither U.S. Seller or U.K. Seller nor any of their existing respective Affiliates or any future respective Affiliates, shall be in violation of this Section 10.3(a) (A) if it continues to operate its existing businesses other than Company, (B) as a result of the operation of the Combat Vehicles business of Cadillac Gage Textron Inc. and any related operations of U.S. Seller through its Textron Marine and Land Systems Division, including, but not limited to, the purchase and sale of products within the Restricted Business for vehicles manufactured by Cadillac Gage Textron Inc. or U.S. Seller’s Textron Marine and Land Systems Division, as operated as of the date hereof, (C) if it acquires all or substantially all the assets of any person which derive 10% or less of such person’s gross revenues from a Restricted Business, or (D) if it owns or acquires less than 10% of the record or beneficial interest of the equity securities of any entity that is engaged in the Restricted Business; provided, that it shall not be deemed a breach of this Section 10.3(a) if U.S. Seller or U.K. Seller or any of their respective Affiliates (existing or future) acquires more than the 10% record or beneficial interest threshold in any entity whose gross revenues derived from the Restricted Business constitute less than 20% of the consolidated gross revenues of such entity for the most recently completed fiscal year. In the event U.S. Seller, U.K. Seller or any Affiliate of U.S. Seller or U.K. Seller exceeds the thresholds set forth above, it shall not be deemed a breach of this Section 10.3(a) if U.S. Seller or U.K. Seller or any such Affiliate thereof promptly divests or discontinues, as the case may be (in any event within twelve (12) months from the date it exceeds the 10% ownership or 20% revenue threshold), that portion of its investment over the 10% ownership threshold or that portion of the Restricted Business which exceeds the 20% consolidated revenue limit of such entity.

(ii) Notwithstanding Section 10.3(a)(i), if Sellers or any of their existing Affiliates or any future Affiliates acquires 90% or more of the record or beneficial ownership interest in any entity (the “Acquired Entity”) whose revenues derived from the Restricted Business constitute 20% or more of the consolidated gross revenues of the Acquired Entity for the most recently completed fiscal year prior to the date of such acquisition (“Seller’s Acquisition”), Sellers shall promptly after the date of Seller’s Acquisition grant Purchasers an option to acquire the portion of such entity engaged in the Restricted Business (the “Restricted Portion”) as provided in this Section 10.3(a)(ii). Such option may be exercised by Purchasers at any time during the sixth (6th) month after the date of Seller’s Acquisition by written notice to Sellers of such exercise; thereafter, such option shall lapse and be of no further force or effect. The exercise price for such option shall be an amount equal to the aggregate purchase price, including liabilities assumed, paid by Sellers or their Affiliate for its interest in the Acquired Entity multiplied by a fraction, the numerator of which shall be the net operating profit or other mutually acceptable measure of value of the Restricted Portion during the most recently completed fiscal year prior to the date of Seller’s Acquisition and the denominator of which shall be the net operating profit or other mutually acceptable measure of value of the Acquired Entity during the same period. The purchase by Purchasers of the Restricted Portion would be subject to the execution by Sellers or their Affiliate and Purchasers of a mutually satisfactory definitive agreement for such purchase and the obtaining of all necessary governmental approvals and material third party consents (in each case at no out of pocket cost or expense to Sellers), and to the expiration or termination of all applicable waiting periods (including any extensions thereof) required under the HSR Act, without the threat or initiation of legal action by the FTC or the Antitrust Division. Sellers’ representations in the definitive purchaser and sale agreement concerning the Restricted Portion would be limited to reasonable assurances that Sellers had caused the Restricted Portion to be operated in the ordinary course of business during the period of Sellers’ ownership. The definitive purchase and sale agreement and the transactions contemplated thereby could be terminated at the option of either Sellers or their respective Affiliate, on the one hand, or Purchasers, on the other if such transactions were not consummated by the end of the third (3rd) month following the exercise of Sellers’ option therefor. If Purchasers do not exercise the option described in this Section 10.3(a)(ii) or if the sale of the Restricted Portion contemplated hereby is not consummated other than because of Sellers’ default, Sellers may retain ownership of the Acquired Entity, including the Restricted Portion, without further obligation to Purchasers hereunder.
(b) If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.3(a) is invalid or unenforceable, then the court or tribunal shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
10.4. Further Assurances. From time to time after the Closing, without further consideration, the parties shall cooperate with each other and shall execute and deliver instruments of transfer or assignment, or such other documents to the other party as such other party reasonably may request to evidence or perfect U.S. Purchaser’s right, title and interest to the Shares, and U.K. Purchaser’s right, title and interest to the Purchased Assets and otherwise carry out the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Sellers shall promptly after the Closing cooperate with Company to transfer to Company title to any intellectual property listed or required to be listed on Schedule 4.13 and the title to which is held by Sellers or any Affiliate of Sellers other than Company. Purchasers shall cause Company and its officers, employees, consultants, agents, accountants and attorneys to reasonably cooperate with Sellers in connection with Termination Claims retained by U.S. Seller. Sellers shall pay, and shall reimburse Purchasers or Company, as the case may be, for all reasonable out-of-pocket costs and expenses (including third party claims) incurred in connection with such claims.

10.5. Additional Covenants. The parties agree to be bound by the additional covenants as set forth on Schedule 10.5.
10.6. Accounts Receivable
(a) U.K. Seller will hold any payments which it receives in respect of the Accounts Receivable in trust for U.K. Purchaser and will account for any such payments received and pay the same over to the U.K. Purchaser on a monthly basis without any deduction or set off.
(b) U.K. Seller shall after the Closing provide all reasonable assistance to U.K. Purchaser in order to notify (in terms to be agreed) all persons from whom the Accounts Receivable are owing, instructing such persons to account in respect of the Accounts Receivable to the U.K. Purchaser or as it may direct.
(c) U.K. Seller shall promptly forward to U.K. Purchaser all correspondence or other communications received by U.K. Seller in connection with the Accounts Receivable.
10.7. Real Property Covenant. Until eighteen months after the Closing Date, U.S. Purchaser shall not obtain a survey with respect to the Owned Real Property, other than in connection with any of the following:
(a) as required pursuant to any Law or Order;
(b) in connection with any dispute, claim, suit, action or other proceeding involving the rights of U.S. Purchaser or its Affiliates with respect to the Owned Real Property;
(c) in connection with any sale of the Company or the Owned Real Property;
(d) in connection with the erection, repair or improvement of any structure or other improvement on the Owned Real Property;
(e) in connection with any financing pursued by U.S. Seller; or
(f) in connection with any environmental or remediation matter pursued by U.S. Seller or any of its Affiliates.
10.8. Government Investigation. Following the Closing, U.S. Purchaser shall cause Company to use its best efforts to assist Sellers in investigating the facts underlying, and supporting the defense of, any claim brought by any Governmental Body arising out of any fact or event that constitutes a breach of any representation or warranty contained in Section 4.24 and for which U.S. Seller or U.K. Seller (or both) is obligated to indemnify U.S. Purchaser or its Affiliates. Sellers shall pay, and shall reimburse U.S. Purchaser or its Affiliates, as the case may be, for all reasonable out-of-pocket costs and expenses (including third party claims) incurred in connection with such assistance.

10.9. Product Liability Insurance. After the Closing Date, U.S. Seller will (a) promptly upon written request provide copies of the Aviation Policies not previously provided, applications, and related underwriting submissions to the extent reasonably available to the Company, the U.K. Purchaser and their respective Affiliates, (b) reasonably cooperate with and assist the Company, the U.K. Purchaser and their respective Affiliates in providing notice of claims, providing information necessary to perfect, preserve or prosecute claims under the Aviation Policies, and (c) not hinder or oppose the Company or the U.K. Purchaser from seeking recovery under any Aviation Policy for any claim for coverage.
ARTICLE XI
Notices
All notices, consents, approvals, waivers or other notifications required of the parties under this Agreement shall be in writing and shall be deemed properly served if delivered personally or sent by registered or certified mail (return receipt requested), facsimile or nationally-recognized courier or overnight delivery service addressed to such other party at the address set forth below, or at such other address as may hereafter be designated by either party in writing, and shall be deemed delivered (i) five (5) business days after being sent by mail or (ii) when actually delivered if sent by facsimile, courier or overnight delivery service (or the next business day if delivered after regular business hours or on a Saturday, Sunday or holiday). Any notice given to or approval given by U.S. Purchaser shall be deemed given to or given by, as applicable, both U.S. Purchaser and U.K. Purchaser.
(a)	If to Sellers:
Textron Inc.
40 Westminster Street
Providence, RI 02903
Attention: John R. Curran
Vice President — Mergers & Acquisitions
jcurran@textron.com (email)
(401) 421-2800 (telephone)
(401) 457-2385 (facsimile)
and
Textron Inc.
40 Westminster Street
Providence, RI 02903
Attention: Terrence O’Donnell
Executive Vice President and General Counsel
todonnell@textron.com (email)
(401) 421-2800 (telephone)
(401) 457-2418 (facsimile)

with a copy (which shall not constitute notice) to:
Nixon Peabody LLP
100 Summer Street
Boston, MA 02108
Attention: Jack H Fainberg, Esq.
jfainberg@nixonpeabody.com (email)
(617) 345-1000 (telephone)
(617) 345-1300 (facsimile)
(b)	If to Purchasers:
Woodward Governor Company
1000 East Drake Road
Ft. Collins, Colorado 80525
Attention: A. Christopher Fawzy
Vice President and General Counsel
cfawzy@woodward.com (email)
(970) 619-3713 (facsimile)
with a copy (which shall not constitute notice) to:
Jones Day
77 West Wacker Drive
Chicago, Illinois 60601
Attention: Philip S. Stamatakos
pstamatakos@jonesday.com (email)
(312) 782-8585 (facsimile)
ARTICLE XII
Announcements
From and after the date hereof, Sellers and Purchasers shall to the extent reasonably practicable consult with each other before issuing, or causing or permitting Company to issue, any press releases or otherwise making, or causing or permitting Company to make, any public statements with respect to this Agreement and the transactions contemplated hereby.
ARTICLE XIII
Cooperation
13.1. Cooperation by Purchasers. Except with respect to any claim described in Section 14.3, in the event U.S. Seller or U.K. Seller is required to defend against, or desires to prosecute, any action, suit or proceeding arising out of a claim pertaining to the Global Business prior to the Closing Date, Purchasers shall, and shall cause Company to, provide such assistance and cooperation, including, witnesses and documentary or other evidence as may reasonably be requested by such Seller in connection with its defense. Sellers shall reimburse Purchasers and Company for their reasonable out-of-pocket expenses incurred in providing such assistance and cooperation.

13.2. Cooperation by Sellers. Except with respect to any claim described in Section 14.3, in the event either U.S. Purchaser, U.K. Purchaser or Company is required to defend against, or desire to prosecute, any action, suit or proceeding arising out of a claim pertaining to the Global Business, Sellers shall provide such assistance and cooperation, including, witnesses and documentary or other evidence, as may reasonably be requested by such Purchaser in connection with such defense. Purchasers shall reimburse Sellers for their reasonable out-of-pocket expenses incurred in providing such assistance.
ARTICLE XIV
Indemnification
14.1. Indemnification by Sellers. Subject to the restrictions and limitations otherwise set forth in this Article XIV, including Sections 14.4 and 14.5, Sellers shall jointly and severally indemnify and hold Purchasers and their respective Affiliates harmless against and in respect of any Damages incurred or sustained by Purchasers or their respective Affiliates: (a) resulting from any breach of or inaccuracies in the representations and warranties of Sellers set forth in Article IV; provided, however, that any claim for indemnification under this subsection (a) must be made in writing and state the basis for such claim no later than the expiration of the applicable survival period specified in Section 16.13; (b) resulting from any breach by U.S. Seller or U.K. Seller of its covenants or agreements contained herein (other than breaches of obligations contained in Article XV); (c) with respect to Selling Expenses; (d) resulting from noncompliance by U.S. Seller’s Pension Plans with the provisions of the Code or ERISA, including any regulations thereunder, or any adverse determination by the IRS, DOL or PBGC with respect to U.S. Seller’s Pension Plans; (e) resulting from the failure of the trustee for U.S. Seller’s Pension Plans to make the transfer described in Section 9.3; (f) resulting from any claim against Company or its Affiliates of the type described in Section 10.5; (g) resulting from Sellers’ failure to perform or comply with any of Sellers’ obligations under Article XV; (h) with respect to Retained Liabilities; (i) subject to Section 9.13(a)(v) resulting from a claim made by a U.K. Employee for a right to benefit arising by reason of transfer under TUPE or the Transfer of Undertakings (Protection of Employment) Regulations 1981 where the U.K. Employee’s rights prior to that transfer were to benefits under an occupational pension scheme other than on old age, disability, or death; (j) resulting from any claim for indemnification asserted against the Company pursuant to the Purchase and Sale Agreement dated as of April 7, 2004 by and between the Company and Energy-Williams Acquisition Corp., and (k) resulting from any claim for indemnification asserted against the Company pursuant to the Purchase and Sale Agreement dated as of February 5, 2009 by and between CGTI and the Company; provided, however, that nothing herein (including this indemnification) is intended to alter, amend, modify or reduce, and does not alter, amend, modify or reduce the Company’s post-closing obligations as set fort in such Purchase and Sale Agreement. For purposes of this Agreement, and subject to Section 14.3(g) and Schedule 14.1, “Damages” shall mean damages, losses, costs, expenses (including reasonable legal, accounting and other fees and expenses of professional advisers), charges, settlements, judgments, liabilities or obligations imposed on, sustained, incurred or suffered by or asserted against an indemnified party under this Article XIV, subject to Schedule 14.1.

14.2. Indemnification by Purchasers. Subject to the restrictions and limitations otherwise set forth in this Article XIV, Purchasers shall, jointly and severally, indemnify and hold Sellers and their respective Affiliates harmless against and in respect of (a) all obligations and liabilities for post-retirement welfare benefits, as provided in Section 9.5; (b) all obligations and liabilities in connection with workers compensation claims filed against Company, as provided in Section 9.6; (c) any Damages incurred or sustained by Sellers or their Affiliates resulting from any breach by Purchasers of their covenants or agreements contained herein, including Damages resulting from Purchasers’ or Company’s failure to pay Taxes pursuant to Section 15.3 or failure to perform or comply with any of Purchasers’ or Company’s obligations under Article XV; (d) any Damages incurred or sustained by Sellers or their Affiliates directly resulting from Company’s use of the “Textron” name after the Closing; (e) resulting from any claim against Sellers or their Affiliates of the type described in Section 10.5; (f) any Damages incurred or sustained under Environmental and Safety Requirements by Sellers or their Affiliates with regard to the Company or the U.K. Seller, but only to the extent such Damages are not subject to indemnification from Sellers under Sections 8.1, 8.2 or 14.1 of this Agreement; (g) matters arising out of, or based upon, or in any way connected with (whether such connection be proximate or remote, foreseeable or unforeseeable as of the Closing Date), in whole or in part, the failure of Purchasers or Company to perform their obligations under the Government Contracts; and (h) any Damages incurred or sustained by Sellers or their Affiliates resulting from any breach of or inaccuracy in the representations and warranties of Purchasers contained in Article V; provided, however, that any claim for indemnification under this subsection (h) must be made in writing and state the basis for such claim no later than eighteen (18) months after the Closing Date; and (i) the U.K. Purchaser’s failure to pay, perform or discharge the Assumed Liabilities as and when due. In no event shall Purchasers’ liability for indemnification under this Section 14.2 exceed the Purchase Price.
14.3. Indemnification Procedures and Other Indemnification Matters.
(a) Third Party Claims.
(i) Claim Notice. Promptly after receipt by a person or entity entitled to indemnification under Article XIV (an “Indemnified Party”) of notice of the assertion of a third-party claim, proceeding, suit or other action (other than those involving Taxes, which are addressed in Article XV) (each a “Claim”) against it, the Indemnified Party will, if it desires to make a claim against a person or entity obligated to indemnify it under Article XIV (an “Indemnifying Party”), give notice (a “Claim Notice”) to the Indemnifying Party of the assertion of such Claim. An Indemnified Party’s failure to promptly provide an Indemnifying Party with a Claim Notice will relieve Indemnifying Party from any liability that it may have to the Indemnified Party with respect to such Claim only if and to the extent that the Indemnifying Party is materially prejudiced in its ability to defend such action as a result of such failure. Section 16.8 will not apply to Sections 14.3(a)(i)-(iii).

(ii) Response to Claim Notice. Within 30 days after the Indemnifying Party receives a Claim Notice (such 30 day period, the “Response Period”), the Indemnifying Party will deliver a written notice (a “ Claim Response”) to the Indemnified Party in which the Indemnifying Party indicates whether it will (1) assume the sole defense of the Claim (an “Assumption Notice”), (2) assume the defense of the Claim subject to a Reservation Notice or its right to deliver a Reservation Notice pursuant to Section 14.3(a)(ii)(C), or (3) decline to assume the defense of the Claim. If the Indemnified Party does not receive such a written notice within the Response Period, then the Indemnifying Party will be deemed to have declined to assume defense of the Claim pursuant to the preceding sentence; provided, however, that this will not prevent the Indemnifying Party from subsequently delivering an Assumption Notice or a Reservation Notice at any time pursuant to this Section 14.3(a).
A. Indemnifying Party Assumes Defense. If the Indemnifying Party delivers a Claim Response containing an Assumption Notice, or thereafter assumes the sole defense of Reserved Claim pursuant to the first sentence of Section 14.3(a)(ii), then (1) such Claim will be deemed to be an indemnifiable claim under Article XIV, (2) the Indemnifying Party will assume all liability related to such Claim, except as set forth in Section 14.3(a)(ii)(E), (3) the Indemnified Party will be relieved of all liability related to such Claim, except as set forth in Section 14.3(a)(ii)(E), (4) the Indemnifying Party may assume the sole defense of such Claim with counsel reasonably acceptable to the Indemnified Party, and may compromise or settle such claim as it deems appropriate, and (5) the Indemnifying Party forever waives the right to assert a defense to any indemnification claim under Article XIV with respect to the Claim. Notwithstanding the foregoing, no compromise or settlement of such Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent (which consent may not be unreasonably withheld, conditioned or delayed), if: (1) there is any finding or admission of any violation of Law or any violation of rights of any person or any effect on any other claim that may be made against the Indemnified Party; or (2) any relief provided is other than monetary damages that are paid in full by the Indemnifying Party. Notwithstanding the foregoing, if, in connection with such Claim, the Indemnified Party determines that there is a reasonable probability that: (1) there will be a finding or admission of any violation of Law or any violation of rights of any person, or there is any effect on any other claim that may be made against the Indemnified Party, then the Indemnified Party may, by notice to the Indemnifying Party, assume the right to co-defend, compromise and settle such Claim and the Indemnifying Party will not be bound by any determination of such Claim so defended or any compromise or settlement so effected without its consent (which consent may not be unreasonably withheld, conditioned or delayed); or (2) any relief provided will be other than monetary damages that are paid in full by the Indemnifying Party, then the Indemnified Party may, by notice to the Indemnifying Party, assume the right to co-defend, compromise and settle such Claim and, with respect to non-monetary damages, take the lead in defending, compromising and settling such Claim, provided that the Indemnifying Party will not be bound by any determination of such Claim so defended or any compromise or settlement so effected without its consent (which consent may not be unreasonably withheld, conditioned or delayed).
B. Indemnifying Party Declines to Assume Defense. If the Indemnifying Party sends a Response in which it declines to assume defense of the Claim or if it fails to deliver a Claim Response within the Response Period, then the Indemnified Party may assume the sole defense of such Claim, and unless the Indemnified Party first receives an Assumption Notice, may compromise or settle such claim as it deems appropriate, and assert an indemnity claim against the Indemnifying Party for Damages arising from or related to such Claim pursuant to this Article XIV, and the Indemnifying Party will be bound by any determination made in such Claim or any compromise or settlement effected by the Indemnified Party if it is determined that the Indemnifying Party is liable therefor.

C. Indemnifying Party Assumes Defense Subject to Reservation of Rights. Following its receipt of a Claim Notice, the Indemnifying Party may send a written notice to the Indemnified Party (a “Reservation Notice”) pursuant to which it (A) elects to defend a Claim (a “Reserved Claim”) subject to a reservation of rights and (B) states, in good faith, the reasons known (if any) to the Indemnifying Party that the Reserved Claim may not be subject to indemnification pursuant to Article XIV; provided, however, that:
1. such Reservation Notice must be received by the Indemnified Party within 150 days after the date on which the Indemnifying Party received the Claim Notice for such Reserved Claim;
2. if the Indemnifying Party has delivered an Assumption Notice, it may not send a Reservation Notice;
3. in defending the Reserved Claim, the Indemnifying Party may retain only the litigation counsel it typically retains to represent it in claims of a similar nature as the Reserved Claim or a counsel which has a similar or lower, blended hourly rate;
4. the Indemnified Party may, at any time, elect to co-defend such Reserved Claim (with the Indemnifying Party serving as lead counsel), but may retain only the litigation counsel it typically retains to represent it in claims of a similar nature as the Reserved Claim or a counsel which has a similar or lower, blended hourly rate;
5. at the election of either party, the parties will enter into a joint defense agreement in customary form; and
6. if, at any time thereafter, the Indemnifying Party becomes aware of any facts or information, or if there are any events or circumstances, that would make it substantially more likely that a Reserved Claim is not indemnifiable pursuant to Article XIV, then the Indemnifying Party will promptly provide the Indemnified Party with a written notice describing such facts, information, events or circumstances in reasonable detail (a “New Information Notice”).
D. Assumption of Sole Defense. At any time after the delivery of a Reservation Notice, the Indemnifying Party may assume the sole defense of a Reserved Claim by delivering to the Indemnified Party a notice to that effect, whereupon Section 14.3(a)(ii)(A) will apply. At any time, the Indemnified Party may assume the sole defense of a Reserved Claim, but if it does so it will be prohibited from seeking indemnification under Article XIV with respect to such Reserved Claim.
E. Defense After Receipt of New Information Notice. Within 30 days after the Indemnified Party receives a New Information Notice, the Indemnified Party must deliver to the Indemnifying Party a written notice in which the Indemnified Party indicates whether it will (A) assume the sole defense of the Reserved Claim (a “New Information Assumption Notice”), or (B) decline to assume the sole defense of the Reserved Claim. If the Indemnifying Party does not receive such a written notice within such 30 day period, then the Indemnified Party will be deemed to have declined to assume the sole defense of the Reserved Claim pursuant to the preceding sentence. If the Indemnified Party delivers a New Information Assumption Notice, then it will be prohibited from seeking indemnification under Article XIV with respect to such Reserved Claim. If the Indemnified Party declines to assume the sole defense of the Reserved Claim, then the delivery of the New Information Notice will have no effect on the rights and obligations of the Indemnifying Party and Indemnified Party under this Section 14.3(a).

(iii) Legal Fees, Costs and Expenses. “Defense Costs” means all reasonable legal fees, expenses, filing fees, costs of investigation of a party related to a Claim. The Indemnifying Party and the Indemnified Party will each pay their respective Defense Costs in connection with any Claim, except as follows:
(A) If the Indemnifying Party (1) declines, in its Response Notice, to assume the defense of a claim, or fails to deliver a Response Notice within the Response Period, or (2) delivers a Reservation Notice with respect to a Claim and neither party subsequently elects to assume the sole defense of such Claim, then the Indemnifying Party will pay the amount of the Indemnified Party’s Defense Costs multiplied by the quotient of (x) the amount payable or paid in settlement or awarded in a final, non-appealable judgment to the Indemnified Party by the Indemnifying Party pursuant to any indemnity claim asserted by the Indemnified Party under this Article XIV with respect to such Claim, divided by (y) the amount payable or paid in settlement or awarded in a final, non-appealable judgment by the Indemnified Party or the Indemnifying Party or both to any third party with respect to such Claim;
(B) If, at any time, the Indemnifying Party assumes the sole defense of a Claim pursuant to Section 14.3(a)(iii), then, the Indemnifying Party will be responsible for paying all Defense Costs of the Indemnified Party through the date of such assumption; and
(C) If the Indemnified Party does not deliver a New Information Assumption Notice to the Indemnifying Party within 30 days after the Indemnified Party receives a New Information Notice, then the Indemnified Party will pay the amount of the Indemnifying Party’s Defense Costs multiplied by the quotient of (x) the amount payable or paid in settlement or awarded in a final, non-appealable judgment to the Indemnifying Party by the Indemnified Party pursuant to any indemnity claim asserted by the Indemnifying Party under this Article XIV with respect to such Claim, divided by (y) the amount payable or paid in settlement or awarded in a final, non-appealable judgment by the Indemnified Party or the Indemnifying Party or both to any third party with respect to such Claim.
Notwithstanding any of the foregoing, the Indemnified Party will pay all of its own Defense Costs related to any Claim from the date on which a Claim is asserted against it until the earlier of (1) 150 days after the date on which the Indemnifying Party receives a Claim Notice for such Claim, and (2) the date on which the Indemnified Party receives a Reservation Notice, if any.
(b) The indemnities provided in this Agreement shall survive the Closing. Except as set forth in Article VIII, Article XV and Section 16.14 and except in the case of fraud, the indemnity provided in this Article XIV shall be the sole and exclusive remedy for damages of the Indemnified Party against the Indemnifying Party at law or equity for any matter covered by this Agreement following the Closing (but without prejudice to any remedies available under the Related Documents with respect to the transactions contemplated thereunder).

(c) If the amount with respect to which any claim is made under any of Sections 14.1 or 14.2 of this Agreement (an “Indemnity Claim”) gives rise to a currently realizable Tax Benefit to the party making the claim, the indemnity payment shall be reduced by the amount of the Tax Benefit available to the party making the claim. To the extent such Indemnity Claim does not give rise to a currently realizable Tax Benefit, if the amount with respect to which any Indemnity Claim is made gives rise to a subsequently realized Tax Benefit to the party that made the claim, such party shall refund to the Indemnifying Party the amount of such Tax Benefit when, as and if realized. For the purposes of this Agreement, any subsequently realized Tax Benefit shall be treated as though it were a reduction in the amount of the initial Indemnity Claim, and the liabilities of the parties shall be redetermined as though both occurred at or prior to the time of the indemnity payment. For purposes of this Section 14.3(c), a “Tax Benefit” means an amount by which the Tax liability of the party (or group of corporations including the party) is reduced (including, by deduction, reduction of income by virtue of increased Tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant Taxing authority. Where a party has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Indemnity Claims shall be deemed to be realized only after the utilization of such other losses, deductions, credits or items. For the purposes of this Section 14.3(c), a Tax Benefit is “currently realizable” to the extent it can be reasonably anticipated that such Tax Benefit shall be realized in the current Taxable period or year or in any Tax Return with respect thereto (including through a carryback to a prior Taxable period) or in any Taxable period or year prior to the date of the Indemnity Claim. In the event that there should be a determination disallowing the Tax Benefit, the Indemnifying Party shall be liable to refund to the Indemnified Party the amount of any related reduction previously allowed or payments previously made to the Indemnifying Party pursuant to this Section 14.3(c). The amount of the refunded reduction or payment shall be deemed a payment under Sections 14.1 and 14.2 of this Agreement and thus shall be paid subject to any applicable reductions under this Section 14.3(c). The parties agree that the Indemnified Party will provide to the Indemnifying Party, as part of any Indemnity Claim, an explanation and documentation of when a Tax Benefit is realized or anticipated to be realized.
(d) The parties agree that any indemnification payments made, and/or any payments (or adjustments) made with respect to a Tax Benefit, pursuant to this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law, in which event payments shall be made in an amount sufficient to indemnify the party on a net after-Tax basis.
(e) Each party and their Affiliates shall be obligated in connection with any claim for indemnification under this Article XIV to use all commercially reasonable efforts to obtain any insurance proceeds available to such indemnitee with regard to the applicable claims (including the amount of any indemnification, contribution or other similar payment paid to the Indemnified Party with respect to applicable Damages). The amount which the Indemnifying Party is or may be required to pay to any Indemnified Party pursuant to this Article XIV shall be reduced (retroactively, if necessary) by any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnified Party in reduction of the related Damages (including the amount of any indemnification, contribution or other similar payment paid to the Indemnified Party with respect to such Damages). If an Indemnified Party shall have received the payment required by this Agreement from an Indemnifying Party in respect of Damages and shall subsequently receive insurance proceeds or other amounts in respect of such Damages, then such Indemnified Party shall promptly repay to the Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received.

(f) Any amounts payable pursuant to the indemnification obligations under this Article XIV shall be paid without duplication, and in no event shall either party be indemnified under different provisions of this Agreement for the same Damages.
(g) No Indemnifying Party shall be required to make any payment hereunder in respect of any Damages which are contingent until the time that such contingent Damages cease to be contingent. For the avoidance of doubt, this Section 14.3(g) affects only the parties’ payment obligation hereunder, not the parties’ indemnification rights or obligations hereunder, and an Indemnifying Party shall be liable to indemnify an Indemnified Party for expenses actually incurred with respect to any claim that is subject to indemnity under this Article XIV (and subject to the limits contained herein), notwithstanding the fact that such underlying claim may be contingent.
(h) To the extent that Sellers make any payment pursuant to this Article XIV in respect of Damages for which Purchasers or any of their respective Affiliates have a right to recover against an insurance company, Sellers shall to the extent permitted by Law and Purchasers’ insurance policies, be subrogated to the right of Purchasers or any of their Affiliates to seek recovery from such insurer; provided, however, that if Sellers shall be prohibited from such subrogation, Purchasers or their respective Affiliates shall use commercially reasonable efforts to seek recovery from such insurer on Sellers’ behalf and pay any such recovery to Sellers after allowing for (i) Tax on such payment, and (ii) the out-of-pocket costs and expenses of claiming for the payment.
(i) If Purchasers, or either of U.S. Purchaser or U.K. Purchaser, shall make a claim for Schedule 14.1 Damages, to the extent that (i) Sellers make any payment on account of Schedule 14.1 Damages pursuant to this Article XIV and (ii) U.S. Purchaser or U.K. Purchaser has a right to recover against a third party (other than an insurance company, as to which subsection (h) above will apply) on account of the claim underlying such Schedule 14.1 Damages, then Sellers shall, to the extent permitted by Law, be subrogated to the right of such Purchaser to seek and obtain recovery from such third party; provided, however, that if Sellers shall be prohibited from such subrogation, Purchasers shall use commercially reasonable efforts to seek recovery from such third party on Sellers’ behalf and pay any such recovery to Sellers after allowing for (i) Tax on such payment, and (ii) the out-of-pocket costs and expenses of claiming for the payment.
(j) Each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article XIV to use all commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.

(k) Notwithstanding anything to the contrary contained herein, neither Sellers nor any of their Affiliates shall be liable to Purchasers or any of their Affiliates, including Company, nor shall Purchasers or any of their Affiliates be liable to Sellers or any of their Affiliates, pursuant to any provision of this Agreement, any of the agreements contemplated hereby, or otherwise, for any special, punitive or incidental damages or loss of goodwill; and Purchasers and Sellers each hereby waive their right and that of its respective Affiliates to assert any such damages with respect to any claim, action, charge, suit or proceeding arising out of or in connection with the any of the transactions contemplated by this Agreement.
(l) Notwithstanding anything in Article XIV to the contrary, Sellers shall not be liable for any Damages pursuant to Section 14.1 arising out of any matter to the extent that the Damages with respect to such matter have been reflected in the Closing Statement of Working Capital or an adjustment to the Purchase Price pursuant to Section 1.5(e).
(m) If the Purchasers provide a Dispute Notice pursuant to Section 1.5(b) with respect to any fact or matter, and the Accounting Arbitrator makes a final, written determination pursuant to Section 1.5(b) with respect to such fact or matter, then the Purchasers may not seek indemnification under Section 14.1(a) arising from a breach of the representations and warranties in Section 4.6 or 4.19(a)(i) relating to such fact or matter.
14.4. Limitations of Liability. The obligations and liabilities of Sellers under Section 14.1 hereof shall be subject to the following additional limitations:
(a) Subject to Sections 14.5(a) and 14.5(b) and other than with respect to Damages incurred or sustained by Purchasers or their respective Affiliates resulting from any breach of or inaccuracy in Sellers’ representations and warranties in Sections 4.1, 4.2, 4.3 and 4.4 of this Agreement (the “Seller Fundamental Representations”), Sellers shall not be obligated to indemnify Purchasers or their respective Affiliates (i) pursuant to Section 14.1(a) for any Damages or (ii) pursuant to Section 14.1 for any Damages arising out of Sellers’ or Company’s failure to pay non-Income Taxes of the Global Business or failure to perform or comply with any of the Sellers’ other obligations under Article XV hereof relating to non-Income Taxes of the Global Business: (i) with respect to any claim resulting from any breach of or inaccuracy in Sellers’ representations and warranties (other that the Seller Fundamental Representations) that individually (or in the aggregate with respect to related claims) does not exceed $25,000 (the “Claim Threshold Amount”), (ii) until such time as the aggregate amount of Damages to Purchasers or their Affiliates for which Purchasers or their Affiliates would otherwise be entitled to indemnification pursuant to Section 14.1 exceeds $3,000,000 (the “Global Deductible”) and thereafter, only to the extent of such aggregate Damages in excess of the Global Deductible, provided, however, that claims that do not meet the Claim Threshold Amount shall not be applied against or towards the Global Deductible or (iii) in an aggregate amount (including amounts paid (A) pursuant to Section 14.5(b) and (B) on account of Schedule 14.1 Damages) in excess of $54,750,000 (the “Global Cap”).

(b) Other than with respect to Damages arising from fraud, Sellers’ aggregate liability for indemnification pursuant to Sections 14.1(a), 14.1(b), 14.1(d) and 14.1(e) and arising out of Sellers’ or Company’s failure to pay non-Income Taxes of the Global Business or failure to perform or comply with any of the Sellers’ other obligations under Article XV hereof relating to non-Income Taxes of the Global Business shall not exceed the Purchase Price. Notwithstanding the foregoing, neither the preceding sentence nor anything else in this Agreement shall limit the Sellers’ indemnification obligations arising pursuant to Sections 14.1(c), 14.1(f), 14.1(g) (other than those arising out of Sellers’ or Company’s failure to pay non-Income Taxes of the Global Business or failure to perform or comply with any of the Sellers’ other obligations under Article XV hereof relating to non-Income Taxes of the Global Business), 14.1(h), 14.1(i), 14.1(j) or 14.1(k).
(c) Notwithstanding anything contained in Section 10.7, if, within 18 months after the Closing Date, the U.S. Purchaser obtains a survey of the Owned Real Property in connection with (i) the sale of the Owned Real Property other than in connection with the sale of the Company or (ii) the erection, repair or improvement of any structure or other improvement on the Owned Real Property, then the Purchaser may not thereafter assert a claim under Section 14.1(a) arising from a breach of the representations and warranties contained in Section 4.7(a) on the basis of any Encumbrance against the Real Property or other state of facts disclosed pursuant to such a survey.
(d) Notwithstanding anything to the contrary contained in this Article 14, if U.S. Seller or any of its Affiliates assert a claim, action, suit or proceeding against the Company or the U.K. Purchaser, other than claims, actions, suits or proceedings related to matters or items reflected, reserved against or disclosed on the Reference Balance Sheet or incurred in the ordinary course of business between the date of the Reference Balance Sheet and the Closing Date (an “Intercompany Claim”), then (i) neither Purchaser may assert a claim for indemnification pursuant to Article 14.1 with respect to any such Intercompany Claim until Damages with respect to such claim exceeds $100,000, (ii) the Claim Threshold Amount will not apply to any such claim, and (c) the Global Deductible will not apply to any such claim.
14.5. General Limitations on Liability.
(a) Notwithstanding anything to the contrary herein, in the event the Purchasers terminate this Agreement pursuant to Section 16.11(c)(ii) on account of or due to a breach of a representation or warranty arising from (i) a Pre-Existing Matter disclosed on a Schedule Update, the Sellers’ aggregate liability to the Purchasers or their Affiliates for any claim arising from a Pre-Existing Matter disclosed on a Schedule Update shall be limited to the Purchasers’ and their Affiliates’ actual out-of-pocket costs in connection with or related to the transactions contemplated by this Agreement that were incurred on or after the date hereof (but on or before the date of such termination), and (ii) a New Matter disclosed on a Schedule Update, Sellers shall have no obligation whatsoever to indemnify Purchasers or their Affiliates under this Agreement.
(b) Notwithstanding anything to the contrary herein, in the event the Closing occurs, (i) Sellers’ aggregate liability for indemnification for breaches of their representations and warranties (other than Seller Fundamental Representations) arising from a Pre-Existing Matter disclosed on a Schedule Update shall be limited to $36,500,000, (ii) all Schedules referred to in Article IV to which a Schedule Update was made will be deemed to be updated with respect to all New Matters for purposes of this Agreement and (iii) Sellers shall have no liability whatsoever for indemnification for breaches of any of their representations or warranties (other than Seller Fundamental Representations) arising from a New Matter disclosed on a Schedule Update.

ARTICLE XV
Tax Matters
15.1. Tax Sharing. On the Closing Date, all Tax sharing agreements and arrangements between Company, on the one hand, and U.S. Seller or U.K. Seller or any Affiliates of U.S. Seller or U.K. Seller other than Company, on the other (copies of which have been attached to Schedule 15.1), shall be terminated, all liabilities shall be extinguished or deemed satisfied and no additional payments shall be made thereunder.
15.2. Payments: Sellers’ Responsibility.
(a) Except as otherwise provided in this Agreement, including in Sections 15.11 and 15.12 of this Agreement, Sellers shall pay or cause to be paid (without duplication of amounts otherwise payable, including amounts set forth as a current liability in the Closing Statement of Working Capital, and excluding any interest, penalties and additions to Tax arising solely from any act or omission after the Closing Date by Purchasers or Company if such act or omission was not caused by an act or omission of Sellers or any Affiliate of Sellers other than Company) the following Taxes attributable to periods ending on or before the Closing Date and the portion of any period up to the Closing Date that includes (but does not end on) such day (“Pre-Closing Tax Periods”): (i) all federal Income Taxes payable with respect to which Company has filed or is required to file a federal Income Tax Return whether separately or as part of a consolidated federal Income Tax Return, (ii) all state, local and foreign Income Taxes with respect to which Company has filed or is required to file a state, local or foreign Income Tax Return whether separately or as part of a combined, consolidated, unitary or similar Return payable with respect to Company, (iii) all Taxes other than Income Taxes for which Company may be held liable, and (iv) all Taxes of any person for which Company may be held liable pursuant to Treasury Regulations Section 1.1502-6(a) (or any comparable or similar provision of Law) as a transferee, pursuant to any contractual obligation, or otherwise.
(b) With respect to Taxes attributable to Pre-Closing Tax Periods that do not end on the Closing Date, the amount of Taxes of Company attributable to the portion of such period up to the Closing Date shall be determined as follows: (i) in the case of Taxes imposed on a periodic basis (e.g. property Taxes), the amount of such Taxes incurred during the entire taxable period that includes the Pre-Closing Tax Period shall be multiplied by a fraction, the numerator of which is the number of days in such period up to the Closing Date and the denominator of which is the total number of days in such period; and (ii) in the case of other Taxes, the amount of such Taxes shall be computed as if such taxable period ended as of the close of business on the Closing Date. The obligation of Sellers in respect of the Taxes described in clauses (i) and (ii) above shall be effected by the payment to Purchasers of the excess of (A) the amount of such Taxes attributable to the portion of the period up to the Closing Date over (B) the sum of (x) the amount of such Taxes paid by Sellers or Company on or prior to the Closing Date and (y) the cumulative reserve and/or liabilities for such Taxes on the Closing Statement of Working Capital. If the sum set forth in clause (B) in the immediately preceding sentence exceeds the amount of Taxes described in clause (A) of such sentence, Purchasers shall pay to Sellers the amount of such excess.

15.3. Payments: Purchasers’ Responsibility. Purchasers shall pay or cause to be paid all Taxes payable with respect to Company that are not described as being the responsibility of Sellers in Section 15.2.
15.4. Returns: Sellers’ Responsibility. Sellers and Purchasers shall cause Company, to the extent permitted by law to join, for all taxable periods ending on or prior to the Closing Date, in (a) the consolidated federal Income Tax Returns of Sellers’ Group and (b) the combined, consolidated, unitary or similar Returns for state, local and foreign Income Taxes with respect to which Company (i) filed such a Return for the most recent taxable period for which a Return has been filed prior to the Closing Date and may file such a Return for subsequent taxable periods or (ii) is required to file such a Return by the applicable taxing authority. Except as provided in Sections 15.2(b) and 15.5, the income, deductions and credits of Company for periods ending on or prior to the Closing Date shall be included in the consolidated federal Income Tax Returns of Sellers’ Group and in such combined, consolidated, unitary or similar Returns where applicable. Sellers shall file, or cause to be filed, all other Returns including any separate Income Tax Returns, relating to the business or assets of Company required to be filed on or before the Closing Date. All Returns described in this Section 15.4 shall be prepared on a basis consistent with those prepared for prior taxable periods unless otherwise required by Law. Sellers may, in their sole and absolute discretion, amend any Tax Return referred to in (a) and (b) above.
15.5. Returns: Purchasers’ Responsibility. Purchasers shall file, or cause to be filed, all Returns relating to the business or assets of Company other than those Returns described in Section 15.4 (including any federal Income Tax Return filed by the consolidated group of which Purchasers are a member with respect to any taxable period ending after the Closing Date). The income, deductions and credits of Company, other than those required to be included in the Returns described in Section 15.4, shall be included in the Returns described in the immediately preceding sentence, including, (a) items for periods ending on or prior to the Closing Date with respect to state, local and foreign Income Taxes that are not required to be included in combined, consolidated, unitary or similar Returns or in Returns required to be filed on or before the Closing Date pursuant to Section 15.4 and (b) all items for periods after the Closing Date. Any such Returns for which Purchasers are responsible shall, insofar as they relate to items for periods ending on or prior to the Closing Date, be prepared on a basis consistent with the last previous such Returns filed in respect of Company unless otherwise required by Law. Notwithstanding anything to the contrary in this Section 15.5, Sellers and Purchasers agree that, where permitted by law, they shall treat (or elect to treat) the Closing Date as the end of a Tax Period or, if not so permitted, Sellers and Purchasers agree that the Closing Date shall be deemed the end of the Tax Period. For purposes of Sections 15.2 and 15.5, the amount of income attributable to the portion of 2009 that ends or is deemed to end on the Closing Date and the portion after the Closing Date shall be determined on the basis of a closing of the books of Company, the ratable elections under Treasury Regulation Sections 1.1502-76(b)(2)(ii)(D) and 1.1502-76(b)(2)(iii) or any similar state, local or foreign election, shall not be made, and all transactions not in the ordinary course of business occurring after the Closing shall be reported on the Tax Returns of Purchasers or their Affiliates to the extent permitted by applicable law.

15.6. Cooperation. Purchasers and Sellers shall cooperate, and Purchasers shall cause Company to cooperate with Sellers, with respect to the preparation and filing of any Return for which the other is responsible pursuant to Sections 15.4 and 15.5 (including, providing work papers and schedules); provided, however, that the party requesting assistance shall pay the out-of-pocket costs and expenses of the party providing such assistance, and further, such assistance and cooperation shall not unreasonably interfere with the operations and business of the party providing such assistance. Purchasers shall prepare or cause Company to prepare, not later than ninety (90) days following the date of Closing and in a manner consistent with the past practice of Company, the tax work paper preparation package or packages necessary to enable Sellers to prepare consolidated federal and combined, consolidated and unitary state and local Income Tax Returns for the period or periods from January 4, 2009 through the Closing Date. In connection therewith, Purchasers shall not dispose of any Tax work papers, books or records relating to Company or with respect to any assets of Company during the seven (7) year period following the Closing Date, and thereafter shall give Sellers reasonable written notice before disposing of such items. At Sellers’ request, Purchasers shall cause Company to make and/or join with Sellers in making any Tax election after Closing that involves a Tax Return which includes Company as part of any combined, unitary, consolidated, affiliated or similar group that also includes Sellers if the making of such election does not have an adverse impact on Purchasers for any Tax period after the Closing Date.
15.7. Refunds.
(a) Sellers shall be entitled to retain, or receive immediate payment from Purchasers or Company, and Purchasers shall cause Company to pay over to Sellers any refund or credit with respect to Taxes (including, refunds and credits arising by reason of amended Returns filed or a carryback filing after the Closing Date) within five (5) days of receipt of such refund or credit, plus any interest received with respect thereto from the applicable taxing authorities, relating to Company that are described as being the responsibility of Sellers in Section 15.2, other than refunds or credits of Taxes that are identified as assets in determining Closing Net Working Capital; provided that none of Sellers or their Affiliates other than Company shall file an amended Return that would increase the Taxes that are described as being the responsibility of Purchasers in Section 15.3 unless required to do so by a taxing authority. Purchasers shall pay Sellers interest at the rate prescribed under Section 6621(a)(1) of the Code, compounded daily, on any amount not paid when due under this Section 15.7. For purposes of this Section 15.7, where it is necessary to apportion any such refund or credit between Purchasers and Sellers for the current taxable period, such refund or credit shall be apportioned in the same manner that Income Tax liabilities are apportioned under Section 15.5.
(b) Purchasers shall cooperate, and shall cause Company to cooperate, with Sellers, with respect to claiming any refund or credit with respect to Taxes referred to in this Section 15.7 that Sellers reasonably believe should be available. Such cooperation shall include preparing, signing and filing appropriate forms with the applicable Tax authority, providing Sellers with all relevant information available to Purchasers including copies of Returns (through Company or otherwise, as the case may be), with respect to any such claim; filing and diligently pursuing such claim (including by litigation, if appropriate); paying over to Sellers in accordance with this provision, any amount received by Purchasers (or Company), as the case may be, with respect to such claim; and, in the case of Purchasers or Company filing such a claim, consulting with Sellers prior to agreeing to any disposition of such claim, provided that the foregoing shall be done at Sellers’ expense and in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

15.8. Audits and Contests.
(a) With respect to any issue that may affect the Taxes of U.K. Seller with respect to the U.K. Business or Company for taxable periods ending on or prior to the Closing Date, each of U.S. Purchaser, U.K. Purchaser, U.S. Seller and U.K. Seller shall promptly notify the other in writing within ten (10) business days from its receipt of notice of (i) any pending Tax audits or assessments of Company, and (ii) any pending Tax audits or assessments of Purchasers or Sellers, or any of the Affiliates thereof. If either party fails to give the other party prompt notice under this subsection, then if such failure to give prompt notice results in a detriment to the party with an indemnification obligation hereunder, then any amount which such party is otherwise required to pay pursuant to this Agreement with respect to such indemnification obligation, shall be reduced by the amount of such detriment.
(b) Sellers shall have the right to represent the interests of Company in any Tax audit or administrative or court proceeding to the extent relating to Taxes that are described as being the responsibility of Sellers in Section 15.2, and to employ counsel of its choice at its expense, provided that Sellers shall give prompt notice to Purchasers, keep Purchasers reasonably informed and consult with Purchaser with respect to any issue relating to such audit or proceeding that could have a material adverse effect on Purchasers. Sellers may not enter into on behalf of Company or Purchasers a settlement agreement with respect to any asserted Tax liability that has a materially adverse effect on the Purchasers without the written consent of Purchasers, which consent shall not be unreasonably withheld. Purchasers shall have the right to represent the interests of Company in any Tax audit or administrative or court proceeding not described in the immediately preceding sentence and to employ counsel of its choice at its expense, provided that Purchasers shall give prompt notice to Sellers, keep Sellers reasonably informed and consult with Sellers with respect to any issue relating to such audit or proceeding that could have a material adverse effect on Sellers. Purchasers may not enter into on behalf of Company or Sellers a settlement agreement with respect to any asserted Tax liability that has a materially adverse effect on Sellers without the written consent of Sellers, which consent shall not be unreasonably withheld. Purchasers and Sellers shall cooperate, and Purchasers shall cause Company to cooperate with Sellers, with respect to any Tax audit or administrative or court proceeding relating to Taxes referred to in this Section 15.8. Such cooperation shall include providing all relevant information available to Sellers or Purchasers (through Company or otherwise), as the case may be, with respect to any such audit or proceeding and making personnel available at and for reasonable times, including, to prepare responses to requests for information, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties; and provided further, that the party requesting said assistance shall pay any out-of-pocket costs and expenses incurred by the party providing such assistance.
(c) The expenses of settlement, compromise or contest of such asserted Tax liability shall be borne by the party that is ultimately determined to be responsible for such Tax liability. In any event, each of U.S. Purchaser, U.K. Purchaser, U.S. Seller, U.K. Seller, and Company may participate at its own expense in the contest of such asserted Tax liability.

15.9. Post-Closing Actions which Affect Sellers’ Liability for Taxes.
(a) If Purchasers (or an Affiliate of Purchasers, including Company) take any action after the Closing, other than (i) actions that are in the ordinary course of business and are consistent with past practices or (ii) required by Law, then Purchasers shall indemnify Sellers for any resulting increase in Sellers’ (or any of their Affiliates’) liability for Taxes (including any liability of Sellers to indemnify Purchasers for Taxes pursuant to this Agreement). For the avoidance of doubt, any increase in non-Income Taxes of the Global Business for which either Seller is required to indemnify either Purchaser that result from actions taken by Purchasers (or Affiliates of Purchasers, including Company) described in (ii) of the preceding sentence shall be subject to the applicable limitations of Section 14.4(a). Neither U.S. Purchaser or U.K. Purchaser nor any Affiliate of U.S. Purchaser or U.K. Purchaser (including the Company) shall take any action which would change the character of any income or gain that Sellers or any of their Affiliates must report on any Income Tax Return for a Pre-Closing Period; provided, however, that Purchasers shall be permitted to make an election under Section 338(h)(10) of the Code.
(b) Neither Purchasers nor any Affiliate of Purchasers (including Company) shall amend, refile or otherwise modify any Tax Return or make any carryback filing relating in whole or in part to Company with respect to any taxable year or period ending on or before the Closing Date (or with respect to the pre-Closing portion of the current taxable year) without the prior written consent of Sellers, which consent may be withheld in the sole discretion of Sellers.
15.10. Conduct of Business. Notwithstanding any other provision of this Agreement, Purchasers shall be responsible for, and neither U.S. Seller nor U.K. Seller nor any of their respective Affiliates other than Company shall bear, any Taxes that arise due to the failure, following the Closing, of Purchasers to cause Company to carry on its business on and after the Closing Date only in the ordinary course and in substantially the same manner as heretofore conducted.
15.11. Transaction Related Taxes. Purchasers shall be responsible for the timely payment of, and shall indemnify and hold harmless Sellers from and against, all Taxes, including Transfer Taxes, that relate to the purchase and sale of the Shares pursuant to this Agreement, other than Income Taxes of Sellers’ Group resulting directly from such sale, which shall be borne by Sellers except as set forth in Section 15.12 hereof. With respect to such Tax Returns that are required to be filed prior to the Closing Date, Sellers shall prepare and file all necessary documentation and Tax Returns with respect to such Transfer Taxes and, with respect to all other such Tax Returns, Purchasers shall prepare and file all necessary documentation and Tax Returns with respect to such Transfer Taxes; provided, however, that Sellers shall cooperate with Purchasers and take any action reasonably requested by Purchasers which does not cause Sellers to incur any cost or inconvenience in order to minimize such Transfer Taxes.

15.12. Section 338 Election.
(a) The parties shall jointly make and file an election under Section 338(h)(10) of the Code (and any comparable provisions of state or local tax law set forth on Schedule 15.12(a)-(State Elections) with respect to the purchase of the Shares and, at Closing, the parties shall execute a Form 8023 (or successor form), with all attachments, with respect to each such purchase and Purchasers shall promptly file such form with the relevant tax authorities and submit evidence of the filings to the Sellers. The parties shall cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections, schedules and other documents as may be required) to effect and preserve each timely election in accordance with the provisions of Section 1.338(h)(10)-1 of the Treasury Department regulations (or any comparable provisions of state or local tax law) or any successor provisions. In connection with each such election, Purchasers and Sellers shall use their best efforts to prepare their own Form 8883 and agree to the fair market value of each asset class on Form 8883 the (“Final Form 8883”)(or successor form) on or before the Closing Date, which shall be prepared in a manner reasonably consistent with the allocation of Purchase Price, plus any liabilities deemed assumed for Tax purposes, among the assets of Company set forth on Schedule 15.12(a)-(Allocation). If Purchasers and Sellers are unable to agree on the Final Form 8883 by the Closing Date, Purchasers shall prepare a draft Form 8883 (or successor) and provide such draft Form 8883 to Sellers no later than sixty (60) days after the Closing Date. If, within thirty (30) days after the receipt of the draft Form 8883, Sellers notify Purchasers in writing that Sellers disagree with the draft Form 8883, then the parties shall attempt in good faith to resolve their disagreement within the twenty (20) days following Sellers’ notification to Purchasers of such disagreement; provided, however, that Sellers shall not dispute the draft Form 8883 if, and to the extent that, such draft Form 8883 is reasonably consistent with the allocation set forth in the Schedule 15.12(a)-(Allocation). If Sellers do not so notify Purchasers within thirty (30) days of receipt of the draft Form 8883, or upon resolution of the disputed items by the parties, the draft Form 8883 shall become the Final Form 8883. If the parties are unable to resolve their disagreement within the twenty (20) days following any such notification by Sellers (the “Twenty Day Period”), the items remaining in dispute shall be submitted for resolution to Mercer Capital (the “Allocation Arbitrator”), who shall arbitrate any such dispute. The Allocation Arbitrator shall determine the proper allocation of the Purchase Price among the assets of Company for purposes of preparing the Form 8883. Within thirty (30) days after his or her appointment, the Allocation Arbitrator shall make a final written determination, which determination shall be final and binding on the parties. The Form 8883 that is prepared by each party in a manner consistent with the Allocation Arbitrator’s determination shall become the Final Form 8883. All fees and expenses of the Tax Arbitrator in resolving the dispute shall be shared equally by Purchasers and Sellers. The parties shall (i) be bound by each such Final Form 8883 for purposes of determining any Taxes, (ii) prepare and file their Tax Returns on a basis consistent with each such Final Form 8883, and (iii) take no position inconsistent with each such Final Form 8883 on any applicable Tax Return or in any proceeding before any Tax authority. In the event that any such Final Form 8883 is disputed by any Tax authority, the party receiving notice of such dispute shall promptly notify the other party hereto of the dispute.
(b) Purchasers shall pay to Sellers an amount equal to the Tax Detriment (as hereinafter defined). “Tax Detriment” is the amount determined by Sellers in a manner identical to the method described on Schedule 15.12(b); provided, however, that the Tax Detriment shall not exceed $12,000,000 nor be less than $0. Sellers shall, and shall cause Company to, provide Purchasers with access to all books, records, and other information (including, all information relating to Sellers’ tax basis in the Share and Company’s tax basis in its assets) necessary to compute the Tax Detriment. If the Final Form 8883 is prepared on or before the Closing Date, Purchasers shall pay to the Sellers the Tax Detriment on the Closing Date. If the Final Form 8883 is not prepared on or before the Closing Date, the Purchasers shall pay to the Sellers an estimated Tax Detriment on the Closing Date as determined by the Sellers in good faith and reasonably consistent with the allocation set forth in the Schedule 15.12(a)-(Allocation) and the Tax Detriment shall be finally determined by the Sellers when the Final Form 8883 is done, or the end of the Twenty Day Period. If the Tax Detriment as finally determined exceeds the estimated Tax Detriment, Purchasers shall pay to Sellers the excess of the Tax Detriment over the estimated Tax Detriment within two (2) days of such final determination. If the estimated Tax Detriment exceeds the Tax Detriment as finally determined, the Sellers shall pay to Purchasers the excess of the estimated Tax Detriment over the Tax Detriment to the Purchasers within two (2) days of such final determination. If Purchasers fail to make full payment to Sellers of an amount equal to the Tax Detriment on the Closing Date, in addition to such payment, Purchasers shall pay to Sellers interest on the amount of such payment at the rate of six percent (6%) per annum from the Closing Date through and including the date of payment. The parties agree that the payment of the Tax Detriment shall be treated as an adjustment to the Purchase Price of the Shares. In addition, Purchasers shall be liable for all state and local Company Taxes, other than Income Taxes payable by the Sellers’ Group, resulting from the election under Code Section 338(h)(10) (or any elections under analogous state and local law provisions).
(c) Sellers shall have no indemnification obligation under this Agreement to Purchasers by reason of the election under Code Section 338(h)(10) (or any elections under analogous state and local law provisions) being invalid or ineffective for any reason.
15.13. Definitions. For the purposes of this Agreement, the following terms shall be defined as follows:
(a) Income Tax. “Income Tax” means any Tax computed in whole or in part by reference to net income (including all interest and penalties thereon and additions thereto).
(b) Return. “Return” means any federal, state, local or foreign Tax return, report, declaration or form relating to the business or assets of Company or U.K. Seller, including any attachments, exhibits or other materials submitted with any of the foregoing and including any amendments or supplements to any of the foregoing.
(c) Tax. “Tax” means any federal, state, local, foreign and other income, profits, franchise, capital, withholding, unemployment insurance, social security, occupational, production, severance, gross receipts, value added, sales, use, excise, real and personal property, ad valorem, occupancy, stamp, transfer, employment, disability, workers’ compensation or other similar tax, duty or other governmental charge (including all interest and penalties thereon and additions thereto).
(d) Transfer Taxes. “Transfer Taxes” means any and all transfer Taxes, including without limitation sales, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing.
(e) Sellers’ Group. “Sellers’ Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of Law, of which Sellers are or were required to be a member.

15.14. Tax Dispute Resolution Mechanism. In case of any dispute with respect to matters set forth in this Article XV, such dispute shall be resolved as follows: (a) either party shall provide a “Notice of Dispute” to the other party setting forth in reasonable detail the issue to be resolved pursuant to this Section 15.14; (b) the parties shall in good faith attempt to negotiate a settlement of the dispute; (c) if the parties are unable to negotiate a resolution of the dispute within thirty (30) business days from the receipt of a Notice of Dispute, the dispute shall be submitted to a senior tax partner of KPMG LLP or other independent accountants of nationally recognized standing reasonably satisfactory to Sellers and Purchasers to be chosen within fifteen (15) business days after notification from KPMG LLP that he or she is unwilling or unable to serve (the “Tax Dispute Accountant”); (d) the parties shall present their arguments to the Tax Dispute Accountant within fifteen (15) business days after submission of the dispute to the Tax Dispute Accountant; (e) the Tax Dispute Accountant shall resolve the dispute, in a fair and equitable manner and in accordance with the applicable Tax law, within thirty (30) business days after the parties have presented their arguments to the Tax Dispute Accountant, whose decision shall be final, conclusive and binding on the parties; and (f) any payment to be made as a result of the resolution of a dispute shall be made, and any other action to be taken as a result of the resolution of a dispute shall be taken, on or before the later of (i) the date on which such payment or action would otherwise be required, or (ii) the third business day following the date on which the dispute is resolved (in the case of a dispute resolved by the Tax Dispute Accountant, such date being the date on which the parties receive written notice from the Tax Dispute Accountant of their resolution). The fees and expenses of the Tax Dispute Accountant in resolving a dispute shall be borne by the party against whom the Tax Dispute Accountant resolves the dispute.
15.15. Options and Other Equity Based Compensation. Sellers and their Affiliates shall claim any Tax deductions arising by reason of the exercise of options to acquire, or the vesting or award of, Sellers’ or their Affiliates’ stock or attributable to any other equity-based compensation based on Sellers’ or their Affiliates’ stock, such as restricted stock units, at any time, including with respect to the exercise of stock options or disposition of other equity-based compensation, if allowable under applicable law. To the extent Sellers or their Affiliates are prohibited from claiming such Tax deduction by applicable law and, at Sellers’ request, Purchasers are able to claim such deduction, Purchasers shall pay to Sellers, within thirty (30) days of claiming such deduction, the amount of any resulting Tax Benefit less any out-of-pocket costs associated with claiming the deduction.
15.16. Survival of Article XV Covenants. Anything herein to the contrary notwithstanding, the covenants contained in this Article XV shall survive the Closing for the applicable statutes of limitations.
ARTICLE XVI
Miscellaneous
16.1. Broker Compensation. Each of U.S. Seller and U.K. Seller, on the one hand, and U.S. Purchaser and U.K. Purchaser, on the other hand, shall indemnify and hold the other harmless from any and all liabilities (including, cost of counsel fees in defending against such liabilities) for brokerage commissions or finder’s fees in connection with the transactions contemplated by this Agreement, insofar as such claims shall be based on arrangements or agreements made or claimed to have been made prior to the Closing by or on behalf of Sellers or Company, on the one hand, or Purchasers, on the other hand, respectively.

16.2. Expenses. Each of the parties hereto shall pay its own expenses in connection with the negotiation and preparation of this Agreement and the Related Documents.
16.3. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party shall assign this Agreement without the prior written consent of the other party hereto, and in no event shall any assignment relieve the assigning party of its obligations hereunder.
16.4. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement: (a) constitute the entire agreement between the parties hereto with respect to the Contemplated Transactions, (b) supersede all prior negotiations and oral or written understandings, if any, and (c) may not be amended or supplemented except by an instrument in writing signed by both parties hereto; provided, however, that the Confidentiality Agreement shall terminate on the Closing Date. Neither party makes any representation or warranty except as provided herein.
16.5. Waiver and Extension. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) except to the extent prohibited by Law, waive compliance with any of the agreements described or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party at any time or times to demand performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or the breach of any term contained in this Agreement in one or more instances shall be deemed to be a, or construed as a, further or continuing waiver of such condition or breach or of any other condition or breach.
16.6. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware. Each of the parties hereto agrees (a) that this Agreement involves at least $100,000.00 and (b) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708. Each of the parties hereto hereby irrevocably and unconditionally agrees to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware. Any claim, suit, action or other proceeding arising out of or relating to this Agreement must be brought in the courts of the State of Delaware, County of New Castle, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such claim, suit, action or other proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the claim, suit, action or other proceeding will be heard and determined only in any such court and agrees not to bring any claim, suit, action or other proceeding arising out of or relating to this Agreement in any other court. Any party may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement amongst the parties irrevocably to waive any objections to venue or to convenience of forum.

16.7. No Rights of Third Parties. Nothing in this Agreement is intended to confer any right on any person other than the parties to it and their respective successors and assigns; nor is anything in this Agreement intended to modify or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over against any party to this Agreement.
16.8. Informal Dispute Resolution. If any controversy or claim arising out of or relating to this Agreement (other than controversies or claims for which a dispute mechanism is specifically provided or controversies or claims arising pursuant to Section 14.3) or any event under Section 16.11 permitting termination of this Agreement occurs (the “Controversy”), Sellers and Purchasers shall first attempt in good faith to have the Controversy discussed by senior executives of the parties. The disputing party shall give the other party written notice (the “Notice”) of the Controversy. Within 30 calendar days from the date of receipt of the Notice, the receiving party shall submit to the disputing party its written response (the “Response”). The Notice and the Response shall include: (a) a statement in reasonable detail of such party’s position and (b) the name and title of the senior executive who shall represent that party. Promptly after receipt of the Response (but in no event later than 30 calendar days from the date of receipt of the Response), the senior executives shall meet, along with a legal representative if desired, at a mutually acceptable time and place, or by telephone, to exchange relevant information and to discuss in good faith a resolution of the Controversy. Neither party shall commence a legal action with respect to the Controversy until the above-mentioned time periods have elapsed and the meeting of the senior executives shall have taken place, except for legal actions seeking immediate injunctive relief.
16.9. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument.
16.10. Headings: Table of Contents; Construction. The headings of the sections of this Agreement and the table of contents at the forepart of this Agreement are inserted for convenience only and shall not constitute a part hereof nor affect the rights of the parties hereto. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and shall mean “including, but not limited to” and “including without limitation.”
16.11. Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date (a) by mutual consent of both U.S. Seller and U.K. Seller, on the one hand, and U.S. Purchaser and U.K. Purchaser, on the other hand; (b) by Sellers, on the one hand, or Purchasers, on the other hand, if (i) the Closing has not occurred on or before the Outside Date or such later date, if any, as the parties shall agree upon in writing, provided that the right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement has resulted in the failure of the Closing to occur on or before such date or (ii) any court or other governmental entity of competent jurisdiction shall have issued an order, decree, writ or ruling or taken any other action (which order, decree, writ, ruling or other action the parties hereto shall use their respective reasonable efforts to vacate) in each case permanently restraining, enjoining or otherwise prohibiting or materially restricting the transactions contemplated hereby and such order, decree, writ, ruling or other action shall have become final and nonappealable; (c) by Purchasers, if any of Sellers’ (i) covenants and agreements have been breached so that the conditions set forth in Section 6.1 are not reasonably likely to be satisfied or (ii) representations and warranties have been breached so that the conditions set forth in Sections 6.2(a) or 6.2(b) are not reasonably likely to be satisfied, in the case of (i) or (ii), if such breach cannot be cured or has not been cured upon the earlier of (A) ten (10) days after the giving of written notice from Purchasers to Sellers specifying such breach and (B) the Outside Date; or (d) by Sellers, if any if Purchasers’ (i) covenants and agreements have been breached so that the condition set forth in Section 7.1 is not reasonably likely to be satisfied or (ii) representations and warranties have been breached so that the condition set forth in Section 7.2 is not reasonably likely to be satisfied, in the case of (i) or (ii), if such breach cannot be cured or has not been cured upon the earlier of (A) ten (10) days after the giving of written notice from Sellers to Purchasers specifying such breach and (B) the Outside Date. If this Agreement is terminated pursuant to this Section 16.11, all further obligations of the parties hereunder shall terminate, provided that (i) the obligations set forth in Article XIV and Sections 16.1, 16.2, 16.3, 16.4, 16.5, 16.6, 16.7, 16.9, 16.10, 16.11 and 16.15 shall survive and each party shall retain any rights it may have against the other as a result of the other party’s breach or failure to comply with any other provision of this Agreement prior to such termination and (ii) the obligations of the parties set forth in the Confidentiality Agreement shall remain in effect.
16.12. Meaning of Sellers’ Knowledge For purposes of this Agreement the phrase “to Sellers’ Knowledge” shall mean, and be limited to, the actual knowledge of John R. Curran, Steven Beresford, Ray Scarcello, John Marshall, Rick Bartz, Raj Barman, Arnold Friedman (with respect to facts and disclosures related to intellectual property), Jamieson Schiff (with respect to facts and disclosures related to environmental issues), Claudia Mojkowski (with respect to facts and disclosures related to employee benefits) and Patricia Gammage (with respect to facts and disclosures related to government contracts), together with either (i) the actual knowledge each such person shall have obtained from actual inquiry of such person’s direct reports who would reasonably be expected to have knowledge of the accuracy of the applicable representations or warranty set forth in Article IV, or (ii) if no such inquiry shall have been made, the actual knowledge such person would have obtained had such inquiry been made.
16.13. Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties of Sellers contained in this Agreement shall survive the Closing for a period of eighteen (18) months; provided, however, that the representations and warranties set forth in Section 4.15 shall survive for a period of five (5) years, the representations and warranties set forth in Section 4.21 shall survive for a period of twelve (12) months, the representations and warranties set forth in Section 4.16 shall survive for the period of the applicable statute of limitations, the representations and warranties set forth in Sections 4.24(d) and 4.24(f)(iii) shall survive for a period of three (3) years, the representations and warranties set forth in Section 4.22(b) (other than those set forth in the first sentence of Section 4.22(b)) shall last for a period of two (2) years and Seller Fundamental Representations shall survive indefinitely; provided, however that the indefinite survival of Seller Fundamental Representations shall not prevent Seller from defending any third-party claim based on the statute of limitations.

16.14. Specific Performance. The parties agree that the failure of either party to perform its agreements and covenants hereunder will cause irreparable damage to the other party (the “Injured Party”), and that the Injured Party would not have any adequate remedy at law in such event. It is accordingly agreed that, unless and until this Agreement is terminated in accordance with its terms, notwithstanding anything to the contrary in this Agreement, an Injured Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party (the “Injuring Party”), and to enforce specifically the terms and provisions of this Agreement in any Delaware Court, this being in addition to any other remedy to which such Injured Party is entitled at law or in equity. Notwithstanding anything to the contrary in this Agreement, all expenses of the Injured Party incurred in connection with any litigation brought by such Injured Party relating to any injunction or injunctions or the right to enforce specifically the terms and provisions of this Agreement shall be paid for by the Injuring Party in the event that the Injured Party is successful in such litigation. Nothing contained in this Section 16.14 shall be deemed or construed in any manner whatsoever as a waiver by an Injured Party of any of the rights that it may have against the Injuring Party at law, equity, by statute or otherwise arising out of, in connection with or resulting from the breach by the Injuring Party of any of its covenants, agreements, duties or obligations under this Agreement.
16.15. Waiver of Jury Trial. The parties hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of the parties or any of their respective directors, officers or shareholders in the negotiation, administration, performance and enforcement thereof.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

U.S. PURCHASER:

WOODWARD GOVERNOR COMPANY

By:	/s/ Thomas A. Gendron

	Name:	Thomas A. Gendron
	Title:	President and Chief Executive Officer

U.K. PURCHASER:

WOODWARD (U.K.) LIMITED

By:	/s/ A. Christopher Fawzy

	Name:	A. Christopher Fawzy
	Title:	Director
[Purchasers’ Signature Page to Purchase and Sale Agreement]

U.S. SELLER:

TEXTRON INC.

By:	/s/ John R. Curran

	Name:	John R. Curran
	Title:	Vice President
Mergers and Acquisitions

U.K. SELLER:

TEXTRON LIMITED

By:	/s/ John R. Curran

Acting by John R. Curran by
power of attorney
[Sellers’ Signature Page to Purchase and Sale Agreement]